    As filed with the Securities and Exchange Commission on December 16, 1997

                      Registration No. 333-_______________


================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         HOME LOAN FINANCIAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Ohio                                            6036                                        31-1578552
---------------------------------                ----------------------------                    ----------------------
(State or other jurisdiction                     (Primary Standard Industrial                    (I.R.S. employer
of incorporation or organization)                Classification Code Number)                     identification number)

                                 401 MAIN STREET
                           COSHOCTON, OHIO 43812-1580
                                 (614) 622-0444
          -------------------------------------------------------------
          (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                               ROBERT C. HAMILTON
                         HOME LOAN FINANCIAL CORPORATION
                                 401 MAIN STREET
                           COSHOCTON, OHIO 43812-1580
                                 (614) 622-0444
                     --------------------------------------
                     (Name, address, including Zip Code, and
                     telephone number, including area code,
                              of agent for service)

                                 With copies to:
                                 Terri R. Abare
                                 Rick J. Landrum
                         Vorys, Sater, Seymour and Pease
                       Atrium Two, 221 East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 723-4000

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: [X]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
Title of each class                                    Proposed maximum           Proposed maximum
of securities to be         Amount to be               offering price             aggregate offering         Amount of
registered                  registered                 per share                  price(1)                   registration fee

------------------------------------------------------------------------------------------------------------------------------
Common shares,
without par value           2,248,250                  $10.00                     $22,482,500                $6,633
------------------------------------------------------------------------------------------------------------------------------

 (1) Estimated solely for the purpose of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                              CROSS REFERENCE SHEET
         Showing the location in the Prospectus of the Items of Form S-1

Form S-1 Item and Caption                                      Prospectus Heading
-------------------------                                      ------------------
1.     Forepart of the Registration Statement and
           Outside Front Cover Page of Prospectus...........   Cover Page
2.     Inside Front and Outside Back Cover Pages
           of Prospectus....................................   Cover Page, Back Cover Page
3.     Summary Information, Risk Factors and Ratio
           of Earnings to Fixed Charges.....................   PROSPECTUS SUMMARY; RISK FACTORS
4.     Use of Proceeds......................................   USE OF PROCEEDS
5.     Determination of Offering Price......................   Cover Page; THE CONVERSION - Pricing and Number of
                                                                  Common Shares to be Sold
6.     Dilution.............................................   Not Applicable
7.     Selling Security Holders.............................   Not Applicable
8.     Plan of Distribution.................................   Cover Page; THE CONVERSION - General;
                                                                 - Subscription Offering; - Community Offering; and
                                                                 - Plan of Distribution
9.     Description of Securities to be Registered...........   DESCRIPTION OF AUTHORIZED SHARES
10.    Interest of Named Experts and Counsel................   Not Applicable
11.    Information with Respect to the Registrant
       (a)  Description of Business.........................   THE BUSINESS OF THE BANK
       (b)  Description of Property.........................   THE BUSINESS OF THE BANK - Properties
       (c)  Legal Proceedings...............................   THE BUSINESS OF THE BANK - Legal Proceedings
       (d)  Market Price and Dividends......................   Cover Page; MARKET FOR COMMON SHARES;
                                                                 DIVIDEND POLICY
       (e)  Financial Statements............................   FINANCIAL STATEMENTS
       (f)  Selected Financial Data.........................   SELECTED FINANCIAL INFORMATION AND OTHER
                                                                 DATA
       (g)  Supplementary Financial Information.............   Not Applicable
       (h)  Management's Discussion and Analysis of
              Financial Condition and Results of Operations    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                                                   FINANCIAL CONDITION AND RESULTS OF
                                                                   OPERATIONS
       (i)  Changes in and Disagreements with
              Accountants on Accounting and Financial
              Disclosure....................................   Not Applicable
       (j)  Directors and Executive Officers................   MANAGEMENT
       (k)  Executive Compensation..........................   MANAGEMENT - Compensation; and - Stock Benefit Plans
       (l)  Security Ownership of Certain Beneficial
              Owners and Management.........................   THE CONVERSION - Shares to be Purchased by
                                                                 Management Pursuant to Subscription Rights
       (m)  Certain Relationships and Related
              Transactions..................................   Not Applicable
12.    Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities.....   Not Applicable

PROSPECTUS

                         HOME LOAN FINANCIAL CORPORATION
            (PROPOSED HOLDING COMPANY FOR THE HOME LOAN SAVINGS BANK)
                                 COSHOCTON, OHIO

           UP TO 1,955,000 COMMON SHARES, $10 PURCHASE PRICE PER SHARE

         Home Loan Financial Corporation, an Ohio corporation (the "Holding Company"), is hereby offering for sale up to 1,955,000 common shares, without par value (the "Common Shares"), in connection with its acquisition of all of the capital stock to be issued by The Home Loan Savings Bank, an Ohio mutual savings and loan association located in Coshocton, Ohio (the "Bank"), upon the conversion of the Bank from a mutual savings and loan association to a permanent capital stock savings and loan association incorporated under Ohio law (the "Conversion"). The consummation of the Conversion and the sale of the Common Shares are subject to the approval of the Bank's Plan of Conversion (the "Plan") and the adoption of amended articles of incorporation and an amended constitution by the members of the Bank at a Special Meeting of Members of the Bank to be held at ___:00 __.m., Eastern Standard Time, on March ___, 1998, at _______________________, Coshocton, Ohio (the "Special Meeting").

         Based on an independent appraisal of the pro forma market value of the Bank, as converted, and the Holding Company as of November 28, 1997, the aggregate purchase price of the Common Shares offered in connection with the Conversion ranges from a minimum of $14,450,000 to a maximum of $19,550,000 (the "Valuation Range"), resulting in a range of 1,445,000 to 1,955,000 Common Shares at $10 per share. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." Applicable regulations permit the Holding Company to offer additional Common Shares in an amount not to exceed 15% above the maximum of the Valuation Range, which would permit the issuance of up to 2,248,250 Common Shares with an aggregate purchase price of $22,482,500. The actual number of Common Shares to be sold in connection with the Conversion will be based upon the final valuation of the Bank, as converted, and the Holding Company, as determined by an independent appraiser upon the completion of this offering. (Continued on next page)



         AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY INVOLVES CERTAIN RISKS. FOR A DISCUSSION OF THE RISKS AND OTHER FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS, SEE "RISK FACTORS" BEGINNING ON PAGE ___ OF THIS PROSPECTUS.

         THE COMMON SHARES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), THE OFFICE OF THRIFT SUPERVISION (THE "OTS"), THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), THE DIVISION OF FINANCIAL INSTITUTIONS OF THE DEPARTMENT OF COMMERCE OF THE STATE OF OHIO (THE "DIVISION"), OR THE SECURITIES COMMISSION OF ANY STATE, NOR HAS THE SEC, THE OTS, THE FDIC, THE DIVISION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE COMMON SHARES BEING OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

         FOR INFORMATION ON HOW TO SUBSCRIBE, PLEASE CALL THE CONVERSION INFORMATION CENTER AT (614) __________.


============================================================================================================================
                                                 Subscription              Estimated Expenses and         Estimated Net
                                                    Price               Underwriting Commissions (1)         Proceeds
----------------------------------------------------------------------------------------------------------------------------
Per share Minimum                                   $10.00                          $.32                      $9.68
Per share Mid-point                                 $10.00                          $.29                      $9.71
Per share Maximum                                   $10.00                          $.26                      $9.74
Per share Maximum, as adjusted (2)                  $10.00                          $.25                      $9.75
Total Minimum                                    $14,450,000                      $456,000                 $13,994,000
Total Mid-point                                  $17,000,000                      $487,000                 $16,513,000
Total Maximum                                    $19,550,000                      $517,000                 $19,033,000
Total Maximum, as adjusted (2)                   $22,482,500                      $552,000                 $21,930,500
============================================================================================================================

(1) Expenses of the Conversion payable by the Bank and the Holding Company include legal, accounting, appraisal, printing, mailing and miscellaneous expenses. Such expenses also include sales commissions, estimated to be between $153,000 and $249,000, and reimbursable expenses payable to Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. ("Webb"). Such sales commissions may be deemed to be underwriting fees, although Webb will solicit subscriptions for the Common Shares on a "best efforts" basis only and has no obligation to purchase any of the Common Shares. See "THE CONVERSION - Plan of Distribution." Actual expenses may vary from the estimates.

(2) Gives effect to the increase in the number of Common Shares sold in connection with the Conversion of up to 15% above the maximum of the Valuation Range. Such shares may be sold without the resolicitation of persons who subscribe for Common Shares in the Subscription Offering (hereafter defined) and the Community Offering (hereafter defined). See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

               The date of this Prospectus is February ___, 1998.

                            CHARLES WEBB & COMPANY A
                    Division of Keefe, Bruyette & Woods, Inc.

         In accordance with the Plan, Common Shares are offered hereby at a price of $10 per share in a subscription offering (the "Subscription Offering"), subject to the rights and restrictions established by the Plan, to (a) each account holder who, at the close of business on September 30, 1996 (the "Eligibility Record Date"), had one or more deposit accounts with deposit balances, in the aggregate, of $50 or more (a "Qualifying Deposit") with the Bank (the "Eligible Account Holders"), (b) the Home Loan Financial Corporation Employee Stock Ownership Plan (the "ESOP"), (c) each account holder who, at the close of business on ___________ (the "Supplemental Eligibility Record Date"), had a Qualifying Deposit with the Bank (the "Supplemental Eligible Account Holders"), and (d) members of the Bank eligible to vote at the Special Meeting ("Other Eligible Members"). ALL SUBSCRIPTION RIGHTS TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION OFFERING ARE NONTRANSFERABLE AND WILL EXPIRE AT 12:00 NOON, EASTERN STANDARD TIME, ON MARCH ___, 1998 (THE "SUBSCRIPTION EXPIRATION DATE"), UNLESS EXTENDED BY THE BANK AND THE HOLDING COMPANY FOR UP TO 45 DAYS TO APRIL ___, 1998. Persons found to be transferring subscription rights will be subject to forfeiture of such rights and possible further penalties imposed by the OTS. See "THE CONVERSION - Subscription Offering."

         To the extent that all of the Common Shares are not subscribed for in the Subscription Offering, the remaining Common Shares may be offered to the general public in a direct community offering in which preference will be given to natural persons residing in Coshocton County, Ohio (the "Community Offering"). See "THE CONVERSION - Community Offering." The Subscription Offering and the Community Offering are referred to collectively in this Prospectus as the "Offering."

         The minimum number of Common Shares any person may purchase in the Offering is 25. Each Eligible Account Holder, Supplemental Eligible Account Holder and Other Eligible Member may purchase in the Subscription Offering not more than 15,000 Common Shares. In connection with the exercise of subscription rights arising from a single deposit account in which two or more persons have an interest, however, the aggregate maximum number of Common Shares which the persons having an interest in such account may purchase in the Subscription Offering in relation to such account is 15,000 Common Shares. Except for the ESOP, which may purchase up to 10% of the total Common Shares sold in the Offering, no person, together with his or her Associates (hereinafter defined) and other persons Acting in Concert (hereinafter defined) with him or her, may purchase more than 30,000 Common Shares in the Offering. Subject to OTS regulations, the purchase limitations may be increased or decreased after the commencement of the Offering in the sole discretion of the Boards of Directors of the Holding Company and the Bank. If the purchase limitations are increased after the commencement of the Subscription Offering, persons who have subscribed for the maximum amount will be given the opportunity to increase their subscriptions. See "THE CONVERSION - Limitations on Purchases of Common Shares."

         Common Shares may be subscribed for in the Offering only by returning the accompanying Stock Order Form and Certification Form (the "Stock Order Form"), along with full payment of the purchase price per share for all Common Shares subscribed for, so that it is received by the Bank no later than 12:00 noon, Eastern Standard Time, on March ___, 1998. Payment for Common Shares may be made (i) in cash, if delivered in person; (ii) by check, bank draft, or money order made payable to the Bank; or (iii) by authorization of withdrawal from deposit accounts in the Bank (other than non-self-directed IRAs). No payments by wire transfer will be accepted. See "THE CONVERSION - Use of Stock Order Forms; and - Payment for Common Shares."

     THE CONSUMMATION OF THE CONVERSION IS CONTINGENT UPON (i) THE APPROVAL OF THE PLAN AND THE ADOPTION OF THE AMENDED ARTICLES OF INCORPORATION AND THE AMENDED CONSTITUTION BY THE BANK'S VOTING MEMBERS, (ii) THE SALE OF THE REQUISITE NUMBER OF COMMON SHARES AND (iii) CERTAIN OTHER FACTORS. SEE "THE CONVERSION."

                           THE HOME LOAN SAVINGS BANK




Main Office:
401 Main Street
Coshocton, Ohio 43812-1580


Full Service Branch:
590 Walnut Street
Coshocton, Ohio  43812-1632


[Map of the State of Ohio with an outline of Coshocton County, and indicating the location of Columbus, Ohio. Above the map of Ohio is an enlargement of Coshocton County showing the locations of the Bank within the county.]

                               PROSPECTUS SUMMARY

         The following information is not complete and is qualified in its entirety by the detailed information and the financial statements and accompanying notes appearing elsewhere in this Prospectus.

HOME LOAN FINANCIAL CORPORATION

         The Holding Company was incorporated under Ohio law in December 1997 for the purpose of purchasing all of the capital stock of the Bank to be issued in connection with the Conversion. The Holding Company has not conducted and will not conduct any business before the completion of the Conversion, other than business related to the Conversion. Upon the consummation of the Conversion, the Holding Company will be a unitary savings and loan holding company, the principal assets of which initially will be the capital stock of the Bank, cash, the investments made with the net proceeds retained from the sale of Common Shares in connection with the Conversion and a loan to be made by the Holding Company to the ESOP to facilitate the ESOP's purchase of Common Shares in the Conversion. See "USE OF PROCEEDS."

         The office of the Holding Company is located at 401 Main Street, Coshocton, Ohio 43812-1580, and its telephone number is (614) 622-0444.

THE HOME LOAN SAVINGS BANK

         The Bank is a mutual savings and loan association organized under Ohio law in 1882. As an Ohio savings and loan association, the Bank is subject to supervision and regulation by the OTS, the Division and the FDIC. The Bank is a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati and the deposit accounts of the Bank are insured up to applicable limits by the FDIC in the Savings Association Insurance Fund (the "SAIF"). See "REGULATION."

         The Bank conducts business from its main office and one full-service branch office, both located in Coshocton, Ohio. The principal business of the Bank is the origination of permanent mortgage loans secured by first mortgages on one- to four-family residential real estate located in Coshocton County, Ohio, the Bank's primary market area. The Bank also originates a limited number of loans for the construction of one- to four-family residences and permanent mortgage loans secured by multifamily and nonresidential real estate in its primary market area. In addition to real estate lending, the Bank originates commercial loans and various types of consumer credits, including home improvement loans, education loans, loans secured by savings accounts and motor vehicles, unsecured loans and credit cards. See "THE BUSINESS OF THE BANK - Lending Activities." For liquidity and interest rate risk management purposes, the Bank invests in interest-bearing deposits in other financial institutions, U.S. Treasury securities and other investments permitted by applicable law. See "THE BUSINESS OF THE BANK - Investment Activities." Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC in the SAIF, principal repayments on loans and maturities of investment securities. See "THE BUSINESS OF THE BANK - Deposits and Borrowings."

         The main office of the Bank is located at 401 Main Street, Coshocton, Ohio 43812-1580, and its telephone number is (614) 622-0444.

THE CONVERSION

         GENERAL. The Boards of Directors of the Holding Company and the Bank have unanimously approved the Plan, which they believe to be in the best interests of the members of the Bank. The Plan provides for the conversion of the Bank from a mutual savings and loan association to a permanent capital stock savings and loan association incorporated under the laws of the State of Ohio. The OTS and the Division have approved the Plan, subject to the approval of the Plan by the Bank's voting members at the Special Meeting, and to the satisfaction of certain other conditions. See "THE CONVERSION - Conditions and Termination."

         The principal factors considered by the Bank's Board of Directors in reaching the decision to pursue a mutual-to-stock conversion were the numerous competitive advantages which the stock form of organization offers, including growth opportunities, employee retention through the use of stock-based benefit plans and increased capital levels. See "THE CONVERSION - Reasons for the Conversion." The Bank has operated as an independent community oriented savings association since 1882. It is the intention of the Bank to continue to operate as an independent savings association following the Conversion.

         THE SUBSCRIPTION OFFERING AND THE COMMUNITY OFFERING. Pursuant to the Plan, Common Shares are hereby offered at a price of $10 per share to (a) Eligible Account Holders, (b) the ESOP, (c) Supplemental Eligible Account Holders and (d) Other Eligible Members in the Subscription Offering. See "THE CONVERSION - Subscription Offering."

         To the extent Common Shares remain available after the satisfaction of all subscriptions received in the Subscription Offering, the Holding Company may offer Common Shares in the Community Offering, subject to certain limitations. Preference will be given in the Community Offering to natural persons residing in Coshocton County, Ohio. The Boards of Directors of the Holding Company and the Bank have the right to reject, in whole or in part, any order for Common Shares submitted in the Community Offering. See "THE CONVERSION - Community Offering."

         The Plan authorizes the Boards of Directors of the Holding Company and the Bank to establish limits on the number of Common Shares which may be purchased in the Offering. The minimum number of Common Shares any person may purchase in the Offering is 25. Each Eligible Account Holder, Supplemental Eligible Account Holder and Other Eligible Member may purchase in the Subscription Offering not more than 15,000 Common Shares. In connection with the exercise of subscription rights arising from a single deposit account in which two or more persons have an interest, however, the aggregate maximum number of Common Shares which the persons having an interest in such account may purchase in the Subscription Offering in relation to such account is 15,000 Common Shares. In addition, no person, together with his or her Associates and other persons Acting in Concert with him or her, may purchase more than 30,000 Common Shares in the Offering. Such limitations do not apply to the ESOP, which intends to purchase up to 8% of the Common Shares sold in the Offering. Subject to applicable regulations, the purchase limitations may be increased or decreased after the commencement of the Offering in the sole discretion of the Boards of Directors. See "THE CONVERSION - Limitations on Purchases of Common Shares."

         An associate of a person (an "Associate") is: (a) any corporation or organization (other than the Bank) of which such person is an officer, partner or, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank.

         "Acting in Concert" is defined as "knowing participation in a joint activity or independent conscious parallel action towards a common goal" or "a combination or pooling of voting or other interests in the securities of an issuer for a common purpose." Persons shall be presumed to be Acting in Concert with each other if they have certain family or business relationships, as described in the OTS regulations, or if one person provides credit to the other for the purchase of Common Shares or is instrumental in obtaining that credit. In addition, if a person is presumed to be Acting in Concert with another person, then the person is also presumed to be Acting in Concert with anyone else who is, or is presumed to be, Acting in Concert with that other person.

         For purposes of the Plan, the directors of the Bank and the Holding Company are not Acting in Concert solely by reason of their membership on the Board of Directors of the Bank and the Holding Company. Executive officers and directors of the Bank and their Associates may not purchase, in the aggregate, more than 34.8% of the total number of Common Shares sold in the Conversion. Shares acquired by the ESOP will not be aggregated with the shares purchased by the directors, officers and employees of the Bank.

         In addition to the purchase limitations established by the Plan, OTS regulations impose restrictions on certain acquisitions of more than 10% of the outstanding shares of the Bank by any person or company, individually or Acting in Concert with others. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK AND ANTI-TAKEOVER PROVISIONS." The sale of Common Shares pursuant to subscriptions received in the Offering will be subject to the approval of the Plan by the voting members of the Bank at the Special Meeting, to the final valuation of the Bank and the Holding Company, as determined by the independent appraiser upon the completion of the Offering, and to certain other conditions. See "THE CONVERSION - Subscription Offering; - Community Offering; and - Pricing and Number of Common Shares to be Sold."

         The Subscription Offering will terminate and subscription rights will expire if not exercised by 12:00 noon, Eastern Standard Time, on March ____, 1998. The Community Offering will be terminated on or before March ____, 1998, unless extended. Any extension of the Community Offering beyond April ___, 1998, will require the consent of the OTS and the Division, and persons who have subscribed for Common Shares in the Offering will be given the right to affirm, increase, decrease or rescind their subscriptions for Common Shares. Persons who do not affirmatively elect to continue their subscription or who elect to rescind their subscriptions during any such extension will have all of their funds promptly refunded with interest. Persons who elect to decrease their subscriptions will have the appropriate portion of their funds promptly refunded with interest. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

         NON-TRANSFERABILITY OF SUBSCRIPTION RIGHTS. OTS and Ohio regulations provide that subscription rights are non-transferable. OTS regulations specifically prohibit any person from transferring or entering into any agreement or understanding before the completion of the Conversion to transfer the ownership of the subscription rights issued in the Conversion or the Common Shares to be issued upon the exercise of such subscription rights. Persons attempting to violate such provision may lose their rights to purchase Common Shares in the Conversion and may be subject to penalties imposed by the OTS. Each person exercising subscription rights will be required to certify that his or her purchase of Common Shares is solely for the subscriber's own account and that there is no agreement or understanding regarding the sale or transfer of such Common Shares.

         PRICING OF THE COMMON SHARES. Keller & Co., Inc. ("Keller"), a firm experienced in valuing thrift institutions, has prepared an independent valuation of the estimated pro forma market value of the Bank, as converted, and the Holding Company. Keller's valuation of the estimated pro forma market value of the Bank, as converted, and the Holding Company is $17,000,000 as of November 28, 1997 (the "Pro Forma Value"). Based on the Pro Forma Value of the Bank and the Holding Company, the Valuation Range established in accordance with the Plan is $14,450,000 to $19,550,000. The Holding Company will issue the Common Shares at a fixed price of $10 per share. The number of Common Shares to be issued will be determined by dividing the price per share into the aggregate pro forma value of the Bank at the close of the Offering.

         If, due to changing market conditions, the final valuation is less than $14,450,000 or more than $22,482,500, subscribers will be given notice of such final valuation and the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

         USE OF PROCEEDS. The Holding Company will retain up to 50% of the net proceeds from the sale of the Common Shares, or approximately $11.0 million at the maximum, as adjusted, of the Valuation Range. Such proceeds will be used by the Holding Company to make a loan to the ESOP to acquire Common Shares in the Offering and for general corporate purposes. See "USE OF PROCEEDS."

         The remainder of the net proceeds received from the sale of the Common Shares, approximately $11.0 million at the maximum, as adjusted, of the Valuation Range, will be invested by the Holding Company in the capital stock to be issued by the Bank to the Holding Company as a result of the Conversion and will initially be invested in short-term investments with maturities of one year or less and utilized for general corporate purposes, including loan originations. See "USE OF PROCEEDS."

TAX CONSEQUENCES

         The consummation of the Conversion is expressly conditioned upon the receipt by the Holding Company and the Bank of a private letter ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel to the effect that, for federal income tax purposes, the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Holding Company and the Bank intend to proceed with the Conversion based upon an opinion received from Vorys, Sater, Seymour and Pease that states, in part, that (1) no gain or loss will be recognized by the Bank in connection with the Conversion or the receipt from the Holding Company of proceeds from the sale of the Common Shares, (2) assuming that the subscription rights received by deposit account holders in connection with the Conversion have no ascertainable fair market value, no gain or loss will be recognized to the deposit account holders of the Bank upon issuance to them of subscription rights or interests in the Liquidation Account (hereinafter defined) and (3) no taxable income will be realized by deposit account holders as a result of their exercise of such subscription rights. The Holding Company and the Bank have received an opinion from Keller that the subscription rights have no ascertainable fair market value, although such opinion is not binding on the IRS. See "THE CONVERSION - Principal Effects of the Conversion -- Tax Consequences."

MARKET FOR THE COMMON SHARES

         There is presently no market for the Common Shares. No assurance can be given that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that it will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares. See "RISK FACTORS - Limited Market for the Common Shares."

         The Holding Company has received conditional approval from The Nasdaq Stock Market to have the Common Shares quoted on The Nasdaq National Market ("Nasdaq") under the symbol "_______" upon the completion of the Conversion, subject to certain conditions which the Bank and the Holding Company believe will be satisfied, although no assurance can be provided that the conditions will be met. One of the conditions to the Nasdaq listing is the commitment of at least two brokerage firms to make a market in the Common Shares. Keefe, Bruyette & Woods, Inc. ("KBW") has informed the Holding Company that it intends to make a market in the Common Shares, but it has no obligation to do so.

DIVIDEND POLICY

         The declaration and payment of dividends or other capital distributions by the Holding Company will be subject to the discretion of the Board of Directors of the Holding Company, to the earnings and financial condition of the Holding Company and the Bank and to general economic conditions. If the Board of Directors of the Holding Company determines in the exercise of its discretion that the net income, capital and financial condition of the Holding Company and the general economy justify the declaration and payment of dividends by the Holding Company, dividends may be paid on the Common Shares. No assurance can be given, however, that dividends will be paid or, if paid, will continue in the future. In accordance with OTS policy, the Holding Company will not undertake an extraordinary tax-free return of capital to its shareholders during the first year following the completion of the Conversion. See "DIVIDEND POLICY" and "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions."

BENEFITS OF THE CONVERSION TO DIRECTORS, OFFICERS AND EMPLOYEES OF THE HOLDING COMPANY AND THE BANK

         GENERAL. Among the factors considered by the Board of Directors of the Bank in making the decision to pursue the Conversion is the ability of the Holding Company and the Bank to utilize various types of stock benefit plans to attract and retain qualified directors and employees. See "THE CONVERSION - Reasons for the Conversion."

         EMPLOYEE STOCK OWNERSHIP PLAN. In connection with the Conversion, the Holding Company has established the ESOP, which intends to use a loan from the Holding Company to purchase 8% of the Common Shares issued in the Conversion. The loan will have a term of up to ten years and an interest rate equal to the applicable federal rate published periodically by the IRS, which is currently _____%. All full-time employees of the Holding Company and the Bank who meet certain age and years of service criteria will be eligible to participate in the ESOP. See "MANAGEMENT - Stock Benefit Plans -- Employee Stock Ownership Plan."

         STOCK OPTION PLAN AND RECOGNITION AND RETENTION PLAN. After the completion of the Conversion, the Holding Company intends to establish a stock option and incentive plan (the "Stock Option Plan") and a recognition and retention plan (the "RRP"). The Board of Directors of the Holding Company anticipates that a number of shares equal to 10% of the Common Shares sold in the Offering will be reserved for issuance upon the exercise of options granted under the Stock Option Plan and a number of shares equal to 4% of the Common Shares sold in connection with the Conversion will be purchased by, or issued to, the RRP. See "RISK FACTORS - Potential Impact of Benefit Plans on Net Earnings and Shareholders' Equity" for a discussion of the possible dilutive effects of the RRP. Each plan will be administered by a committee comprised of not fewer than three directors who are not employees of the Bank or the Holding Company. Persons eligible for awards under the plans will consist of directors, officers and employees of the Holding Company or the Bank who hold positions with significant responsibilities or whose performance or potential contribution, in the judgment of the plan committee, will contribute to the future success of the Holding Company or the Bank. The plan committee will consider the position, duties and responsibilities of the directors, officers and employees of the Holding Company and the Bank, the value of their services to the Holding Company and the Bank and any other factors the plan committee may deem relevant.

         Under OTS regulations, no stock options or RRP may be awarded during the first year after the completion of the Conversion unless the plan is approved by the shareholders of the Holding Company at an annual or a special meeting of shareholders held not less than six months following the completion of the Conversion. If the plans are approved by the Holding Company shareholders at such meeting and implemented during the first year after the completion of the

Conversion, the following restrictions will apply: (i) the number of shares which may be subject to options awarded under the Stock Option Plan or shares awarded under the RRP to directors who are not full-time employees of the Holding Company may not exceed 5% per person and 30% in the aggregate of the available plan shares; (ii) the number of shares which may be subject to options awarded under the Stock Option Plan or shares awarded under the RRP to any individual who is a full-time employee of the Holding Company or its subsidiaries may not exceed 25% of the available shares; (iii) stock options must be awarded with an exercise price at least equal to the fair market value of the common shares of the Holding Company at the time of the award; and (iv) stock options will become exercisable and RRP awards will vest at the rate of one-fifth per year commencing no earlier than one year from the date the plan is approved by the shareholders, subject to acceleration of vesting only in the event of the death or disability of a participant. No decision has been made as to anticipated awards under the Stock Option Plan or the RRP. See "MANAGEMENT - Stock Benefit Plans -- Stock Option Plan; and - Recognition and Retention Plan."

         EMPLOYMENT AGREEMENT. In connection with the Conversion, the Bank will enter into an employment agreement with Robert C. Hamilton, the President of the Bank. The employment agreement will provide for a term of three years with an annual salary of not less than $165,000. The employment agreement will also provide for severance payments in the event the agreement is terminated prior to the expiration of its term upon a change in control of the Bank or for any reason other than just cause, as defined therein. See "MANAGEMENT - Employment Agreement."

INVESTMENT RISKS

         An investment in the Common Shares involves certain risks. Special attention should be given to the matters discussed under "RISK FACTORS - Interest Rate Risk; - Anticipated Low Return on Equity; - Competition in Primary Market Area; Performance of Local Economy Concentration of Credit; - Limited Market for the Common Shares; - Uncertainty of Price of the Common Shares upon Resale; - Legislation and Regulation Which May Adversely Affect Earnings and Operations; - Potential Impact of Benefit Plans on Net Earnings and Shareholders' Equity; - Anti-Takeover Provisions Which May Discourage Sales of Common Shares for Premium Prices."

                  SELECTED FINANCIAL INFORMATION AND OTHER DATA

         The following tables set forth certain information concerning the financial condition, earnings and other data regarding the Bank at the dates and for the periods indicated. Such information should be read in conjunction with the financial statements and notes thereto appearing elsewhere herein. In the opinion of management, financial information at September 30, 1997 and 1996, and for the three months then ended reflect all adjustments (consisting only of normal recurring accruals) which are necessary to present fairly the results for such periods.

SELECTED FINANCIAL CONDITION          At September 30,                               At June 30,
  AND OTHER DATA:                   --------------------       --------------------------------------------------------
                                     1997          1996         1997        1996         1995        1994         1993
                                    ------        ------       ------      -------      ------      -------      ------
                                                                   (Dollars in thousands)
Total amount of:
    Assets                          $59,853       $56,318      $60,401      $55,366     $49,102      $48,255     $46,868
    Cash and cash equivalents         2,184         4,281        4,681        5,723       2,559        3,023       2,397
    Interest-bearing time
     deposits                            39            41           39           41           -            -           -
    Securities available for          4,518         2,751        5,004        1,743         753            -           -
     sale
    Securities held to maturity           -         2,001            -        2,252       5,498        8,243      12,267
    Loans receivable, net            51,773        45,871       49,300       44,294      39,156       35,782      31,078
    FHLB stock                          373           347          366          341         318          295         282
    Deposits                         48,208        45,491       49,235       44,884      39,543       39,558      38,936
    Retained earnings                10,579         9,820       10,366        9,771       9,001        8,285       7,548
Number of full-service offices            2             2            2            2           2            2           2


 SUMMARY OF EARNINGS:                Three months ended
                                         September 30,                           Year ended June 30,
                                    --------------------       --------------------------------------------------------
                                     1997          1996         1997        1996         1995        1994         1993
                                    ------        -------      ------       ------       ------     ------       ------
                                                                    (In thousands)

 Interest income                    $1,254         $1,132      $4,609       $4,259       $3,696     $3,353       $3,506
 Interest expense                      517            437       1,931        1,703        1,331      1,135        1,316
                                    ------         ------      ------       ------       ------     ------       ------
 Net interest income                   737            695       2,678        2,556        2,365      2,218        2,190
 Provision for loan losses              30              1           6            -            2         13           10
                                    ------         ------      ------       ------       ------     ------       ------
 Net interest income after
    provision for loan losses          707            694       2,672        2,556        2,363      2,205        2,180
 Noninterest income                     43             42         175          165          149        162          132
 Noninterest expense (1)               415            660       1,943        1,532        1,418      1,321        1,059
                                    ------         ------      ------       ------       ------     ------       ------
 Net income before provision
    for income taxes                   335             76         904        1,189        1,094      1,046        1,253
 Provision for income taxes            122             27         309          419          378        367          430
 Cumulative effect of change in
    accounting principle                 -              -           -            -            -         58            -
                                    ------         ------      ------       ------       ------     ------       ------
    Net income                      $  213         $   49      $  595       $  770       $  716     $  737       $  823
                                    ======         ======      ======       ======       ======     ======       ======
------------------------------

(1) For the three months ended September 30, 1996, and the year ended June 30, 1997, noninterest expense includes a $261,000 assessment imposed on the Bank as a result of legislation to recapitalize the SAIF.


SELECTED FINANCIAL RATIOS:

                                    At or for the three
                                        months ended
                                         September 30,                    At or for the year ended June
                                    --------------------       --------------------------------------------------------
                                     1997          1996         1997        1996         1995        1994         1993
                                    ------        -------      ------       ------       ------     ------       ------
                                                                   (Dollars in thousands)
Performance ratios:
   Return on average assets           1.40%         0.35%         1.04%       1.47%       1.47%       1.55%         1.77%
   Return on average equity           8.06          1.97          5.94        8.20        8.32        9.33         11.50
   Interest rate spread               4.36          4.60          4.25        4.45        4.52        4.46          4.43
   Net interest margin                5.03          5.17          4.88        5.10        5.04        4.87          4.88
   Noninterest expense to
     average assets                   2.73          4.70          3.39        2.93        2.91        2.78          2.27
   Efficiency ratio                  53.19         89.46         68.09       56.30       56.41       55.52         45.60
   Net interest income to
     noninterest expenses           177.55        105.34        137.86      166.82      166.78      167.83        206.86
   Average interest-earning
     assets to average
     interest-bearing liability       1.19x         1.18x         1.18x       1.19x       1.18x       1.16x         1.15x

Capital ratios:
   Average equity to average
     assets                          17.41%        17.65%        17.51%      17.95%      17.67%      16.64%        15.36%
   Equity to assets, end of
     period                          17.70         17.35         17.17       17.64       18.34       17.13         16.10

Asset quality ratios and other
   data:
   Nonperforming assets to
     average assets                   0.10          0.18          0.06        0.17        0.03        0.06            -
   Nonperforming assets to
     total assets                     0.10          0.18          0.05        0.16        0.03        0.06            -
   Nonperforming loans to
     total loans                      0.12          0.22          0.07        0.20        0.04        0.08            -
   Allowance for loans losses
     to gross loans (1)               0.29          0.26          0.24        0.26        0.30        0.34          0.35
   Allowance for loans losses
     to nonperforming loans         242.99        117.83        361.27      133.54      734.46      431.09          N/A
   Net (charge-offs) recoveries
     to average loans                (0.01)            -         (0.01)          -       (0.01)          -            -
   Amount of nonperforming loans       $61          $101           $33         $88         $16         $28           $-
   Amount of nonperforming
     assets                             61           101            33          88          16          28            -
-------------------------------

(1) Net of loans in process and deferred loan origination fees and costs.

                                  RISK FACTORS

         INVESTMENT IN THE COMMON SHARES INVOLVES CERTAIN RISKS. BEFORE INVESTING, PROSPECTIVE PURCHASERS SHOULD CONSIDER CAREFULLY THE FOLLOWING MATTERS.

INTEREST RATE RISK

         The Bank's operating results are dependent to a significant degree on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most thrift institutions, the Bank's interest income and interest expense change as interest rates fluctuate and assets and liabilities reprice. Interest rates generally may change because of general economic conditions, the policies of various regulatory authorities and other factors beyond the Bank's control. The interest rates on specific assets and liabilities of the Bank will change or "reprice" in accordance with the contractual terms of the asset or liability instrument and in accordance with customer reaction to general economic trends. See "THE BUSINESS OF THE BANK - Lending Activities; and - Deposits and Borrowings."

         The Bank manages interest rate risk by originating mortgage loans primarily with adjustable rates. At September 30, 1997, 75.0% of the Bank's loans contractually due after September 30, 1998, had adjustable rates of interest. The Bank also manages its interest rate risk by maintaining capital in excess of regulatory requirements and by maintaining a high level of liquidity through investments in instruments with maturities of five years or less. See "THE BUSINESS OF THE BANK - Investment Activities." For the quarter ended September 30, 1997, the Bank's tangible capital was 17.7% of total assets and its liquidity ratio was 13.7%. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources."

         In a period of rising interest rates, the interest income earned on the Bank's assets may not increase as rapidly as the interest expense paid on the Bank's liabilities. As a result, the earnings of the Bank may be adversely affected. The degree to which such earnings will be adversely affected depends upon the rapidity and extent of the increase in interest rates. In addition, rising interest rates could negatively affect the Bank's earnings due to diminished loan demand. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS Asset and Liability Management."

ANTICIPATED LOW RETURN ON EQUITY

         For the last five years, the Bank's return on equity has ranged from a high of 11.55% for 1993 to a low of 5.94% for 1997, with an average of 8.7%. Excluding the effect of the one-time special assessment to recapitalize the SAIF, the return on equity would have been 7.7% for the year ended June 30, 1997. For the three months ended September 30, 1997, the Bank's return on equity was 8.06%. The increased capital resulting from the Conversion is expected to reduce the Bank's return on equity for a prolonged period after the Conversion, which may adversely affect the market value of the Common Shares. Initially, the Conversion proceeds will be invested in short-term investments which generally have lower yields than loans and longer term securities, which could also adversely affect the return on equity. See "USE OF PROCEEDS." In addition, it is further anticipated that the ESOP and, if adopted by the Board of Directors of the Holding Company and approved by the shareholders after the Conversion, the Stock Option Plan and the RRP will increase compensation expense significantly, further lowering return on equity. See "Potential Impact of Benefit Plans on Net Earnings and Shareholders' Equity."

COMPETITION IN PRIMARY MARKET AREA

         The Bank faces strong competition for deposits and loans from savings and loan associations and commercial banks located in Coshocton, Ohio. In addition, competing financial institutions exist in surrounding communities located in the Bank's primary market area. The Bank's market penetration in Coshocton County is 53.1% of thrift deposits and 13.2% of all financial institution deposits at June 30, 1997.

PERFORMANCE OF LOCAL ECONOMY

         With regard to several important economic factors, statistics for Coshocton County, Ohio, have in recent years trailed both the State of Ohio and the United States. In 1990, Coshocton County's per capita annual income was lower than the per capita annual income for Ohio, $10,625 compared to $12,788. By 1996, the County's per capita income had increased 14.8 percent, to $12,193, compared to a 20.2% increase, to $15,376, for Ohio over the same period. During the same period, median annual household incomes increased from $24,425 to $26,754 for Coshocton County and from $29,276 to $32,120 for the State of Ohio.

CONCENTRATION OF CREDIT

         Most of the Bank's loans have been made to borrowers residing in, and most of its real estate loans are secured by property located in, Coshocton County, Ohio. The Bank also has a greater percentage of commercial and consumer loans in its portfolio, relative to many other savings and loan associations. Events which negatively impact the local economy, such as the loss of a major employer, could result in increased defaults on loans made by the Bank and decreases in the value of the Bank's collateral, making collection of such loans more difficult.

LIMITED MARKET FOR THE COMMON SHARES

         There is presently no market for the Common Shares. No assurance can be given that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that it will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares.

         The Holding Company has received conditional approval to have the Common Shares quoted on Nasdaq under the symbol "____" upon the completion of the Conversion, subject to certain conditions which the Holding Company and the Bank believe will be satisfied, although no assurance can be provided that the conditions will be met. One of the conditions of the Nasdaq listing is the commitment of at least two brokerage firms to make a market in the Common Shares. KBW has informed the Holding Company that it intends to make a market in the Common Shares, but it has no obligation to do so.

UNCERTAINTY OF PRICE OF THE COMMON SHARES UPON RESALE

         The offering price of the Common Shares is based upon an independent appraisal of the Bank, as converted, and the Holding Company. The appraisal is not a recommendation as to the advisability of purchasing Common Shares, nor does it represent Keller's opinion as to the price at which the Common Shares may trade. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." There can be no assurance that the Common Shares may later be resold at the price at which they are purchased in the Conversion.

LEGISLATION AND REGULATION WHICH MAY ADVERSELY AFFECT EARNINGS AND OPERATIONS

         The Bank is subject to extensive regulation by the OTS, the Division and the FDIC and is periodically examined by such regulatory agencies to test compliance with various regulatory requirements. The Holding Company will also be subject to regulation and examination by the OTS. Such supervision and regulation of the Bank and the Holding Company are primarily for the protection of the federal deposit insurance fund and not for the maximization of shareholder value and may limit the ability of the Bank and the Holding Company to engage in various business activities. See "REGULATION."

         Congress is considering legislation to eliminate the federal savings and loan charter and the separate federal regulation of savings and loan associations. Such legislation, if enacted, could eliminate the OTS, which would likely subject the Bank to more regulation by the FDIC. In addition, the Holding Company might become subject to new or different holding company regulations, including separate capital requirements and stringent limitations on activities. Although the Holding Company cannot predict when or whether Congress may actually pass legislation regarding the Holding Company's and the Bank's regulatory requirements or charter, it is not anticipated that the current business activities of the Holding Company or the Bank will be materially affected by such legislation.

POTENTIAL IMPACT OF BENEFIT PLANS ON NET EARNINGS AND SHAREHOLDERS' EQUITY

         In connection with the Conversion, the Holding Company has established the ESOP, which intends to use a loan from the Holding Company to purchase 8% of the Common Shares issued in connection with the Conversion. All full-time employees of the Holding Company and the Bank who meet certain age and years of service criteria will be eligible to participate in the ESOP.

         The shares acquired by the ESOP in the Conversion will be purchased with the proceeds of a loan from the Holding Company to the ESOP. The ESOP loan will be repaid through cash contributions to the ESOP from the Bank and the use of dividends paid on the Common Shares, if any. The Bank currently anticipates that the ESOP loan will be repaid over a period of ten years. The amount of cash or other assets that can be contributed to the ESOP each year is limited by certain IRS regulations. The Bank intends to make the maximum contribution to the ESOP permitted by such regulations, which could result in repayment of the ESOP loan in fewer than ten years. A shorter repayment period could result in increased compensation expense during the years in which payments are made on the ESOP loan which would adversely impact the Holding Company's earnings.

         Statement of Position ("SOP") No. 93-6, "Employers' Accounting for Employee Stock Ownership Plans," published by the American Institute of Certified Public Accountants (the "AICPA"), requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from the ESOP as the loan is repaid. See "PRO FORMA DATA" for pro forma information regarding the effects of SOP 93-6 on net earnings and shareholders' equity. If the Common Shares acquired by the ESOP appreciate in value over time, or if the loan is repaid in fewer than ten years, the Holding Company may incur increased compensation expense relating to the ESOP which would adversely affect the Holding Company's net earnings.

         The ESOP may purchase Common Shares on the open market or may purchase authorized but unissued shares from the Holding Company. If the ESOP purchases authorized but unissued shares from the Holding Company, such purchases could have a dilutive effect on the interests of the Holding Company's shareholders.

         Following the consummation of the Conversion, the Holding Company intends to adopt the Stock Option Plan and the RRP. The shares issued to participants under the RRP could be newly issued shares or shares purchased in the market. In the event the shares issued under the RRP consist of newly issued common shares, the interests of existing shareholders will be diluted. Shares issued pursuant to the exercise of options under the Stock Option Plan will be authorized but unissued shares, unless the Holding Company has treasury shares at the time of exercise and elects to use the treasury shares. At the maximum, as adjusted, of the estimated Valuation Range, if all shares under these plans were newly issued and the exercise price for the option shares was equal to the $10 per share purchase price in the Conversion, the pro forma book value per share of the outstanding common shares at September 30, 1997, would decrease from $13.96 to $13.59. See "PRO FORMA DATA" and "MANAGEMENT - Stock Benefit Plans."

ANTI-TAKEOVER PROVISIONS WHICH MAY DISCOURAGE SALES OF COMMON SHARES FOR PREMIUM PRICES

         The Articles of Incorporation and Code of Regulations of the Holding Company and the Amended Articles of Incorporation of the Bank contain certain provisions that could deter or prohibit non-negotiated changes in the control of the Holding Company and the Bank. Such provisions include (1) a restriction on the direct or indirect acquisition of more than 10% of the outstanding shares of the Bank by any person during the five-year period following the effective date of the Conversion, (2) the ability to issue additional common shares without shareholder approval, and (3) the requirement of a 80% supermajority voting requirement for the approval of certain matters, including mergers, acquisitions of a majority of the shares of the Holding Company or the transfer of substantially all of the assets of the Holding Company, if the Board of Directors recommends against the approval of any such matter. See "DESCRIPTION OF AUTHORIZED SHARES" and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK AND ANTI-TAKEOVER PROVISIONS."

         The executive officers and directors of the Holding Company and their Associates are expected to purchase approximately 9.7% of the shares issued in connection with the Conversion, assuming the sale of 1,700,000 Common Shares at the midpoint of the Valuation Range. In addition, executive officers of the Holding Company will be able to vote shares allocated to their accounts under the ESOP, which intends to purchase approximately 8% of the shares issued in connection with the Conversion. The RRP trustees, who are expected to be directors of the Bank, will vote shares awarded but not distributed under the RRP in their discretion. In view of the various provisions of the Articles of Incorporation and the stock benefit plans of the Holding Company and the Bank, the ESOP trustee, the RRP Committee and the directors and officers of the Holding Company and the Bank will have a significant influence over the vote on any takeover attempt or proxy contest and may be able to defeat such a proposal. The Boards of Directors of the Holding Company and the Bank believe that such provisions will be in the best interests of shareholders by encouraging prospective acquirors to negotiate a proposed acquisition with the directors. Such provisions could, however, adversely affect the market value of the Common Shares or restrict or eliminate the opportunity for shareholders to sell their shares for premium prices.

         Federal and Ohio law also restrict the acquisition of control of the Holding Company and the Bank, and regulations of the OTS restrict the ability of any person to acquire the beneficial ownership of more than 10% of any class of voting equity security of the Bank or the Holding Company. Any or all of these provisions may facilitate the perpetuation of current management and discourage proxy contests or takeover attempts not first negotiated with the Board of Directors. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK AND ANTI-TAKEOVER PROVISIONS."


                                 USE OF PROCEEDS

         The following table presents the estimated gross and net proceeds from the sale of the Common Shares, based on the Valuation Range:

                                          Minimum           Mid-point              Maximum          Maximum, as adjusted
                                          -------           ---------              -------          --------------------

Gross proceeds                           $14,450,000        $17,000,000          $19,550,000             $22,482,500
Less estimated expenses                      456,000            487,000              517,000                 552,000
                                       -------------      -------------        -------------           -------------
Total net proceeds                       $13,994,000        $16,513,000          $19,033,000             $21,930,500
                                         ===========        ===========          ===========             ===========


         The net proceeds from the sale of the Common Shares may vary depending upon financial and market conditions at the time of the completion of the Offering. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The expenses detailed above are estimated. Actual expenses may be more than or less than estimated. See "THE CONVERSION Plan of Distribution."

         The Holding Company will retain up to 50% of the net proceeds from the sale of the Common Shares, or approximately $11.0 million at the maximum, as adjusted, of the Valuation Range. Such proceeds will be used to lend up to 8% of the proceeds of the Offering to the ESOP to acquire Common Shares in the Offering and the balance of the proceeds will be invested initially in short-term investments. The loan to the ESOP will have a term of up to ten years and an interest rate equal to the applicable federal rate published periodically by the IRS, which is currently _____%. Ultimately the proceeds will be used for general corporate purposes, which may include payments of dividends, repurchases of Common Shares and funding of the RRP. See "THE CONVERSION - Restrictions on Repurchase of Common Shares." OTS regulations generally prohibit stock repurchases in the first year following the completion of the Conversion, without prior approval of the OTS.

         The remainder of the net proceeds received from the sale of the Common Shares, approximately $11.0 million at the maximum, as adjusted, of the Valuation Range, will be invested by the Holding Company in the capital stock to be issued by the Bank to the Holding Company as a result of the Conversion and will increase the regulatory capital of the Bank and will permit the Bank to expand its lending and investment activities and to enhance customer services. The Bank anticipates that such net proceeds will initially be invested in short-term investments with maturities of one year or less and utilized for general corporate purposes, including loan originations.


                            MARKET FOR COMMON SHARES

         There is currently no market for the Common Shares. No assurance can be given that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that it will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares.

         A public trading market for the stock of any issuer, including the Holding Company, depends upon the presence of both willing buyers and willing sellers at any given time. The Holding Company has received conditional approval to have the Common Shares quoted on Nasdaq under the symbol "______" upon completion of the Conversion, subject to certain conditions which the Bank and the Holding Company believe will be satisfied, although no assurance can be provided that the conditions will be met. One of the conditions to the Nasdaq listing is the commitment of at least two brokerage firms to make a market in the Common Shares. KBW has informed the Holding Company that it intends to make a market in the Common Shares, but it has no obligation to do so.

         The appraisal of the pro forma market value of the Bank, as converted, and the Holding Company is not a recommendation as to the advisability of purchasing Common Shares, nor does it represent Keller's opinion as to the price at which the Common Shares may trade. There can be no assurance that the Common Shares may later be resold at the price at which they are purchased in connection with the Conversion. See "RISK FACTORS - Limited Market for the Common Shares."


                                 DIVIDEND POLICY

         The declaration and payment of dividends by the Holding Company will be subject to the discretion of the Board of Directors of the Holding Company, to the earnings and financial condition of the Holding Company and to general economic conditions. If the Board of Directors of the Holding Company determines in the exercise of its discretion that the net income, capital and consolidated financial condition of the Holding Company and the general economy justify the declaration and payment of dividends by the Holding Company, the Board of Directors of the Holding Company may authorize the payment of dividends on the Common Shares, subject to the limitation under Ohio law that a corporation may pay dividends only out of surplus. There can be no assurance that dividends will be paid on the Common Shares or, if paid, that such dividends will continue to be paid in the future. In addition, the Holding Company will not take any action that would further the payment of a tax-free return of capital to its shareholders during the first year following the completion of the Conversion.

         Other than earnings on the investment of the proceeds retained by the Holding Company and interest earned on the loan to the ESOP, the principal source of income of the Holding Company will be dividends periodically declared and paid by the Board of Directors of the Bank on the common shares of the Bank held by the Holding Company. The declaration and payment of dividends by the Bank to the Holding Company will be subject to the discretion of the Board of Directors of the Bank, to the earnings and financial condition of the Bank, to general economic conditions and to federal and state restrictions on the payment of dividends by thrift institutions. Under regulations of the OTS applicable to converted associations, the Bank will not be permitted to pay a cash dividend on its capital stock after the Conversion if its regulatory capital would, as a result of the payment of such dividend, be reduced below the amount required for the Liquidation Account or the applicable regulatory capital requirement prescribed by the OTS. See "THE CONVERSION Principal Effects of the Conversion -- Liquidation Account" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources." The Bank may not pay a dividend unless such dividend also complies with an OTS regulation limiting capital distributions by savings and loan associations. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases, and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association. See "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions."

                          REGULATORY CAPITAL COMPLIANCE

         The following table sets forth the historical regulatory capital of the Bank at September 30, 1997, and the pro forma regulatory capital of the Bank at such date based on the receipt of 50% of the net proceeds for the number of Common Shares indicated.

                                                       Pro forma capital at September 30, 1997, assuming the sale of:
                                               -----------------------------------------------------------------------------
                                                   1,445,000           1,700,000           1,955,000           2,248,250
                                                 Common Shares       Common Shares       Common Shares       Common Shares
                             Historical at      (offering price     (offering price     (offering price     (offering price
                          September 30, 1997   of $10 per share)   of $10 per share)  of $10 per share)   of $10 per share)
                          ------------------   -----------------   -----------------  ------------------  ------------------
                          Amount  Percent(1)   Amount  Percent(1)  Amount  Percent(1) Amount  Percent(1)  Amount  Percent (1)
                          ------  -------      ------  -------     ------  -------    ------  -------     ------  -------
                                                                (Dollars in thousands)

Capital under generally   $10,592    17.7%    $15,855    24.4%    $16,809    25.4%    $17,763    26.5%    $18,859    27.7%
                          =======    ====     =======    ====     =======    ====     =======    ====     =======    ====
   accepted accounting
   principles, before
   adjustments

Tangible capital: (1)
   Capital level          $10,579    17.7%    $15,842    24.3%    $16,796    25.4%    $17,750    26.5%    $18,846    27.7%
   Requirement                898     1.5         977     1.5         991     1.5       1,005     1.5       1,022     1.5
                          -------    ----     -------    ----     -------    ----     -------    ----     -------    ----
   Excess                 $ 9,681    16.2%    $14,865    22.8%    $15,805    23.9%    $16,745    25.0%    $17,824    26.2%
                          =======    ====     =======    ====     =======    ====     =======    ====     =======    ====

Core capital: (2)
   Capital level          $10,579    17.7%    $15,842    24.3%    $16,796    25.4%    $17,750    26.5%    $18,846    27.7%
   Requirement              1,795     3.0       1,953     3.0       1,982     3.0       2,010     3.0       2,043     3.0
                          -------    ----     -------    ----     -------    ----     -------    ----     -------    ----
   Excess                 $ 8,784    14.7%    $13,889    21.3%    $14,814    22.4%    $15,740    23.5%    $16,803    24.7%
                          =======    ====     =======    ====     =======    ====     =======    ====     =======    ====

Risk-based capital:(3)
   Capital level          $10,727    30.2%    $15,990    41.9%    $16,944    43.8%    $17,898    45.7%    $18,994    47.8%
   Requirement              2,846     8.0       3,056     8.0       3,094     8.0       3,133     8.0       3,176     8.0
                          -------    ----     -------    ----     -------    ----     -------    ----     -------    ----
   Excess                 $ 7,881    22.2%    $12,934    33.9%    $13,850    35.8%    $14,765    37.7%    $15,818    39.8%
                          =======    ====     =======    ====     =======    ====     =======    ====     =======    ====

-------------------------------

(1)      Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(2)      Total retained earnings as calculated under generally accepted accounting principles ("GAAP"). Assumes that the
         Bank receives 50% of the net proceeds, offset in part by the aggregate purchase price of Common Shares purchased by the ESOP. The amount to be borrowed by the ESOP is deducted from pro forma capital to illustrate the possible impact on the Bank. Also assumes that a number equal to 4% of the Common Shares will be acquired by the RRP in the open market after the Conversion as a price of $10 per share. There can be no assurance that a sufficient number of shares will be available in the open market for purchase by the RRP or that, if available, the price of such shares will be $10 per share. A higher price per share, assuming the purchase of the entire 4% of the Common
         Shares, would reduce retained earnings. The RRP may purchase shares in the open market or may purchase authorized but unissued shares from the Holding Company.

(3)      Includes $148,000 of general valuation allowances, all of which qualify as supplementary capital. See "REGULATION
         - Regulatory Capital Requirements."

(4)      Assumes reinvestment of net proceeds in 50% risk-weighted assets.

                                 CAPITALIZATION

         Set forth below is the historical capitalization of the Bank at September 30, 1997, and the pro forma consolidated capitalization of the Holding Company at such date; as adjusted to give effect to the sale of Common Shares based on the Valuation Range and estimated expenses. See "USE OF PROCEEDS" and "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

                                                                 Pro forma capitalization of the Holding Company
                                                                   at September 30, 1997, assuming the sale of:
                                                       -------------------------------------------------------------------
                                                        1,445,000         1,700,000         1,955,000          2,248,250
                                      Historical          Common            Common            Common            Common
                                    capitalization        Shares            Shares            Shares            Shares
                                    of the Bank at      (Offering         (Offering         (Offering          (Offering
                                     September 30,       price of          price of          price of          price of
                                        1997          $10 per share)    $10 per share)    $10 per share)    $10 per share)
                                    --------------    --------------    --------------    --------------    --------------
                                                                         (In thousands)

Deposits (1)                          $ 48,208           $ 48,208          $ 48,208          $ 48,208          $ 48,208
                                      ========           ========          ========          ========          ========

Capital and retained earnings:
  Common Shares, no par value per
   share: authorized - ________
   shares; assumed outstanding -      $   --             $   --            $   --            $   --            $   --
   as shown (2)
  Additional paid-in capital              --               13,994            16,513            19,033            21,931
  Less Common Shares acquired by
   the ESOP (3)                           --               (1,156)           (1,360)           (1,564)           (1,799)
  Less Common Shares acquired by
   the RRP (4)                            --                 (578)             (680)             (782)             (899)
  Retained earnings, net,
   substantially restricted (5)         10,579             10,579            10,579            10,579            10,579
  Unrealized gain on available for
   sale securities, net                     13                 13                13                13                13
                                      --------           --------          --------          --------          --------
   Total capital and retained         $ 10,592           $ 22,852          $ 25,065          $ 27,279          $ 29,825
                                      ========           ========          ========          ========          ========
     earnings

------------------------------------

(1)      No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Shares in the
         Conversion. Any such withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2)      The number of Common Shares to be issued will be determined on the basis of the final valuation of the Bank. See
         "THE CONVERSION - Pricing and Number of Common Shares to be Sold." Common Shares assumed outstanding does not reflect the issuance of any common shares which may be reserved for issuance under the Stock Option Plan. See
         "MANAGEMENT - Stock Benefit Plans -- Stock Option Plan." Reflects receipt of the proceeds from the sale of the
         Common Shares, net of estimated expenses.

(3)      Assumes that 8% of the Common Shares sold in connection with the Conversion will be acquired by the ESOP with funds borrowed by the ESOP from the Holding Company for a term of ten years at a rate of ___%. The ESOP loan will be secured solely by the Common Shares purchased by the ESOP. The Bank has agreed, however, to use its best efforts to fund the ESOP based on future earnings, which best efforts funding will reduce the Bank's total capital and retained earnings, as reflected in the table. If the ESOP purchases authorized but unissued shares from the Holding Company, such purchases would have a dilutive effect of approximately 7.4% on the voting interests of the Holding Company's shareholders. See "MANAGEMENT - Stock Benefit Plans -- Employee Stock
         Ownership Plan."

(4)      Assumes that 4% of the Common Shares will be acquired in the open market by the RRP after the Conversion at a price of $10 per share. There can be no assurance that a sufficient number of shares will be available for purchase by the RRP, or that shares could be purchased at a price of $10 per share. A higher price per share, assuming the purchase of the entire 4% of the shares, would reduce retained earnings. The RRP may purchase shares in the open market or may purchase authorized but unissued shares from the Holding Company. If authorized but unissued shares are purchased, the voting interests of existing shareholders would be diluted approximately 3.9%.
         See "MANAGEMENT - Stock Benefit Plans -- Recognition and Retention Plan."

(5)      Retained earnings include restricted and unrestricted retained earnings. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account" for information concerning the liquidation account to be established in connection with the Conversion and "TAXATION - Federal Taxation" for information concerning restricted retained earnings for federal tax purposes.

                                 PRO FORMA DATA

         Set forth below are the pro forma consolidated net earnings of the Holding Company for the three months ended September 30, 1997, and for the year ended June 30, 1997, and the pro forma consolidated shareholders' equity of the Holding Company at September 30, 1997 and June 30, 1997, along with the related pro forma earnings per share amounts, giving effect to the sale of the Common Shares based on the Valuation Range. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The pro forma data is based on the following assumptions: (i) the sale of the Common Shares occurred at the beginning of the period and yielded the net proceeds indicated; (ii) such net proceeds were invested at the beginning of the period to yield annualized after-tax net returns of 3.53%; and (iii) no withdrawals from existing deposit accounts were made to purchase the Common Shares. The assumed returns are based on the one-year U.S. Treasury bill yield of 5.35% in effect at September 30, 1997. This rate was used as an alternative to the arithmetic average of the Bank's interest-earning assets and interest-bearing deposits. In calculating pro forma net earnings, a statutory federal income tax rate of 34% has been assumed for all periods. In the opinion of management, the assumed after-tax yield does not differ materially from the estimated after-tax yield which will be obtained on the initial investment of the cash proceeds in short-term interest-bearing deposits and is viewed as being more relevant in the current low interest rate environment than the use of an arithmetic average of the fiscal year 1997 weighted average yield on interest-earning assets and weighted average rates paid on deposits during such period. Actual yields may differ, however, from the assumed returns. The pro forma consolidated net earnings amounts derived from the assumptions set forth herein should not be considered indicative of the actual results of operations of the Holding Company that would have been attained for any period if the Conversion had been actually consummated at the beginning of such period.

         As the table demonstrates, pro forma consolidated earnings per share and pro forma consolidated shareholders' equity per share decrease as the amount of Common Shares sold moves from the minimum of the Valuation Range to the adjusted maximum of the Valuation Range. In addition, the offering price as a multiple of pro forma earnings per share and as a percent of pro forma shareholders' equity per share increases as the amount of Common Shares sold moves from the minimum of the Valuation Range to the adjusted maximum of the Valuation Range.

         THE PRO FORMA DATA AND ACCOMPANYING NOTES SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE HEREIN. NO ASSURANCE CAN BE PROVIDED THAT THE ASSUMED YIELDS WILL BE ACHIEVED ON THE INVESTMENT OF THE CONVERSION PROCEEDS. THE PRO FORMA DATA DOES NOT PURPORT TO REPRESENT WHAT THE HOLDING COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS ACTUALLY WOULD HAVE BEEN HAD THE CONVERSION BEEN COMPLETED AS OF THE DATE OR AT THE BEGINNING OF THE PERIODS INDICATED, OR TO PROJECT THE HOLDING COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.

                                                      Three months ended September 30, 1997, assuming the sale of:
                                            --------------------------------------------------------------------------------
                                                 1,445,000            1,700,000           1,955,000            2,248,250
                                               Common Shares        Common Shares       Common Shares        Common Shares
                                             (Offering price of  (Offering price of   (Offering price of  (Offering price of
                                                $10 per share)     $10 per share)       $10 per share)      $10 per share)
                                            -------------------  ------------------   ------------------  ------------------
                                                          (Dollars in thousands, except per share amounts)

Gross proceeds                                  $       14,450      $       17,000      $       19,550      $       22,483
Estimated expenses                                        (456)               (487)               (517)               (552)
                                                --------------      --------------      --------------      --------------
Estimated net proceeds                                  13,994              16,513              19,033              21,931
Less Common Shares acquired by the                      (1,156)             (1,360)             (1,564)             (1,799)
   ESOP (1)
Less Common Shares acquired by the RRP (2)                (578)               (680)               (782)               (899)
                                                --------------      --------------      --------------      --------------
   Net cash proceeds                                    12,260              14,473              16,687              19,233
                                                ==============      ==============      ==============      ==============

Net income:
   Historical                                              213                 213                 213                 213
   Pro forma income on net proceeds                        108                 128                 147                 170
   Pro forma adjustment for the ESOP (1)                   (19)                (22)                (26)                (30)
   Pro forma adjustment for the RRP (2)                    (19)                (22)                (26)                (30)
                                                --------------      --------------      --------------      --------------
   Pro forma net income                                    283                 297                 308                 323
                                                ==============      ==============      ==============      ==============

Earnings per share:
   Historical                                             0.16                0.14                0.12                0.10
   Pro forma income on net proceeds                       0.08                0.08                0.08                0.08
   Pro forma adjustment for the ESOP (1)                 (0.01)              (0.01)              (0.01)              (0.01)
   Pro forma adjustment for the RRP (2)                  (0.01)              (0.01)              (0.01)              (0.01)
                                                --------------      --------------      --------------      --------------
     Pro forma net earnings per share                     0.22                0.20                0.18                0.16
                                                ==============      ==============      ==============      ==============

Number of shares used in calculating
   earnings per share                                1,332,290           1,567,400           1,802,510           2,072,887

Shareholders' equity (book value): (4)
   Historical                                           10,592              10,592              10,592              10,592
   Estimated net proceeds from the
     sale of Common Shares                              13,994              16,513              19,033              21,931
   Less unearned ESOP shares (1)                        (1,156)             (1,360)             (1,564)             (1,799)
   Less unearned RRP shares (2)                           (578)               (680)               (782)               (899)
                                                --------------      --------------      --------------      --------------
     Pro forma shareholders' equity                     22,852              25,065              27,279              29,825
                                                ==============      ==============      ==============      ==============

Per share shareholders' equity:
   Historical                                             7.33                6.23                5.42                4.71
   Estimated net proceeds                                 9.68                9.71                9.74                9.75
   Less unearned ESOP shares (1)                         (0.80)              (0.80)              (0.80)              (0.80)
   Less unearned RRP shares (2)                          (0.40)              (0.40)              (0.40)              (0.40)
                                                --------------      --------------      --------------      --------------
   Pro forma shareholders' equity per share (3) $        15.81      $        14.74      $        13.96      $        13.26
                                                ==============      ==============      ==============      ==============

Number of shares used in book value                  1,445,000           1,700,000            1,955,00           2,248,250

Ratio of offering price to pro forma
   shareholders' equity per share (5)                    63.23%              67.82%              71.67%              75.38%

Offering price as a multiple of pro
   forma earnings per share (5)(6)                       11.77               13.24               14.60               16.02

(Footnotes on page 18)

                                                      Three months ended September 30, 1997, assuming the sale of:
                                            --------------------------------------------------------------------------------
                                                 1,445,000            1,700,000           1,955,000            2,248,250
                                               Common Shares        Common Shares       Common Shares        Common Shares
                                             (Offering price of  (Offering price of   (Offering price of  (Offering price of
                                                $10 per share)     $10 per share)       $10 per share)      $10 per share)
                                            -------------------  ------------------   ------------------  ------------------
                                                          (Dollars in thousands, except per share amounts)

Gross proceeds                                  $       14,450      $       17,000      $       19,550      $       22,483
Estimated expenses                                        (456)               (487)               (517)               (552)
                                                --------------      --------------      --------------      --------------
Estimated net proceeds                                  13,994              16,513              19,033              21,931
Less Common Shares acquired by the                      (1,156)             (1,360)             (1,564)             (1,799)
   ESOP (1)
Less Common Shares acquired by the RRP (2)                (578)               (680)               (782)               (899)
                                                --------------      --------------      --------------      --------------
   Net cash proceeds                                    12,260              14,473              16,687              19,233
                                                ==============      ==============      ==============      ==============

Net income:
   Historical                                              595                 595                 595                 595
   Pro forma income on net proceeds                        433                 511                 589                 679
   Pro forma adjustment for the ESOP (1)                   (76)                (90)               (103)               (119)
   Pro forma adjustment for the RRP (2)                    (76)                (90)               (103)               (119)
                                                --------------      --------------      --------------      --------------
   Pro forma net income                                    876                 926                 978               1,036
                                                ==============      ==============      ==============      ==============

Earnings per share:
   Historical                                             0.44                0.38                0.33                0.29
   Pro forma income on net proceeds                       0.32                0.32                0.32                0.33
   Pro forma adjustment for the ESOP(1)                  (0.06)              (0.06)              (0.06)              (0.06)
   Pro forma adjustment for the RRP (2)                  (0.06)              (0.06)              (0.06)              (0.06)
                                                --------------      --------------      --------------      --------------
     Pro forma net earnings per share                     0.64                0.58                0.53                0.50
                                                ==============      ==============      ==============      ==============

Number of shares used in calculating
   earnings per share                                1,340,960           1,577,600           1,814,240           2,086,376

Shareholders' equity (book value): (4)
   Historical                                           10,370              10,370              10,370              10,370
   Estimated net proceeds from the
     sale of Common Shares                              13,994              16,513              19,033              21,931
   Less unearned ESOP shares (1)                        (1,156)             (1,360)             (1,564)             (1,799)
   Less unearned RRP shares (2)                           (578)               (680)               (782)               (899)
                                                --------------      --------------      --------------      --------------
     Pro forma shareholders' equity                     22,630              24,843              27,057              29,603
                                                ==============      ==============      ==============      ==============

Per share shareholders' equity:
   Historical                                             7.18                6.10                5.30                4.61
   Estimated net proceeds                                 9.68                9.71                9.74                9.75
   Less unearned ESOP shares (1)                         (0.80)              (0.80)              (0.80)              (0.80)
   Less unearned RRP shares (2)                          (0.40)              (0.40)              (0.40)              (0.40)
                                                --------------      --------------      --------------      --------------
   Pro forma shareholders' equity per share     $        15.66      $        14.61      $        13.84      $        13.16
                                                ==============      ==============      ==============      ==============

Number of Shares used in book value                  1,445,000           1,700,000           1,955,000           2,248,250

Ratio of offering price to pro forma
   shareholders' equity per share (5)                    63.85%              68.43%              72.25%              75.95%
Offering price as a multiple of pro
   forma earnings per share (5)(6)                       15.32               17.03               18.55               20.13

(Footnotes on next page)

(1) Assumes 8.0% of the shares sold in the Conversion are purchased by the ESOP and that the funds used to purchase such shares are borrowed from the Holding Company. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability, but is reflected as a reduction of capital. The Bank intends to make annual contributions to the ESOP over a ten year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes that: (i) 11,560, 13,600, 15,640, and 17,986 shares at the minimum, mid-point, maximum, and maximum, as adjusted, of the Valuation Range, respectively, were committed to be released during the year at an average fair value of $10 per share in accordance with SOP 93-6 of the AICPA; the three months ended September 30, 1997 has been prepared with the same assumptions except that only one-fourth of the shares calculated previously have been committed to be released; (ii) the effective tax rate was 34% for such period; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the per share net earnings. The pro forma shareholders' equity per share calculation assumes all ESOP shares were outstanding, regardless of whether such shares would have been released. Because the Holding Company will loan to the ESOP the funds necessary to purchase the Common Shares, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. As a result, to the extent the value of the Common Shares appreciates over time, compensation expense related to the ESOP will increase. See Note 5 below. See "MANAGEMENT - Stock Benefit Plans -- Employee Stock Ownership Plan."

(2) Assumes that 4% of the Common Shares sold in connection with the Conversion will be purchased by the RRP after the Conversion at a price of $10 per share and that one-fifth of the purchase price of the RRP shares will be expensed in each of the first five years after the Conversion. If the RRP is implemented in the first year after the completion of the Conversion, it will be subject to various OTS requirements, including the requirement that the RRP be approved by the shareholders of the Holding Company. There can be no assurance that the RRP will be approved by the shareholders, that a sufficient number of shares will be available for purchase by the RRP or that the shares could be purchased at $10 per share. A higher per share price, assuming the purchase of the entire 4% of the shares, would reduce pro forma net earnings and pro forma shareholders' equity. If an insufficient number of shares is available in the open market to fund the RRP at the desired level, the Holding Company may issue additional authorized shares. The issuance of authorized but unissued shares in an amount equal to 4% of the Common Shares issued in the Conversion would result in a 3.9% dilution in existing shareholders' voting interests. See "MANAGEMENT - Stock Benefit Plans -- Recognition and Retention Plan."

(3) Consolidated shareholders' equity represents the excess of the carrying value of the assets of the Holding Company over its liabilities. The calculations are based upon the number of shares issued in the Conversion, without giving effect to SOP 93-6. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the tax bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to Eligible Account Holders and Supplemental Eligible Account Holders from the Liquidation Account (hereinafter defined) which will be established upon the consummation of the Conversion. Pro forma shareholders' equity information is not intended to represent the fair market value of the Common Shares, the current value of the Bank's assets or liabilities, or the amounts, if any, that would be available for distribution to shareholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of Common Shares to be sold in the Conversion and by other factors. See "TAXATION - Federal Taxation."

(4) Assumes that following the consummation of the Conversion, the Holding Company will adopt the Stock Option Plan and that the Stock Option Plan will be considered and voted upon at a meeting of the Holding Company's shareholders to be held no earlier than six months after the Conversion. Under the Stock Option Plan, employees and directors could be granted options to purchase an aggregate amount of common shares equal up to 10% of the Common Shares issued in the Conversion at an exercise price equal to the market price of the common shares on the date of grant. In the event the shares issued under the Stock Option Plan are exercised, the interests of existing shareholders would be diluted. See "MANAGEMENT - Stock Benefit Plans --Stock Option Plan."

(5) Pro forma net income per share calculations include the number of shares assumed to be sold in the Conversion and, in accordance with SOP 93-6, exclude ESOP shares which would not have been released during the period. Accordingly, for the three months ended September 30, 1997, 112,710, 132,600, 152,490, and 175,363 shares, and for the year ended
         June 30, 1997, 104,040, 122,400, 140,760, and 161,874 shares have been subtracted from the shares assumed to be sold at the minimum, mid-point, maximum, and maximum, as adjusted, of the Valuation Range. See Note 1 above.

                          SUMMARY STATEMENTS OF INCOME

         The following summary sets forth certain information concerning the net income of the Bank for the periods indicated. Such information should be read in conjunction with the financial statements and notes thereto appearing elsewhere herein.

                                                           Three months
                                                        ended September 30,                  Year ended June 30,
                                                       ----------------------        ----------------------------------
                                                        1997           1996           1997           1996           1995
                                                       ------         ------         -----          ------         ----
                                                                                 (In thousands)

Interest and dividend income:
   Loans                                                $1,137        $1,016          $4,163         $3,755          $3,143
   Securities, interest-bearing deposits and               117           116             446            504             553
                                                        ------       -------         -------        -------         -------
     other
     Total interest income                               1,254         1,132           4,609          4,259           3,696

Interest expense on deposits                               517           437           1,931          1,703           1,331
                                                        ------       -------          ------          -----          ------

Net interest income before provision
   for losses on loans                                     737           695           2,678          2,556           2,365

Provision for loan losses                                   30             1               6              -               2
                                                        ------      --------        --------       --------        --------

Net interest income after provision
   for loan losses                                         707           694           2,672          2,556           2,363

Other income                                                43            42             175            165             149

General, administrative and other expense (1)              415           660           1,943          1,532           1,418
                                                        ------        ------          ------         ------           -----

Earnings before income taxes                               335            76             904          1,189           1,094

Federal income taxes                                       122            27             309            419             378
                                                       -------       -------         -------       --------          ------

Net income                                              $  213       $    49         $   595        $   770          $  716
                                                        ======       =======         =======        =======          ======
----------------------------

(1)      Includes a nonrecurring pre-tax expense of $261,000 for the three months ended September 30, 1996, and for the year ended June 30, 1997, for a special one-time assessment to recapitalize the SAIF.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         The Bank is a state-chartered community-oriented financial institution which is primarily engaged in the business of attracting savings deposits from the general public and investing those funds in mortgage loans secured by one- to four-family residential real estate located in the Bank's primary market area. To a much lesser extent, the Bank also originates loans for the construction or improvement of one- to four-family residential real estate, loans secured by multifamily residential real estate (over four units), and nonresidential real estate, commercial loans and consumer loans, and invests in U.S. Treasury securities, interest-bearing deposits in other financial institutions and other investments permitted by law.

         The Bank's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on its assets, primarily loans and securities, and the interest expense on its liabilities, primarily customer deposits. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those affecting market interest rates. The Bank currently originates mortgage loans primarily with adjustable rates and with terms up to 25 years and attempts to maintain sufficient capital and other liquid assets to manage interest rate risk. The results of operations are also significantly influenced by the level of noninterest expenses, such as employee salaries and benefits, noninterest income, such as service charges, and the Bank's provision for losses on loans.

         The following discussion of the operating results and financial condition of the Bank should be read in conjunction with the financial statements and related footnotes and the selected financial data included elsewhere in this Prospectus.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1997 AND JUNE 30, 1997

         Total assets at September 30, 1997, were $59.9 million compared to $60.4 million at June 30, 1997, a decrease of $0.5 million, or 0.8%. The slight decrease in total assets was primarily due to decreases of $2.5 million in cash and cash equivalents and $486,000 in securities available for sale, which were partially offset by an increase of $2.5 million in net loans receivable. The growth in net loans receivable occurred primarily in one- to four-family residential real estate loans, which increased approximately $1.7 million, and in consumer and other loans, which increased approximately $903,000. The increase in net loans receivable is primarily due to competitive loan rates and products and a steady local economy.

         Total liabilities at September 30, 1997, were $49.3 million, compared to $50.0 million at June 30, 1997, a decrease of $700,000, or 1.4%. Total deposits decreased $1.0 million, from $49.2 million at June 30, 1997, to $48.2 million at September 30, 1997. The decrease was primarily in certificates of deposit, which decreased approximately $839,000. This decrease was due in part to maturity of a large public fund deposit, which was not renewed. The decrease in deposits was partially offset by a $258,000 increase in accrued expenses and other liabilities, which was primarily the result of an increase in accrued interest payable and federal income taxes payable due to the timing of the payment of these expenses.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1997 AND JUNE 30, 1996

         Total assets at June 30, 1997 were $60.4 million compared to $55.4 million at June 30, 1996, an increase of $5.0 million, or 9.0%. Net loans receivable accounted for all of the $5.0 million of asset growth, increasing from $44.3 million at June 30, 1996 to $49.3 million at June 30, 1997. The increase in loans receivable was largely in one- to four-family residential real estate loans, which increased $2.3 million, and consumer and other loans, which increased $1.8 million. These increases are reflective of a steady local economy coupled with competitive loan rates and products compared to the local competition.

         Securities available for sale increased $3.3 million, to $5.0 million at June 30, 1997 from $1.7 million at June 30, 1996. This increase was offset by decreases in securities held to maturity of $2.3 million and cash and cash equivalents of $1.0 million. The change in the securities portfolio is the result of replacing maturing held-to-maturity securities with available-for-sale securities to increase the flexibility in managing the overall portfolio. The decrease in cash and cash equivalents was due to investing in longer-term securities to achieve a better yield.

         Total liabilities were $50.0 million at June 30, 1997 compared to $45.6 million at June 30, 1996, an increase of $4.4 million, or 9.6%. Total deposit accounts increased by $4.3 million from $44.9 million at June 30, 1996 to $49.2 million at June 30, 1997. Deposit growth was primarily due to an increase in certificates of deposit of $4.9 million, which was offset by a decrease in savings accounts of $843,000. The increase in certificates of deposit was the result of offering several products with very competitive interest rates [compared to the local competition].

         Members' equity at June 30, 1997 was $10.4 million compared to $9.8 million at June 30, 1996. The increase of $602,000, or 6.1%, is principally comprised of the net income for the fiscal year ended June 30, 1997.

COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

         NET INCOME. The Bank earned net income of $213,000 for the three months ended September 30, 1997, compared to net income of $49,000 for the three months ended September 30, 1996. The increase in net income was primarily the result of a special deposit insurance assessment in September 1996, as more fully discussed below.

         NET INTEREST INCOME. Net interest income totaled $737,000 for the three months ended September 30, 1997, compared to $695,000 for the three months ended September 30, 1996, an increase of $42,000, or 6.0%. This increase was attributable primarily to higher yield on a larger average balance of interest-earning assets, which was partially offset by an overall increase in the cost of funds, for an increased average volume of deposits. See "Yields Earned and Rates Paid."

         Interest and fees on loans increased approximately $121,000, or 11.9%, from $1.0 million for the three months ended September 30, 1996, to $1.1 million for the three months ended September 30, 1997. The increase in interest income was due to a higher average balance of loans receivable.

         Interest earned on securities totaled $74,000 for the three months ended September 30, 1997, compared to $71,000 for the three months ended September 30, 1996. The increase in interest earned was a result of a higher average balance of securities, partially offset by a decrease in yield.

         Dividends on FHLB stock increased slightly for the three months ended September 30, 1997, compared to the three months ended September 30, 1996, primarily due to an increase in the number of shares of FHLB stock owned.

         Interest on interest-bearing deposits and federal funds sold decreased approximately $3,000 for the three months ended September 30, 1997, compared to the three months ended September 30, 1996. This decrease was due to a lower average balance of interest-bearing deposits and overnight deposits, partially offset by a higher yield earned.

         Interest paid on deposits increased approximately $80,000 for the three months ended September 30, 1997, compared to the three months ended September 30, 1996. The increase in interest expense was due to an increase in average deposit balances combined with an increase in the cost of funds. The average cost of deposits increased from 3.85% for the three months ended September 30, 1996, to 4.20% for the three months ended September 30, 1997. The increase in the average cost of deposits was the result of an increase in higher yielding certificates of deposit, due to special interest rate promotions as well as a general increase in the interest rate on certificates of deposit offered by the Bank. Certificates of deposit increased from 55.3% of total deposits at September 30, 1996 to 58.9% of total deposits at September 30, 1997. The yield on certificates of deposits was 5.19% for the three months ended September 30, 1996, compared to 5.58% for the three months ended September 30, 1997, while the average yield on savings and demand deposit accounts decreased from 2.22% to 2.19% for the same three month periods.

         PROVISION FOR LOAN LOSSES. The Bank maintains an allowance for loan losses in an amount which, in management's judgment, is adequate to absorb reasonably foreseeable losses inherent in the loan portfolio. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of the Bank's loan portfolio, the economy and changes in real estate values and interest rates, and the view of the regulatory authorities toward loan classifications. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which is considered adequate to absorb losses inherent in the loan portfolio. The amount of the provision is based on management's monthly review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio and specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral.

         The provision for loan losses for the three months ended September 30, 1997, totaled $30,000 compared to $1,500 for the three months ended September 30, 1996, an increase of $28,500. The increase in the provision for loan losses was attributable to an increase in the total loan portfolio as well as management's evaluation of the changing composition of the Bank's loan portfolio, including the increase in nonresidential real estate loans and consumer loans. The allowance for loan losses totaled $148,000, or 0.29% of gross loans receivable, net of loans in process and deferred loan origination fees and costs, and 242.6% of total nonperforming loans at September 30, 1997, compared to $119,000, or 0.26% of gross loans, net of loans in process and deferred loan origination fees and costs and 117.8% of total nonperforming loans at September 30, 1996.

         NONINTEREST INCOME. Noninterest income for the three months ended September 30, 1997 was $43,300 compared to $42,500 for the three months ended September 30, 1996, an increase of $800, or 1.9%. The increase was primarily a result of an increase in miscellaneous operating income.

         NONINTEREST EXPENSE. Noninterest expense was $415,000 for the three months ended September 30, 1997 compared to $660,000 for the three months ended September 30, 1996, a decrease of $245,000, or 37.1%. The decrease was primarily a result of $261,000 accrued for a special deposit insurance assessment resulting from legislation enacted on September 30, 1996, to recapitalize the SAIF of the FDIC. The legislation called for a one-time assessment of $0.657 for each $100 in deposits held as of March 31, 1995. As a result of the recapitalization of the SAIF, the current disparity between Bank and thrift insurance assessments was reduced. Thrifts had been paying assessments of $0.23 per $100 of deposits. For most thrifts, including the Bank, the assessment level was reduced to $0.064 per $100 in deposits in January 1997 and is expected to be reduced to $0.024 per $100 in deposits no later than January 2000.

         INCOME TAX EXPENSE. The volatility of income tax expense is primarily attributable to the change in net income before income taxes. The provision for income taxes totaled $122,000 for the three months ended September 30, 1997 compared to $27,000 for the three months ended September 30, 1996, an increase of $95,000. The increase was largely due to the tax effect of $89,000 for the special SAIF assessment discussed above. The effective tax rates were 36.4% and 35.9% for the three months ended September 30, 1997 and 1996, respectively.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 1997 AND JUNE 30, 1996

         NET INCOME. Net income for the year ended June 30, 1997, was $595,000, a decrease of $175,000, or 22.7%, from net earnings of $770,000 for the year ended June 30, 1996. The decrease was primarily a result of the special SAIF assessment in September 1996, combined with an increase in salary and employee benefits expense, which were partially offset by an increase in net interest income.

         NET INTEREST INCOME. Net interest income increased approximately $122,000, or 4.8%, from $2.7 million for the year ended June 30, 1997 compared to $2.6 million for the year ended June 30, 1996. The increase in net interest income was the result of an increase in the average balance of interest-earning assets, partially offset by a decrease in the rate earned on such assets and an overall increase in the cost of funds, for an increased average volume of deposits.

         Interest and fees on loans increased approximately $408,000, or 10.9%, from $3.8 million for the year ended June 30, 1996, to $4.2 million for the year ended June 30, 1997. The increase in interest income was due to a higher average loans receivable balance, partially offset by a decrease in the average yield earned on loans receivable. The average yield declined to 8.81% for the year ended June 30, 1997, from 8.94% for the year ended June 30, 1996.

         Interest earned on securities totaled $265,000 for the year ended June 30, 1997, compared to $332,000 for the year ended June 30, 1996. The decrease was primarily a result of a lower average balance of securities and, to a lesser extent, a decrease in the yield earned.

         Dividends on FHLB stock increased slightly for the year ended June 30, 1997, compared to the year ended June 30, 1996, primarily due to an increase in the number of shares of FHLB stock owned.

         Interest on interest-bearing deposits and federal funds sold increased approximately $8,000, or 5.4%, from $149,000 for the year ended June 30, 1996 to $157,000 for the year ended June 30, 1997. The increase was the result of a higher average balance of short-term funds, which was partially offset by a decrease in the yield earned from 5.71% for the year ended June 30, 1996, to 5.33% for the year ended June 30, 1997.

         Interest paid on deposits totaled $1.9 million for the year ended June 30, 1997, compared to $1.7 million for the year ended June 30, 1996, an increase of $228,000, or 13.4%. The increase in interest expense was due primarily to an increase in the average deposit balance and, to a lesser extent, an increase in the cost of funds. The average cost of deposits increased from 4.04% for the year ended June 30, 1996, to 4.15% for the year ended June 30, 1997. The increase in the average cost of deposits and the resulting increase in the average outstanding balance was the result of several interest rate promotions for certificates of deposit and a general increase in the interest rates paid on certificates of deposit offered by the Bank. Certificates of deposit increased from 54.3% of total deposits at June 30, 1996, to 59.3% of total deposits at June 30, 1997. The average rate on certificates of deposit was 5.56% for the year ended June 30, 1996, compared to 5.62% for the year ended June 30, 1997, while the average cost of savings and demand deposit accounts declined from 2.27% to 2.23% over the same periods.

         PROVISION FOR LOAN LOSSES. The provision for loan losses for the year ended June 30, 1997 was $6,000. There was no provision for the year ended June 30, 1996. The allowance for loan losses totaled $119,000, or 0.24% of gross loans receivable, net of loans in process and deferred loan origination fees and costs and 360.6% of total nonperforming loans at June 30, 1997, compared with $118,000, or 0.26% of gross loans receivable, net of loans in process and deferred loan origination fees and costs, and 134.1% of total nonperforming loans at June 30, 1996. The amount of the provision and the allowance for loan losses is influenced by current economic conditions, actual loss experience, industry trends and other factors. The increase in the provision for loan losses was the result of a higher volume of loans receivable during the year ended June 30, 1997 compared to the year ended June 30, 1996.

         NONINTEREST INCOME. Noninterest income increased approximately $10,000, or 6.1%, to $175,000 for the year ended June 30, 1997, compared to $165,000 for the year ended June 30, 1996. This increase was primarily due to increases in service charges and other fees.

         NONINTEREST EXPENSE. Noninterest expense increased $411,000, or 26.8%, from $1.5 million for the year ended June 30, 1996, to $1.9 million for the year ended June 30, 1997. This increase was primarily due to increases in salaries and employee benefits of $103,000, SAIF deposit insurance premiums of $228,000, and other expense of $31,000. The salaries and employee benefits expense increase was primarily due to increases in the Bank's short-term incentive plan, salary increases and the addition of one full time equivalent employee. SAIF deposit insurance premiums totaled $321,000 for the year ended June 30, 1997, compared to $93,000 for the year ended June 30, 1996, due to the special SAIF assessment in September 1996. The increase in other expense was primarily due to increases in professional services fees, printing and office supplies and credit card and ATM-related expenses, which were partially offset by decreases in advertising and seminar and conference expenses.

         INCOME TAX EXPENSE. The provision for income taxes totaled $309,000 for the year ended June 30, 1997, compared to $419,000 for the year ended June 30, 1996, resulting in an effective tax rate of 34.2% and 35.3% for the years ended June 30, 1997 and 1996, respectively. The volatility of income tax expense is primarily attributable to the change in net income, before income taxes.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 1996 AND JUNE 30, 1995

         NET INCOME. Net income for the year ended June 30, 1996 totaled $770,000, an increase of $54,000, or 7.5%, from net earnings of $716,000 for the year ended June 30, 1995. The increase was primarily the result of an increase in net interest income which was partially offset by increases in noninterest expense and the provision for income taxes.

         Interest and fees on loans increased $612,000, or 19.5%, from $3.1 million for the year ended June 30, 1995, to $3,755,000 for the year ended June 30, 1996. The increase was due to a higher average loans receivable balance combined with an increase in the average yield earned on loans receivable from 8.39% for the year ended June 30, 1995 to 8.94% for the year ended June 30, 1996.

         Interest earned on securities totaled $332,000 for the year ended June 30, 1996, compared to $429,000 for the year ended June 30, 1995. The decrease was the result of a lower average balance of securities, which was partially offset by an increase in the yield earned.

         Dividends on FHLB stock decreased slightly for the year ended June 30, 1996, compared to the year ended June 30, 1995, primarily due to a decrease in the dividend rate on FHLB stock.

         Interest on interest-bearing deposits and federal funds sold increased $48,000, or 47.5%, from $101,000 for the year ended June 30, 1995 to $149,000 for the year ended June 30, 1996. The increase was the result of a higher average balance due to the temporary investment of excess funds received from deposit growth and maturing securities in federal funds sold and overnight deposits with the FHLB.

         Interest paid on deposits totaled $1.7 million for the year ended June 30, 1996, compared to $1.3 million for the year ended June 30, 1995, an increase of $372,000, or 27.9%. The increase in interest expense was due to an increase in the average deposit balance combined with an increase in the cost of funds. The increase in the overall cost of funds was a result of consumers shifting funds from lower-yielding savings and demand deposit accounts to higher-yielding certificates of deposit. Certificates of deposit increased from 50.9% of total deposits at June 30, 1995, to 54.3% of total deposits at June 30, 1996. Additionally, the yield on certificates of deposit increased from 4.52% for the year ended June 30, 1995, to 5.56% for the year ended June 30, 1996. The average yield on savings and demand deposit accounts decreased from 2.33% to 2.27% over the same periods.

         PROVISION FOR LOAN LOSSES. There was no provision for loan losses for the year ended June 30, 1996 compared to a $2,000 provision for the year ended June 30, 1995. The allowance for loan losses totaled $118,000 or 0.26% of gross loans receivable, net of loans in process and deferred loan origination fees and costs, and 134.1% of total nonperforming loans at June 30, 1996, compared with $118,000, or 0.30% of gross loans receivable, net of loans in process and deferred loan origination fees and costs, and 737.5% of total nonperforming loans at June 30, 1995. The provision for loan losses was higher for the year ended June 30, 1995, compared to the year ended June 30, 1996, as a result of management's evaluation of the adequacy of the allowance.

         NONINTEREST INCOME. Noninterest income increased by $16,000, or 10.7%, totaling $165,000 for the year ended June 30, 1996, compared to $149,000 for the year ended June 30, 1995. The increase was due to an increase in premium rebates on credit-life insurance policies.

         NONINTEREST EXPENSE. Noninterest expense totaled $1.5 million for the year ended June 30, 1996, compared to $1.4 million for the year ended June 30, 1995, an increase of $114,000, or 8.0%. The major components of the increase were increases in compensation and benefits expense of $35,000, an increase of $29,000 in occupancy and equipment expense, and a $40,000 increase in other expense. The increase in compensation and benefits was due to an increase in short-term incentive expense and salary increases, which were offset partially by a decrease in pension expense. The increase in occupancy and equipment expense was due to an increase in depreciation, service contracts and other repair and maintenance expenses, which resulted from purchases of office equipment. The increase in other expense was primarily due to increases in advertising, seminars and conferences and credit card-related expenses and other professional services fees.

         INCOME TAX EXPENSE. The provision for income taxes totaled $419,000 for the year ended June 30, 1996 and $378,000 for the year ended June 30, 1995, resulting in effective tax rates of 35.3% and 34.5%, respectively. The volatility of income tax expense is primarily attributable to the change in net income before income taxes.

YEAR 2000 ISSUE

         The Bank is aware of the potential problems associated with the existing programming codes in its computer systems which, upon the arrival of the year 2000, will recognize the two-digit year "00" as the year 1900. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

         The Bank recognizes that rapid and accurate data processing is essential to its operations. The data processing service provider of the Bank has advised the Bank that it expects to successfully resolve the "Year 2000" issue in a timely manner. If, however, the data processing service provider is unable to resolve the problem in time, the Bank would likely experience delays, mistakes or failures in systems or operations which could negatively impact the Bank's financial condition and results of operations.

YIELDS EARNED AND RATES PAID

         The following table sets forth certain information relating to the Bank's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Nonaccruing loans have been included in the table as loans carrying a zero yield. The average balance for securities available for sale is computed using the carrying value and the average yield on securities available for sale has been computed using the historical amortized cost average balance.

                                                                  Three months ended September
                                            ----------------------------------------------------------------------
                                                            1997                                1996
                                            ----------------------------------   ---------------------------------
                                             Average    Interest                 Average    Interest
                                           outstanding   earned/       Yield/  outstanding   earned/      Yield/
                                             balance      paid          rate     balance      paid         rate
                                            ---------   --------       -----   -----------  --------      -----
                                                                               (Dollars in thousands)
Interest-earning assets:
  Loans receivable (1)                        $50,667    $ 1,137         8.90%   $45,314    $ 1,016         8.90%
  Securities available for sale (2)             4,883         74         6.06      2,435         39         6.41
  Securities held to maturity                   2,125         32         5.95        845         53         6.29
  FHLB stock                                      368                               7.22        343         6.95

  Interest-bearing deposits                     2,193         36         6.44      3,114         39         4.97
                                            ---------    -------                 -------    -------
    Total interest-earning assets             $58,111      1,254         8.56    $53,331      1,132         8.45
                                            =========    -------                 =======    -------

Interest-bearing liabilities:
  Demand and NOW deposits                     $ 8,426         38         1.80    $ 8,351         39         1.87
  Savings deposits                             11,412         71         2.48     12,132         75         2.46
  Certificate accounts                         28,981        408         5.58     24,632        323         5.19
                                            ---------    -------                 -------    -------
    Total interest-bearing liabilities        $48,819        517         4.20    $45,115        437         3.85
                                            =========    -------                 =======    -------

  Net interest income                                    $   737                            $   695
                                                         =======                            =======

  Interest rate spread (3)                                               4.36%                              4.60%
                                                                         ====                               ====

  Net earning assets                          $ 9,292                            $ 8,216
                                              =======                            =======

  Net interest margin (4)                                                5.03%                              5.17%
                                                                         ====                               ====

Average interest-earning assets to
  average interest-bearing liabilities                      1.19x                              1.18x
                                                            ====                               ====



                                                                                Year ended June 30,
                                          ------------------------------------------------------------------------------------------
                                                          1997                          1996                           1995
                                          -------------------------------  ---------------------------- ----------------------------
                                            Average     Interest             Average   Interest           Average   Interest
                                          outstanding    earned/   Yield/  outstanding  earned/  Yield/ outstanding  earned/  Yield/
                                            balance       paid      rate     balance     paid     rate    balance     paid     rate
                                          -----------   --------   ------  ----------- --------  ------ ----------- --------  ------
                                                                             (Dollars in thousands)
Interest-earning assets:
  Loans receivable (1)                     $47,225      $ 4,163     8.81%   $42,016     $ 3,755    8.94%   $37,465   $ 3,143   8.39%
  Securities available for sale (2)          3,521          212     6.02      1,001          62    6.18        880        58   6.66
  Securities held to maturity                  845           53     6.29      4,193         270    6.44      6,438       370   5.75
  FHLB stock                                   352           25     7.03        328          23    6.99        306        24   7.80
  Interest-bearing deposits                  2,937          156     5.33      2,609         149    5.71      1,813       101   5.59
                                           -------      -------             -------     -------            -------   -------
                                           $54,880        4,609     8.40    $50,147       4,259    8.49    $46,902     3,696   7.88
    Total interest-earning assets          =======      -------             =======     -------            =======   -------


Interest-bearing liabilities:
  Demand and NOW deposits                  $ 8,275          154     1.85    $ 7,724         152    1.97    $ 8,028       168   2.10
  Savings deposits                          11,840          295     2.49     11,892         294    2.47     12,940       321   2.48
  Certificate accounts                      26,383        1,482     5.62     22,592       1,257    5.56     18,630       842   4.52
                                           -------      -------             -------     -------            -------   -------
    Total interest-bearing liabilities     $46,498        1,931     4.15    $42,208       1,703    4.04    $39,598     1,331   3.36
                                           =======      -------             =======     -------            =======   -------

  Net interest income                                   $ 2,678                         $ 2,556                      $ 2,365
                                                        =======                         =======                      =======

  Interest rate spread (3)                                          4.25%                          4.45%                       4.52%
                                                                    ====                           ====                        ====

  Net earning assets                       $ 8,382                          $ 7,939                        $ 7,304
                                           =======                          =======                        =======

  Net interest margin (4)                                           4.88%                          5.10%                       5.04%
                                                                    ====                           ====                        ====
Average interest-earning assets to
  average interest-bearing liabilities                     1.18x                           1.19x                        1.18x
                                                           ====                            ====                        ====
-------------------

(1)  Amount is net of loans in process, net deferred loan origination fees and includes nonperforming loans.

(2)  Includes unamortized discounts and premiums. Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available for sale securities.

(3)  Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(4)  Net interest margin represents net interest income divided by average interest-earning assets.

         The following table sets forth, at the dates indicated, the weighted average yields earned on the Bank's interest-earning assets, the weighted average interest rates paid on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates at the dates presented.

                                                            At September 30,              At June 30,
                                                                      1997                     1997
                                                            ----------------              -----------
Weighted average yield on loans (1)                              8.57%                       8.52%
Weighted average yield on securities portfolio                   6.04                        6.03
Weighted average yield on FHLB stock                             7.25                        7.25
Weighted average yield on interest-bearing deposits              6.65                        6.07
Weighted average yield on all interest-earning assets            8.35                        8.17
Weighted average rate paid on deposits                           4.51                        4.51
Interest rate spread                                             3.84                        3.66
-------------------------

(1) Does not include loan origination fees and costs and late charges.

         The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior period rate), (ii) changes in rate (change in rate multiplied by prior period volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been attributed to the mix:

                                    Three months ended September 30                      Year ended June 30,
                                    ------------------------------- -----------------------------------------------------------
                                             1997 vs. 1996                   1997 vs. 1996                 1996 vs. 1995
                                    ------------------------------- ----------------------------- -----------------------------
                                        Increase                        Increase                     Increase
                                    (decrease) due to    Total      (decrease) due to    Total    (decrease) due to    Total
                                    -----------------   increase    -----------------   increase  -----------------   increase
                                      Volume    Rate   (decrease)      Volume   Rate   (decrease)   Volume   Rate    (decrease)
                                    ---------  ------ -----------   ---------  ------  ---------- --------  ------   ----------
                                                                           (In thousands)
Interest-earning assets:
  Loans receivable                  $   120   $     1   $   121     $   460   $   (52)  $   408   $   398   $   214   $   612
  Securities available for               37        (2)       35         152        (2)      150         8        (4)        4
  sale
  Securities held to                    (32)     --         (32)       (211)       (6)     (217)     (140)       40      (100)
  maturity
  FHLB stock                              1         1         2        --           2         2        (3)       (1)
                                                                                                                      -------
  Interest-bearing deposits             (13)       10        (3)         18       (11)        7        46         2        48
                                    -------   -------   -------     -------   -------   -------   -------   -------   -------

   Total interest-earning assets    $   113   $     9       122     $   421   $   (71)      350   $   314   $   249       563
                                    =======   =======   -------     =======   =======   -------   =======   =======   -------
Interest-bearing liabilities:

  Demand and NOW deposits           $     1   $    (2)       (1)    $    11   $    (9)        2   $    (6)  $   (10)      (16)
  Savings deposits                       (5)        1        (4)         (1)        2         1       (26)       (1)      (27)
  Certificates of deposit                60        25        85         213        12       225       199       216       415
                                    -------   -------   -------     -------   -------   -------   -------   -------   -------

   Total interest-bearing
       liabilities                  $    56   $    24        80     $   223   $     5       228   $   167   $   205       372
                                    =======   =======   -------     =======   =======   -------   =======   =======   -------

Increase in net interest income                         $    42                         $   122                       $   191
                                                        =======                         =======                       =======



ASSET AND LIABILITY MANAGEMENT

         The Bank, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. As part of its effort to monitor and manage interest rate risk, the Bank uses the "net portfolio value" ("NPV") methodology adopted by the OTS as part of its capital regulations. Although the Bank is not currently subject to NPV regulation because such regulation does not apply to institutions with less than $300 million in assets and risk-based capital in excess of 12%, application of NPV methodology is an indicator of the Bank's interest rate risk.

         Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV that would result from various levels of theoretical basis point (1 basis point equals 0.01%) changes in market interest rates. The OTS considers an institution to be subject to interest rate risk if the NPV would decrease by more than 2% of the present value of the institution's assets with either a 200 basis point increase or decrease in market rates. At June 30, 1997, 2% of the present value of the Bank's assets was $1.3 million. The interest rate risk of a 200 basis point decrease in market interest rates (which was greater than the interest rate risk of a 200 basis point increase) was $372,000 at June 30, 1997, which was less than 2% of the present value of the Bank's assets.

         Presented below, as of June 30, 1997, is an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis point increments in market interest rates.

                                                                                     NPV as % of
                                                                                   portfolio value
                                            Net portfolio value                       of assets
                     Change       -------------------------------------      --------------------------
                    in rates      $ Amount      $ Change       % Change      NPV Ratio      Change in %
                    --------      --------      --------       --------      ---------      -----------
                                          (Dollars in thousands)

                       +400         $11,735     $(1,056)          (8.3)%        19.34%        (1.05)%
                       +300          12,242        (549)          (4.3)         19.93         (0.46)
                       +200          12,615        (177)          (1.4)         20.33         (0.06)
                       +100          12,801           9            0.1          20.49          0.10
                     Static          12,792           -              -          20.39             -
                       (100)         12,612        (179)          (1.4)         20.07         (0.32)
                       (200)         12,420        (372)          (2.9)         19.73         (0.65)
                       (300)         12,475        (317)          (2.5)         19.71         (0.68)
                       (400)         12,716         (76)          (0.6)         19.92         (0.47)


         As illustrated in the table, the Bank's NPV is more sensitive to increases in interest rates than to decreases. The Bank's sensitivity to increases in rates occurs principally because, as rates increase, borrowers become less likely to prepay fixed-rate loans than when interest rates are declining. In addition, loan demand is adversely effected by increases in interest rates. Thus, in a rising interest rate environment, the amount of interest the Bank would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made, while the interest the Bank would pay on its deposits would increase rapidly because deposits generally have shorter periods to repricing than loans.

         As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and early withdrawal levels from certificates of deposit may deviate significantly from those assumed in making risk calculations.

         The Board of Directors and management of the Bank believe that certain factors afford the Bank the ability to operate successfully despite its exposure to interest rate risk. The Bank manages its interest rate risk by originating mortgage loans primarily with adjustable rates and by maintaining capital well in excess of regulatory requirements and by maintaining a high level of investments in short-term instruments with maturities of five years or less. See "THE BUSINESS OF THE BANK - Investment Activities." For the quarter ended September 30, 1997, the Bank's tangible capital was 17.7% of total assets and its liquidity ratio was 13.7%. See "Liquidity and Capital Resources."

LIQUIDITY AND CAPITAL RESOURCES

         The Bank's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the three months ended September 30, 1997 and 1996, and the years ended June 30, 1997, 1996 and 1995.

                                                            Three months
                                                        ended September 30,                 Years ended June 30,
                                                      ----------------------         -----------------------------------
                                                        1997           1996           1997           1996           1995
                                                      -------       --------         --------     --------        -------
                                                                                 (In thousands)

Net income                                            $   213       $     49         $   595       $   770        $  716
Adjustments to reconcile net income to net cash
   from operating activities                              333            240             104            80           246
                                                      -------        -------         -------      --------        ------
Net cash from operating activities                        546            289             699           850           962
Net cash from investing activities                     (2,015)        (2,339)         (6,093)       (3,026)       (1,411)
Net cash from financing activities                     (1,028)           608           4,352         5,340           (15)
                                                       -------      --------         -------       -------      ---------
Net change in cash and cash equivalents                (2,497)        (1,442)         (1,042)        3,164          (464)
Cash and cash equivalents at beginning of period        4,681          5,723           5,723         2,559         3,023
                                                      -------        -------         -------       -------       -------
Cash and cash equivalents at end of period            $ 2,184         $4,281         $ 4,681        $5,723        $2,559
                                                      =======         ======         =======        ======        ======


         The Bank's principal sources of funds are deposits, loan repayments, maturities of securities, and other funds provided by operations. The Bank also has the ability to borrow from the FHLB. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions and competition. The Bank maintains investments in liquid assets based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the Bank's asset and liability management program.

         OTS regulations presently require the Bank to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments having maturities of five years or less in an amount equal to 4% of the sum of the Bank's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement is intended to provide a source of relatively liquid funds upon which the Bank may rely, if necessary, to fund loan originations, deposit withdrawals or other short-term funding needs. On September 30, 1997, the Bank had commitments to originate adjustable-rate real estate mortgage loans totaling $1.3 million. Loan commitments are generally for 30 days. The Bank considers its liquidity and capital reserves sufficient to meet its outstanding short- and long-term needs.

         The Bank is required by OTS regulations to meet certain minimum capital requirements, which must be generally as stringent as the requirements established for banks. Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for the Bank consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which for the Bank consists of core capital and general valuation allowances) of 8% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk). The OTS has proposed to amend the core capital requirement so that those Banks that do not have the highest examination rating and an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the institution's examination rating and overall risk. The Bank does not anticipate that it will be adversely affected if the core capital requirements are amended as proposed.

         The following table summarizes the Bank's regulatory capital requirements and actual capital at September 30, 1997.

                                                                                  Excess of actual capital    Applicable
                                Actual capital           Current requirement      over current requirement      asset
                            ---------------------       ---------------------     -----------------------     ----------
                            Amount        Percent       Amount        Percent        Amount       Percent        total
                            ------        -------       ------        -------        ------       -------        -----
                                                             (Dollars in thousands)
Tangible capital           $10,579          17.7%         $898          1.5%          $9,681        16.2%      $59,837
Core capital                10,579          17.7         1,795          3.0            8,784        14.7        59,837
Risk-based capital          10,727          30.2         2,846          8.0            7,881        22.2        35,572


         At September 30, 1997, the Bank had no material commitments for capital expenditures.

IMPACT OF NEW ACCOUNTING STANDARDS

         Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued by the Financial Accounting Standards Board ("FASB") in 1996. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. SFAS No. 125 was originally effective for some transactions in 1997 and others in 1998. SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," which was issued in December 1996, defers for one year the effective date of provisions relating to securities lending, repurchase agreements and other similar transactions. The remaining portions of SFAS 125 became effective January 1, 1997. SFAS No. 125 did not have a material impact on the Bank's financial statements.

         In March 1997, the FASB issued SFAS No. 128, "Earnings Per Share," which is effective for periods ending after December 15, 1997, including interim periods. SFAS No. 128 simplifies the calculation of earnings per share ("EPS") by replacing primary EPS with basic EPS. It also requires dual presentation of basic EPS and diluted EPS for entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in earnings such as stock options, warrants or other common stock equivalents. All prior period EPS data must be restated to conform with the new presentation.

         In February 1997, the FASB issued SFAS No. 129, "Disclosures of Information about Capital Structure." SFAS No. 129 consolidates existing accounting guidance relating to disclosure about a company's capital structure. Public companies generally have always been required to make disclosures now required by SFAS No. 129 and, therefore, SFAS No. 129 should have no impact on the Bank. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997.

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

         SFAS No. 130 requires that an enterprise (1) classify items of other comprehensive income by their nature in a financial statement and (2) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purpose is required.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and notes included herein have been prepared in accordance with GAAP. GAAP requires the Bank to measure financial position and operating results primarily in terms of historic dollars. Changes in the relative value of money due to inflation or recession are generally not considered.

         In management's opinion, changes in interest rates affect the financial condition of the Bank to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as on changes in monetary and fiscal policies.


                            THE BUSINESS OF THE BANK

GENERAL

         The Bank is a mutual savings and loan association which was organized under Ohio law in 1882 as "The Home Building Loan and Savings Company." In 1937, the name of the Bank was changed to "The Home Loan & Savings Company," and in 1996, the Bank adopted its present name. As an Ohio savings and loan association, the Bank is subject to supervision and regulation by the OTS, the Division and the FDIC. The Bank is a member of the FHLB of Cincinnati, and the deposits of the Bank are insured up to applicable limits by the FDIC in the SAIF. See "REGULATION."

         The Bank conducts business from its main office and one full-service branch, both located in Coshocton, Ohio. The principal business of the Bank is the origination of permanent mortgage loans on one- to four-family residential real estate located in the Bank's primary market area, Coshocton County, Ohio. The Bank also originates a limited number of loans for the construction of one- to four-family residences and permanent mortgage loans secured by nonresidential real estate in its primary market area. In addition to real estate lending, the Bank originates commercial loans and various types of consumer credits, including home improvement loans, education loans, loans secured by savings accounts and motor vehicles, unsecured loans and credit cards. See "Lending Activities." For liquidity and interest rate risk management purposes, the Bank invests in interest-bearing deposits in other financial institutions and U.S. Treasury Securities. See "Investment Activities." Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC in the SAIF, principal repayments of loans and maturities of securities. See "Deposits and Borrowings."

         Interest on loans and other investments is the Bank's primary source of income. The Bank's principal expense is interest paid on deposit accounts. Operating results are dependent to a significant degree on the net interest income of the Bank, which is the difference between interest earned on loans and other investments and interest paid on deposits. Like most thrift institutions, the Bank's interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities. See "RISK FACTORS - Interest Rate Risk" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset and Liability Management."

PRIMARY MARKET AREA

        The Bank's primary market area for lending and deposits is Coshocton County, Ohio. The City of Coshocton, in which the Bank's two offices are located, is the county seat of Coshocton County. Coshocton is approximately 35 miles north of Zanesville, Ohio, and approximately 75 miles east of Columbus, Ohio. Major employers of residents of Coshocton County include Ansell Edmont, Inc., AK Steel Corp (Armco), Coshocton County Memorial Hospital, Clow Water Systems Co., American Electric Power, Jordan Industries, Inc., Stone Container Corp., Pretty Products, Inc., General Electric Company and the Longaberger Company.

         Coshocton County has a higher unemployment rate than either Ohio or the United States. The County's unemployment rate declined, however, from 6.1% in 1995 to 5.3% in 1996, compared to 4.9% for the state and 5.2% for the county, and is 5.4% through the first nine months of 1997. Coshocton County's population increased 2.9% from 35,427 residents in 1990 to 36,459 in 1996.

         In 1990, Coshocton County's per capita annual income was lower than the per capita annual income for Ohio, $10,625 compared to $12,788. By 1996, the County's per capita income had increased 14.8 percent, to $12,193, compared to a 20.2% increase, to $15,376, for Ohio over the same period. During the same period, median annual household incomes increased from $24,425 to $26,754 for Coshocton County and from $29,276 to $32,120 for the State of Ohio.

         The Bank faces competition for loan and deposit customers in Coshocton County from a national bank, a state commmercial bank, a savings and loan association and branch offices of two large regional banks. Management of the Bank monitors on a continual basis the lending and deposit rates being offered by the Bank's competitors and offers competitive rates within the parameters of the Bank's policies

         See "RISK FACTORS - Competition in Primary Market Area; - Concentration of Credit; and - Performance of Local Economy."

LENDING ACTIVITIES

         GENERAL. The Bank's principal lending activity is the origination of conventional real estate loans secured by one- to four-family residences located in the Bank's primary market area. The Bank also originates a limited number of loans for the construction of one- to four-family residences and permanent mortgage loans secured by nonresidential real estate in its primary market area. In addition to real estate lending, the Bank originates various types of consumer credits, including home improvement loans, education loans, loans secured by savings accounts and motor vehicles, unsecured loans and credit cards, and loans for commercial business purposes.

         LOAN PORTFOLIO COMPOSITION. The following table presents certain information regarding the composition of the Bank's loan portfolio at the dates indicated:

                                                                                  At June 30,
                                                                 ------------------------------------------------
                                      At September 30, 1997             1997                      1996
                                     -----------------------     ---------------------     ----------------------
                                                  Percent of                Percent of                 Percent of
                                       Amount     total loans    Amount    total loans     Amount     total loans
                                       ------     -----------    ------    -----------     ------     -----------
                                                                (Dollars in thousands)
Real estate loans:
   One- to four-family                 $36,827       70.00%      $35,156      70.64%      $32,882         72.63%
   Home equity                             826        1.57           728       1.46           979          2.16
   Nonresidential                        3,686        7.01         3,297       6.62         2,971          6.56
   Construction and land                   901        1.71         1,125       2.26            757         1.67
                                       -------      ------       -------     ------        -------       ------

    Total real estate loans             42,240       80.29        40,306      80.98        37,589         83.02

Commercial loans                         1,703        3.24         1,645       3.31           950          2.10

Consumer loans:
   Home improvement                      4,151        7.89         3,701       7.44         2,672          5.90
   Automobile loans                      2,678        5.09         2,506       5.03         2,054          4.54
   Loans on deposits                       234        0.44           219       0.44           245          0.54
   Credit card                             403        0.77           347       0.70           331          0.73
   Other consumer loans                  1,200        2.28         1,047       2.10          1,436         3.17
                                       -------      ------       -------     ------        -------       ------

    Total consumer loans                 8,666       16.47         7,820      15.71          6,738        14.88
                                       -------      ------       -------     ------        -------       ------

Total loans                             52,609      100.00%       49,771     100.00%       45,277        100.00%
                                                    ======                   ======                      ======

Less:
   Net deferred loan fees and costs       (112)                     (107)                    (104)
   Loans in process                       (576)                     (245)                    (762)
   Allowance for loan losses              (148)                     (119)                     (117)
                                       -------                   -------                  --------

     Net loans                         $51,773                   $49,300                  $44,294
                                       =======                   =======                  =======

         LOAN MATURITY. The following table sets forth certain information as of June 30, 1997, regarding the dollar amount of loans maturing in the Bank's portfolio based on their contractual terms to maturity. Demand loans and other loans having no stated schedule of repayments or no stated maturity are reported as due in one year or less. Mortgage loans originated by the Bank generally include due-on-sale clauses that provide the Bank with the contractual right to deem the loan immediately due and payable in the event the borrower transfers the ownership of the property without the Bank's consent. The table does not include the effects of possible prepayments or scheduled repayments.

                                                              Due 2-5      Due more than
                                During the year ending         years          5 years
                                     June 30, 1998         after 6/30/97   after 6/30/97        Total
                                 -------------------       -------------   -------------       -------
                                                            (In thousands)

Real estate loans:
    One- to four-family                 $   36                 $  902          $34,218         $35,156
    Home equity                              -                     60              668             728
    Nonresidential                           -                     16            3,281           3,297
    Construction and land                    -                     40            1,085           1,125
Commercial loans                         1,058                    373              214           1,645
Consumer loans                           1,740                  4,111            1,969           7,820
                                        ------                 ------          -------         -------
    Total                               $2,834                 $5,502          $41,435         $49,771
                                        ======                 ======          =======         =======

         The next table sets forth the dollar amount of all loans due after June 30, 1998, which have predetermined interest rates and have floating or adjustable interest rates:

                                                                   Due after June 30, 1998
                                                                   -----------------------
                                                                       (In thousands)

                            Fixed rate of interest                         $13,362
                            Adjustable rate of interest                    $36,409
                                                                           $49,771


         LOANS SECURED BY ONE- TO FOUR-FAMILY REAL ESTATE. The principal lending activity of the Bank is the origination of conventional loans secured by first mortgages on one- to four-family residences, primarily single-family residences, located within the Bank's primary market area. At September 30, 1997, the Bank's one- to four-family residential real estate loans totaled approximately $36.8 million, or 70.00% of total loans.

         OTS regulations and Ohio law limit the amount which the Bank may lend in relationship to the appraised value of the real estate and improvements which will secure the loan at the time of loan origination. In accordance with such regulations, the Bank makes loans on one- to four-family residences of up to 80% of the value of the real estate and improvements thereon (the "LTV") or up to 95% for borrowers who obtain private mortgage insurance.

         The Bank currently offers fixed-rate mortgage loans and adjustable-rate mortgage loans ("ARMs") for terms of up to 25 years. The interest rate adjustment periods on ARMs are typically one or three years, although most loans originated by the Bank are one-year ARMs. The maximum interest rate adjustment on most of the ARMs is 2% on any adjustment date and a total of 6% over the life of the loan. The interest rate adjustments on one-year and three-year ARMs presently offered by the Bank are indexed to the weekly average rate on one-year and three-year U.S. Treasury securities, respectively. Rate adjustments are computed by adding a stated margin, typically 2.75%, to the index.

         HOME EQUITY LOANS. The Bank also makes closed-end home equity loans in an amount which, when added to the prior indebtedness secured by the real estate, does not exceed 80% of the estimated value of the real estate. The Bank also offers home equity loans with a line of credit feature. Home equity loans are made with adjustable rates of interest. Rate adjustments on home equity loans are determined by adding 1% for loans under $20,000 or .75% for loans over $20,000 to the National City Bank prime rate. At September 30, 1997, approximately $826,000, or 1.57%, of the Bank's portfolio consisted of home equity loans.

         NONRESIDENTIAL REAL ESTATE. The Bank originates loans for the purchase of nonresidential real estate. The Bank's nonresidential real estate loans have fixed or adjustable rates, terms of up to 15 years and LTVs of up to 75%. Rate adjustments on ARMs secured by nonresidential real estate are determined by adding 3.75% to the current Treasury Index. Rates are determined for fixed-rate loans by adding 2% to the then current rate at which fixed-rate residential loans are offered. Among the properties securing nonresidential real estate loans are farms, an office building and a gas station, all located in the Bank's primary market area.

         Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. The Bank has endeavored to reduce such risk by evaluating the credit history of the borrower, the location of the real estate, the financial condition of the borrower, the quality and characteristics of the income stream generated by the property and the appraisals supporting the property's valuation. At September 30, 1997 the Bank's largest loan secured by nonresidential real estate was approximately $595,000 and such loan was performing according to its terms.

         At September 30, 1997, approximately $3.7 million, or 7.01%, of the Bank's total loans were secured by mortgages on nonresidential real estate.

         CONSTRUCTION AND LAND LOANS. The Bank originates a limited number of loans for the construction of single-family residential real estate. During recent years, all of the Bank's construction loans have been to owners for construction of their personal residences. Due to a lack of residential development in the Bank's primary market area, no construction loans have been made to builders or developers. Construction loans are structured as permanent loans with adjustable rates of interest and terms of up to 25 years. During the first six months, while the residence is being constructed, the borrower is required to pay interest only. Construction loans have LTVs of up to 80%, with the value of the land counting as part of the owner's equity. At September 30, 1997, the Bank had approximately $341,000, or 1.71% of its total loans, invested in construction and land loans.

         Construction loans generally involve greater underwriting and default risks than do loans secured by mortgages on existing properties because construction loans are more difficult to evaluate and monitor. Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is relatively difficult to evaluate accurately the LTVs and the total loan funds required to complete a project. In the event of a default on a construction loan occurs and foreclosure follows, the Bank must take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project.

         The Bank also originates a limited number of loans secured by land, some of which is purchased for the construction of single-family houses. The Bank's land loans are generally adjustable-rate loans for terms up to 15 years and require an LTV of 75% or less. At September 30, 1997, approximately $560,000, or 1.1%, of the Bank's total loans were secured by land loans made to individuals intending to construct and occupy single-family residences on the properties.

         COMMERCIAL LOANS. The Bank makes commercial loans to businesses in its primary market area. Most commercial loans are made with LTVs of 70-75% and adjustable interest rates. Adjustments on commercial loans are usually indexed to the then current prime rate.

         At September 30, 1997, the Bank had approximately $1.7 million, or 3.24% of total loans, invested in commercial loans. All of the loans were made to local businesses and are secured by property such as trucks and equipment. The Bank intends to increase its commercial lending activity.

         Commercial loans are generally deemed to entail significantly greater risk than real estate lending. The repayment of commercial loans is typically dependent on the income stream and successful operation of a business, which can be affected by economic conditions.

         CONSUMER LOANS. The Bank originates various types of consumer credit loans, including home improvement loans, education loans, loans secured by savings accounts and motor vehicles, unsecured loans and credit cards. Consumer loans are made at fixed rates of interest for terms of up to ten years.

         The Bank requires a 20% down payment on loans secured by automobiles. Since June 1993, the Bank has offered Mastercard(R) cards to qualified customers. The Bank's credit cards are processed by an unaffiliated third party which receives a fee for such service.

         Consumer loans may entail greater credit risk than do residential mortgage loans. The risk of default on consumer loans increases during periods of recession, high unemployment, and other adverse economic conditions. Although the Bank has not had significant delinquencies on consumer loans, no assurance can be provided that delinquencies will not increase.

         At September 30, 1997, the Bank had approximately $8.7 million, or 16.47% of its total loans, invested in consumer loans.

         LOAN SOLICITATION AND PROCESSING. Loan originations are generally obtained from existing customers and members of the local community and from referrals from real estate brokers, lawyers, accountants, and current and former customers. The Bank also advertises in the local print media and radio.

         In underwriting real estate loans, the Bank typically obtains a credit report, verification of employment and other documentation concerning the creditworthiness of the borrower. An appraisal of the fair market value of the real estate that will be given as security for the loan is prepared by a certified fee appraiser approved by the Board of Directors. Upon the completion of the appraisal and the receipt of information on the credit history of the borrower, the application for a loan is submitted for review in accordance with the Bank's underwriting guidelines, which are established annually by the Board of Directors. The Bank's loan officers have authority to approve loans up to $100,000. The President of the Bank has authority to approve all loans up to $200,000. The Executive Committee of the Board of Directors may approve loans up to $500,000 and loans over $500,000 must be approved by the full Board of Directors.

         Borrowers are required to carry satisfactory fire and casualty insurance and flood insurance, if applicable, and to name the Bank as an insured mortgagee. The Bank generally obtains an attorney's opinion of title and may purchase title insurance on larger commercial loans.

         The procedure for approval of construction loans is the same as for permanent real estate loans, except that an appraiser evaluates the building plans, construction specifications, and estimates of construction costs. The Bank also evaluates the feasibility of the proposed construction project and the experience and record of the builder. Once approved, the construction loan is disbursed in installments based upon periodic inspections of construction progress.

         Consumer loans are underwritten on the basis of the borrower's credit history and an analysis of the borrower's income and expenses, ability to repay the loan, and the value of the collateral, if any. The President of the Bank has authority to approve consumer loans of up to $200,000. The Bank's loan officers have the authority to approve secured consumer loans up to $100,000, and unsecured consumer loans up to $10,000. The Executive Committee has authority to approve consumer loans up to $500,000. Consumer loans over $500,000 must be approved by the full Board of Directors.

         LOAN ORIGINATIONS, PURCHASES AND SALES. Currently, the Bank does not originate loans in conformity with secondary market standards and has sold no loans in recent years. The Bank has, however, established relationships with entities which purchase loans in the secondary market and the Bank may, in the future, originate loans in conformity with the standards of the Federal Home Loan Mortgage Corporation (the "FHLMC") and may sell some of such loans, but does not currently originate loans in conformity with FHLMC standards. The Bank has purchased neither participation interests nor any loans in recent years.

         The following table presents the Bank's total loan origination and repayment activity for the periods indicated:

                                                                                 Year ended June 30,
                                                 Three months ended            -----------------------
                                                 September 30, 1997            1997               1996
                                                 ------------------            ----               ----
                                                                      (In thousands)
Loans originated:
   One- to four-family                                 $ 2,798              $   9,417        $    8,720
   Home equity                                             286                    639               868
   Nonresidential                                          401                    578             2,367
   Construction and land                                   425                  1,026               956
   Commercial                                              394                  1,511               610
   Consumer                                              1,998                  8,146             7,190
                                                      --------             ----------       -----------
       Total loans originated                            6,302                 21,317            20,771

Loans purchased                                              -                      -                 -
Loans sold                                                   -                      -                 -
Principal repayments                                    (3,464)               (16,823)          (15,403)
Increase (decrease) in other items, net (1)                365                   (512)              170
                                                     ---------             ----------       -----------
Net increase                                           $ 2,473               $  5,006         $   5,138
                                                       =======               ========         =========
----------------------------

(1)      Consists of net deferred loan fees and costs, loans in process and allowance for loan losses.


         At September 30, 1997, the Bank had $1.3 million of outstanding commitments to originate loans $1.6 million dollars available to borrowers under lines of credit and $689.000 available to customers under credit card arrangements. At September 30, 1997, the Bank had $575,000 in undisbursed funds related to construction loans.

         LOANS TO ONE BORROWER LIMITS. OTS regulations generally limit the aggregate amount that a savings association may lend to any one borrower to an amount equal to 15% of the Bank's unimpaired capital and unimpaired surplus (the "Lending Limit Capital"). A savings association may lend to one borrower an additional amount not to exceed 10% of the Bank's Lending Limit Capital if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." In applying this limit, the regulations require that loans to certain related or affiliated borrowers be aggregated. An exception to this limit permits loans of any type to one borrower of up to $500,000.

         Based on such limits, the Bank was able to lend approximately $1.6 million to one borrower at September 30, 1997. The largest amount the Bank had outstanding to one borrower at September 30, 1997, was $874,364, which consisted of nine loans, secured by a commercial property, equipment and borrowers residences. At September 30, 1997, such loans were performing in accordance with their terms.

         DELINQUENT LOANS, NONPERFORMING ASSETS AND CLASSIFIED ASSETS. The Bank attempts to maintain a high level of asset quality through sound underwriting policies and aggressive collection practices.

         To discourage late payments, the Bank charges a late fee of 5% of the payment amount after 10 days and the borrower is sent a delinquency notice. The Bank also utilizes personalized letters and telephone calls from Bank personnel to collect payments in a timely manner. When a loan becomes 90 days delinquent, the loan is generally referred to an attorney for foreclosure, unless the Bank has reason to believe that repayment will be made in a reasonable period of time.

         The following table reflects the amount of loans in a delinquent status as of the dates indicated:

                                                                                      At June 30,
                                                             -------------------------------------------------------------
                                   At September 30, 1997                 1997                            1996
                              ----------------------------   -----------------------------  ------------------------------
                                                  Percent                        Percent                         Percent
                                                  of total                        of total                        of total
                              Number     Amount     loans     Number    Amount     loans     Number     Amount     loans
                              ------     ------     -----     ------    ------     -----     ------     ------     -----
                                                                 (Dollars in thousands)
Loans delinquent for:
   30-59 days                    37       $902       1.71%      21        $532      1.07%      18        $252       0.56%
   60-89 days                     4         30       0.06       11          85      0.17       10         120       0.27
   90 days or over                8         61       0.12        7          33      0.07        5          88       0.19
                                ---      -----       ----      ---      ------      ----      ---      ------       ----
     Total delinquent loans      49       $993       1.89%      39        $650      1.31%      33        $460       1.02%
                                 ==       ====       ====       ==        ====      ====       ==        ====       ====


         Nonperforming assets include nonaccruing loans, accruing loans which are delinquent 90 days or more, real estate acquired by foreclosure or by deed-in-lieu thereof, in-substance foreclosures and repossessed assets.

         Loans are reviewed on a monthly basis and are placed on nonaccrual status when collection in full is considered doubtful by management. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent cash payments are generally applied to interest income unless, in the opinion of management, the collection of principal and interest is doubtful. In those cases, subsequent cash payments would be applied to principal.
None of the Bank's nonperforming loans at September 30, 1997, were on nonaccrual status.

         The following table sets forth information with respect to the accrual and nonaccrual status of the Bank's loans and other nonperforming assets at the dates indicated:

                                                                                                At June 30,
                                                                                         ----------------------------
                                                         At September 30, 1997            1997                 1996
                                                         ---------------------           --------             -------
                                                                             (Dollars in thousands)

Total nonaccrual loans                                          $      -                 $      -             $     -
Accruing loans delinquent 90 days or more                             61                       33                  88
                                                                  ------                   ------              ------
Total nonperforming loans                                             61                       33                  88
Real estate owned                                                      -                        -                   -
                                                                  ------                   ------              ------
Total nonperforming assets                                         $  61                    $  33               $  88
                                                                  ======                   ======              ======

Allowance for loan losses                                           $148                     $119                $117

Nonperforming assets as a percent of total assets                   0.10%                    0.05%               0.16%
Nonperforming loans as a percent of total loans                     0.12%                    0.07%               0.20%
Allowance for loan losses as a percent of
   nonperforming loans                                            242.99%                  361.27%             133.54%


         Real estate acquired in settlement of loans is classified separately on the balance sheet at fair value as of the date of acquisition. Prior to foreclosure, the loan is written down to the value of the underlying collateral by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income or loss on disposition, are included in other expenses. At September 30, 1997, the Bank had no real estate acquired in settlement of loans.

         The Bank classifies its assets on a regular basis in accordance with federal regulations. Problem assets are classified as "substandard," "doubtful" or "loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the same weaknesses as "substandard" assets, with the additional characteristics that (i) the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, questionable and (ii) there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that its continuance as an asset of the Bank is not warranted. In addition, federal regulations also contain a "special mention" category, consisting of assets which do not currently expose an institution to a different degree of risk to warrant classification but which possess credit deficiencies or potential weaknesses deserving management's close attention.

         The aggregate amounts of the Bank's classified assets at the dates indicated were as follows:

                                             At September 30,                        At June 30,
                                         ------------------------              ------------------------
                                          1997              1996                1997               1996
                                         ------            ------              ------              ----
                                                                 (In thousands)

Classified assets:
   Substandard                             $61               $101                $33                $88
   Doubtful                                  -                  -                  -                  -
   Loss                                      -                  -                  -                  -
                                           ---               ----                ---                ---
    Total classified assets                $61               $101                $33                $88
                                           ===               ====                ===                ===


         The Bank analyzes each classified asset on a quarterly basis to determine whether changes in the classifications are appropriate under the circumstances. Such analysis focuses on a variety of factors, including the amount of any delinquency and the reasons for the delinquency, if any, the use of the real estate securing the loan, the status of the borrower, and the appraised value of the real estate. As such factors change, the classification of the asset will change accordingly. At September 30, 1997, the Bank had classified $61,000 of assets as substandard and no assets as special mention, doubtful or loss.

         The Bank establishes a general allowance for loan losses for any loan classified as substandard or doubtful. If an asset, or portion thereof, is classified as loss, the Bank establishes a specific allowance for loss in the amount of 100% of the portion of the asset classified loss or charges off the portion of any real estate loan deemed to be uncollectible.

         ALLOWANCE FOR LOAN LOSSES. Management reviews on a quarterly basis the allowance for loan losses as it relates to a number of relevant factors, including, but not limited to, growth and changes in the composition of the loan portfolio, trends in the level of delinquent and problem loans, current and anticipated economic conditions in the primary lending area, past loss experience, and possible losses arising from specific problem assets.

         While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments and net income could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. In addition, the Bank's determination as to the amount of its allowance for loan losses is subject to review by the OTS, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OTS after a review of the information available at the time of the OTS examination.

         The following table sets forth an analysis of the Bank's allowance for loan losses for the periods indicated:

                                               Three months ended
                                                  September 30,     Year ended June 30,
                                               ------------------  -------------------
                                               1997       1996       1997       1996
                                               ----       -----      ----       ----
                                                       (Dollars in thousands)

Balance at beginning of period                 $ 119      $ 117     $ 117      $ 117

Charge-offs                                       (1)      --          (4)      --
Recoveries                                      --         --        --         --
                                               -----      -----     -----      -----
Net (charge-offs) recoveries                      (1)      --          (4)      --

Provision for losses on loans                     30          2         6       --
                                               -----      -----     -----      -----

Balance at end of period                       $ 148      $ 119     $ 119      $ 117
                                               =====      =====     =====      =====

Ratio of net (charge-offs) recoveries
   to average gross loans outstanding
   during the period, net of loans in
   process and deferred loan fees and costs    (0.01)%     --       (0.01)%     --

Ratio of allowance for loan losses
   to gross loans, net of loans in process
   and deferred loan fees and costs             0.29%      0.26%     0.24%      0.26%

         The following table sets forth the allocation of the allowance for loan losses by category. The allocations are based on management's assessment of the risk characteristics of each of the components of the total loan portfolio and is subject to changes as and when the risk factors of each such component changes. The allocation is not indicative of either the specific amounts or the loan categories in which future charge-offs may be taken, nor should it be taken as an indicator of future loss trends. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict the use of the allowance to absorb losses in any category.

                                                                                     At June 30,
                                                               --------------------------------------------------------------
                                  At September 30, 1997                  1997                                1996
                             --------------------------------  -----------------------------   ------------------------------
                                         Percent of loans in             Percent of loans in              Percent of loans in
                                           each category                    each category                    each category
                             Amount        to total loans      Amount       to total loans     Amount       to total loans
                             ------        --------------      ------       --------------     ------       --------------
                                                                 (Dollars in thousands)

Real estate loans             $ 94             80.29%           $ 67             80.98%          $ 75             83.02%
Commercial loans                14              3.24              14              3.31              9              2.10
Consumer loans                  40             16.47              38             15.71             33             14.88
                              ----            ------            ----            ------           ----            ------
      Total                   $148            100.00%           $119            100.00%          $117            100.00%
                              ====            ======            ====            ======           ====            ======

INVESTMENT ACTIVITIES

         GENERAL. Federal regulations and Ohio law permit the Bank to invest in various types of investment securities, including interest-bearing deposits in other financial institutions, U.S. Treasury and agency obligations, mortgage-backed securities, and certain other specified investments. The Board of Directors of the Bank has adopted an investment policy which authorizes management to make investments in U.S. Treasury obligations, U.S. Federal agency and federally-sponsored corporation obligations, municipal obligations, bankers' acceptances, mutual funds, federal funds and term deposits. The Bank's investment policy is designed primarily to provide and maintain liquidity within regulatory guidelines, to maintain a balance of high quality investments to minimize risk, and to maximize return without sacrificing liquidity and safety. See "REGULATION" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Analysis of Financial Condition; and - Liquidity and Capital Resources."

         As of September 30, 1997, the Bank's investment portfolio was comprised of FHLB stock and U.S. Treasury securities with an aggregate market value of $4.9 million. The Bank's securities at September 30, 1997, did not include securities of any issuer with an aggregate book value in excess of 10% of the Bank's equity, excluding those issued by the U. S. Government.

         The following table sets forth the composition of the Bank's interest-bearing deposits and investment securities portfolio, including those designated as available for sale, at the dates indicated:


                                             At September 30, 1997
                                  ----------------------------------------
                                   Carrying      % of      Fair       % of
                                     value      total      value     total
                                  ----------    -----      -----     -----

Interest-bearing deposits:
  Interest-bearing checking         $  223       4.13%   $   223      4.13%
  Interest-bearing deposits in
   other financial institutions         39       0.72         39      0.72
  Overnight deposits                     -         -           -        -
  Federal funds                        250       4.63        250      4.63
                                    ------     ------    -------   -------
Total interest-bearing deposits        512       9.48        512      9.48

Investment securities:
  U.S. Treasury securities,
   available for sale                4,518      83.62      4,518     83.62
  U.S. Treasury securities, held
   to maturity                           -         -           -        -
  FHLB stock                           373       6.90        373      6.90
                                    ------     ------    -------   -------
   Total investment securities       4,891      90.52      4,891     90.52
                                    ------     ------    -------   -------

   Total                            $5,403     100.00%    $5,403    100.00%
                                    ======     ======     ======    ======



                                                                   At June 30,
                                 --------------------------------------------------------------------------------------
                                                             1997                                        1996
                                 ----------------------------------------    ------------------------------------------
                                  Carrying      % of      Fair       % of     Carrying      % of      Fair       % of
                                    value      total      value     total       value      total      value     total
                                 ----------    -----      -----     -----    ----------    -----      -----     -------
                                           (Dollars in thousands)

                                   $   165       1.98%    $  165     1.98%     $   573       7.21%   $   573      7.20%

Interest-bearing deposits:              39       0.47         39     0.47           41       0.52         41      0.52
  Interest-bearing checking          1,250      15.02      1,250    15.02        3,000      37.74      3,000     37.72
  Interest-bearing deposits in       1,500      18.02      1,500    18.02            -          -          -         -
   other financial institutions    -------     ------    -------   ------       ------     ------     ------    ------
  Overnight deposits                 2,954      35.49      2,954    35.49        3,614      45.47      3,614     45.44
  Federal funds

Total interest-bearing deposits
                                     5,004      60.11      5,004    60.11        1,743      21.91      1,743     21.91
Investment securities:
  U.S. Treasury securities,              -          -          -       -         2,252      28.33      2,256     28.36
   available for sale                  366       4.40        366     4.40          341       4.29        341      4.29
  U.S. Treasury securities, held   -------     ------    -------   ------       ------     ------     ------    ------
   to maturity                       5,370      64.51      5,370    64.51        4,336      54.53      4,340     54.56
  FHLB stock                       -------     ------    -------   ------       ------     ------     ------    ------

   Total investment securities      $8,324     100.00%    $8,324   100.00%      $7,950     100.00%    $7,954    100.00%
                                    ======     ======     ======   ======       ======     ======     ======    ======

   Total


         The maturities of the Bank's interest-bearing deposits and securities at September 30, 1997, excluding FHLB stock, are indicated in the following table:

                                                                      At September 30, 1997
                                     -------------------------------------------------------------------------------------
                                                          After one through
                                      One year or less      five years     After five years          Total
                                     ----------------    ---------------  ---------------- -------------------------------
                                     Carrying  Average Carrying  Average  Carrying Average Carrying  Market    Weighted
                                       value    yield    value   yield     value    yield    value   value   average yield
                                       -----    -----    -----   -----     -----    -----    -----   -----   -------------
                                                                     (Dollars in thousands)
Interest-bearing deposits:
  Interest-bearing demand deposits    $  223     7.01%  $ --       --%    $ --         -%   $  223   $  223     7.01%
  Interest-bearing deposits in
   other financial institutions           39     6.00     --       --       --       --       --         39     6.00
  Federal funds                          250     6.44     --       --       --       --        250      250     6.44
                                      ------   ------   ------   ------   ------   ------   ------   ------   ------
    Total interest-bearing deposits      512     6.65     --       --       --       --        512      512     6.65

  U.S. Treasury securities,
     available for sale                2,256     5.76    2,262     6.33     --       --      4,518    4,518     6.04
                                      ------   ------   ------   ------   ------   ------   ------   ------   ------
Total interest earning assets         $2,768     5.93%  $2,262     6.33%  $ --         -%   $5,030   $5,030     6.11%
                                      ======   ======   ======   ======   ======   ======   ======   ======   ======

         The maturities of the Bank's interest-bearing deposits and securities at June 30, 1997, excluding FHLB stock, are indicated in the following table:

                                                                      At June 30, 1997
                                     -------------------------------------------------------------------------------------
                                                          After one through
                                      One year or less      five years     After five years          Total
                                     ----------------    ---------------  ---------------- -------------------------------
                                     Carrying  Average Carrying  Average  Carrying Average Carrying  Market    Weighted
                                       value    yield    value   yield     value    yield    value   value   average yield
                                       -----    -----    -----   -----     -----    -----    -----   -----   -------------
                                                                     (Dollars in thousands)
Interest-bearing deposits:
  Interest-bearing demand deposits    $  165     6.25%  $ --       --%    $ --       --%    $  165   $  165     6.25%
  Interest-bearing deposits in
   other financial institutions           39     6.00     --       --       --       --         39       39     6.00
  Overnight deposits                   1,250     6.20     --       --       --       --      1,250    1,250     6.20
  Federal funds                        1,500     5.94     --       --       --       --      1,500    1,500     5.94
                                      ------   ------   ------   ------   ------   ------   ------   ------   ------
    Total interest-bearing deposits    2,954     6.07     --       --       --       --      2,954    2,954     6.07

  U.S. Treasury securities,
     available for sale                1,500     5.91    3,504     6.08     --       --      5,004    5,004     6.03
                                      ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total interest earning assets      $4,454     6.01%  $3,504     6.08%  $ --         -%   $7,958   $7,958     6.04%
                                      ======   ======   ======   ======   ======   ======   ======   ======   ======

DEPOSITS AND BORROWINGS

         GENERAL. Deposits have traditionally been the primary source of the Bank's funds for use in lending and other investment activities. In addition to deposits, the Bank derives funds from interest payments and principal repayments on loans and income on earning assets. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate in response to general interest rates and money market conditions. The Bank may also borrow from the FHLB as a source of funds.

         DEPOSITS. Deposits are attracted principally from within the Bank's primary market area through the offering of a selection of deposit instruments, including regular passbook savings accounts, demand deposits, NOW accounts, money market accounts, and certificates of deposit. Interest rates paid, maturity terms, service fees, and withdrawal penalties for the various types of accounts are monitored weekly by the Bank's President. The Bank does not use brokers to attract deposits. The amount of deposits from outside the Bank's primary market area is not significant.

         The following table sets forth the dollar amount of deposits in the various types of accounts offered by the Bank at the dates indicated:

                                                                                     At June 30,
                                       At September 30,           -----------------------------------------------------
                                            1997                          1997                          1996
                                    ----------------------        -----------------------    --------------------------
                                                  Percent                       Percent                       Percent
                                                  of total                      of total                      of total
                                    Amount        deposits        Amount        deposits        Amount        deposits
                                    ------        --------        ------        --------        ------        --------
                                                                  (Dollars in thousands)
Transaction accounts:
   Non-interest bearing demand
     deposit accounts             $    877          1.82%        $ 1,069          2.17%      $     873           1.95%
   NOW accounts (1)                  5,576         11.57           5,800         11.78           5,275          11.75
   Savings accounts (2)             11,583         24.03          11,295         22.94          12,137          27.04
   Money market accounts (3)         1,790          3.71           1,850          3.76           2,247           5.01
                                 ---------       -------       ---------       -------       ---------        -------
     Total transaction accounts     19,826         41.13          20,014         40.65          20,532          45.74

Certificates of deposit:
    4.00% or less                       74          0.15              63          0.13              32           0.07
    4.01% -  6.00%                  21,748         45.11          22,866         46.44          20,957          46.69
    6.01% -  8.00%                   6,260         12.99           5,992         12.17           3,063           6.82
    Over 8.01%                         300          0.62             300          0.61             300           0.67
                                ----------       -------       ---------       -------       ----------        ------

   Total certificates of
      deposit (4)                   28,382         58.87          29,221         59.35          24,352          54.26
                                  --------       -------        --------        ------        --------         ------

   Total deposits                  $48,208        100.00%        $49,235        100.00%        $44,884         100.00%
                                   =======        ======         =======        ======         =======         ======
-----------------------------

(1)      The weighted average rate on NOW accounts was 2.02%, 2.02%, and 2.02% at September 30, 1997, and June 30, 1997 and 1996,
         respectively.

(2)      The weighted average rate on savings accounts was 2.49%, 2.50% and 2.50% at September 30, 1997, and June 30, 1997 and 1996,
         respectively.

(3)      The weighted average rate on money market accounts was 2.63%, 2.63% and 2.64% at September 30, 1997, and June 30, 1997 and
         1996, respectively.

(4)      The weighted average rate on all certificates of deposit was 5.93%, 5.90% and 5.65% at September 30, 1997, and June 30,
         1997 and 1996, respectively.

         The following table shows rate and maturity information for the Bank's certificates of deposit at September 30, 1997:

                                                      At September 30, 1997
                                      --------------------------------------------------------
                                                         Over
                                         Up to         1 year to         Over
     Rate                               one year        2 years        2 years         Total
     ----                             ----------       ---------     ---------        --------
                                                            (In thousands)

4.00% or less                         $      43         $     31     $      -         $     74
4.01% to 6.00%                           15,432            4,919        1,397           21,748
6.01% to 8.00%                              591            2,808        2,861            6,260
Over 8.01%                                     -               -          300              300
                                      ---------         --------     --------          --------
   Total certificates of deposit        $16,066           $7,758       $4,558          $28,382
                                      =========         ========     ========          ========


         At September 30, 1997, approximately $16.1 million of the Bank's certificates of deposit mature within one year. Based on past experience and the Bank's prevailing pricing strategies, management believes that a substantial percentage of such certificates will be renewed with the Bank at maturity. If, however, the Bank is unable to renew the maturing certificates for any reason, borrowings of up to $22.3 million are available from the FHLB of Cincinnati. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources."

         The following table presents the amount of the Bank's certificates of deposit of $100,000 or more by the time remaining until maturity at September 30, 1997:

                   Maturity                             Amount
                   --------                             ------
                                                    (In thousands)

         Three months or less                       $       -
         Over 3 months to 6  months                       200
         Over 6 months to 12 months                       101
         Over 12 months                                   821
                                                      -------

             Total                                     $1,122
                                                      =======


Management believes that a substantial percentage of the above certificates will be renewed with the Bank at maturity.

         The following table sets forth the Bank's deposit account balance activity for the periods indicated:

                                                                     Year ended June 30,
                                 Three months ended           ----------------------------------
                                  September 30, 1997             1997                    1996
                                 ------------------           ----------               ---------
                                                        (Dollars in thousands)

Beginning balance                      $49,235                   $44,884             $   39,543
Deposits                                31,285                   119,082                124,936
Withdrawals                            (32,671)                 (116,055)              (120,672)
                                       -------                  --------               --------
Net deposits before interest
   credited                             47,849                    47,911                 43,807
Interest credited                          359                     1,324                  1,077
                                       -------                  --------               --------
Ending balance                         $48,208                   $49,235               $ 44,884
                                       =======                   =======               ========

  Net increase (decrease)              $(1,027)                 $  4,351               $  5,341
                                       =======                   =======               ========
  Percent increase (decrease)            (2.09)%                   9.69%                  13.51%
                                       =======                   =======               ========

         BORROWINGS. The FHLB system functions as a central reserve bank providing credit for its member institutions and certain other financial institutions. See "REGULATION - Federal Home Loan Banks." As a member in good standing of the FHLB of Cincinnati, the Bank is authorized to apply for advances from the FHLB of Cincinnati, provided certain standards of creditworthiness have been met. Under current regulations, an association must meet certain qualifications to be eligible for FHLB advances. The extent to which an association is eligible for such advances will depend upon whether it meets the Qualified Thrift Lender (the "QTL") test. See "REGULATION - Office of Thrift Supervision -- Qualified Thrift Lender Test." If an association meets the QTL test, the Bank will be eligible for 100% of the advances it would otherwise be eligible to receive. If an association does not meet the QTL test, the association will be eligible for such advances only to the extent it holds specified QTL test assets. At September 30, 1997, the Bank was in compliance with the QTL test, but had no outstanding advances from the FHLB.

COMPETITION

         The Bank faces competition for deposits and loans from other savings and loan associations and banks in the Bank's primary market area. The primary factors in competition for deposits are customer service, convenience of office location and interest rates. The Bank competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable. The Bank does not offer all of the products and services offered by some of its competitors, particularly commercial banks.

PROPERTIES

         The following table sets forth certain information at September 30, 1997, regarding the properties on which the main office and the branch office of the Bank are located:

                                           Owned or             Date          Net book
Location                                    leased            acquired           value         Deposits
--------                                    ------            --------           -----         --------
                                                                                            (In thousands)

401 Main Street                             Owned               1924             $176,635         $39,973
Coshocton, Ohio 43812-1580

590 Walnut Street                           Owned               1985             $187,155        $  8,235
Coshocton, Ohio 43812-1632


EMPLOYEES

         At September 30, 1997, the Bank had 19 full-time equivalent employees and three part-time employees.

LEGAL PROCEEDINGS

         The Bank is not presently involved in any material legal proceedings. From time to time, the Bank is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by the Bank.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         THE HOLDING COMPANY. The Board of Directors of the Holding Company consists of five members. All of the directors of the Holding Company were initially elected to the Board of Directors at the time the Holding Company was formed in 1997. Each director is elected for a one-year term and until his or her successor is elected or until his or her earlier resignation, removal from office or death. The following persons are officers of the Holding Company:
Robert C. Hamilton, President and Chairman of the Board; and Preston W. Bair, Secretary and Treasurer.

         THE BANK. The Amended Constitution of the Bank provides for a Board of Directors consisting of not less than five directors. The Board of Directors of the Bank currently consists of five directors. Each director serves for a three-year term. The Board of Directors met 12 times during the fiscal year ended June 30, 1997, for regular and special meetings. No director attended fewer than 75% of the aggregate of such meetings and all meetings of the committees of which such director was a member.

         The following table presents certain information with respect to the present directors of the Bank, each of whom is also a director of the Holding Company, and the executive officers of the Bank:

                                                                                       Year of
                                                    Position(s) with                 commencement            Term
Name                          Age (1)                   the Bank                    of directorship         expires
----                          ---                   ----------------                ---------------         ---------

Neal J. Caldwell               53                   Director                               1989                 1998
Charles H. Durmis              34                   Director                               1996                 1999
Robert C. Hamilton             54                   Director and President                 1982                 1998
Robert D. Mauch                46                   Director and Chairman                  1989                 2000
Douglas L. Randles             52                   Director                               1992                 2000
Preston W. Bair                34                   Secretary and Treasurer                  -                   -
----------------------------

(1)      As of September 30, 1997

         NEAL J. CALDWELL. Mr. Caldwell has practiced veterinary medicine in Coshocton, Ohio, since 1972 and is an owner and operator of Coshocton Veterinary Clinic.

         CHARLES H. DURMIS. Since 1994, Dr. Durmis has practiced general surgery and has maintained an office in Coshocton, Ohio. From 1990 to 1994, Dr. Durmis was a resident in general surgery at Brentwood Hospital in Warrensville Heights, Ohio.

         ROBERT C. HAMILTON. Mr. Hamilton was employed by the Bank in 1981 as Secretary, Treasurer and managing officer and has served as the President of the Bank since 1983. Mr. Hamilton has worked in banking for the past 37 years.

         ROBERT D. MAUCH. Mr. Mauch, a Certified Public Accountant, has provided accounting, payroll and tax counseling through Robert D. Mauch, CPA, Inc., located in Coshocton, Ohio, since 1988.

         DOUGLAS L. RANDLES. Mr. Randles is the President of L.W. Randles Cheese, Inc., located in Warsaw, Ohio.

         PRESTON W. BAIR. Mr. Bair has served as Secretary and Treasurer of the Bank since 1994. Prior to 1994, Mr. Bair, a Certified Public Accountant, was a shareholder of Brott Mardis & Co., located in Akron, Ohio.

COMMITTEES OF DIRECTORS

         The Board of Directors of the Bank has Executive, Compensation, Audit, and Proxy Committees. The Board of Directors has no separate nominating committee.

         The Executive Committee is comprised of Mr. Caldwell, Mr. Hamilton and Mr. Mauch. The function of the Executive Committee is to consider matters of concern to the Bank and to make recommendations thereon to the full Board of Directors. The Executive Committee met 12 times during the year ended June 30, 1997.

         The Compensation Committee is comprised of Mr. Caldwell, Mr. Hamilton and Mr. Mauch. The function of the Compensation Committee is to determine compensation for the Bank's employees and to make decisions regarding employee benefits and related matters. Mr. Hamilton does not participate in any discussions of the Compensation Committee concerning his own compensation. The Compensation Committee met one time during the year ended June 30, 1997.

         The Audit Committee is comprised of Mr. Caldwell, Mr. Mauch and Mr. Randles. The Audit Committee reviews audit reports and related matters to ensure effective compliance with regulatory and internal policies and procedures. The Audit Committee met one time during the year ended June 30, 1997.

         The Proxy Committee is comprised of Mr. Caldwell, Mr. Hamilton and Mr. Randles. The Proxy Committee serves as the inspectors of election at the Bank's annual meeting of members.

         The Board of Directors of the Holding Company does not currently have any committees, but will establish appropriate committees upon the completion of the Conversion.

COMPENSATION

         Each director of the Bank currently receives a retainer of $10,200 per year and $450 per meeting of the full Board attended. The Chairman receives an additional retainer of $3,300 per year. Members of the Executive Committee receive $250 per Executive Committee meeting attended. Director compensation is approved by the members of the Bank at the annual meeting of members.

         The following table presents certain information regarding the annual compensation received by Mr. Hamilton during the fiscal year ended June 30, 1997. No other executive officer of the Bank received annual compensation in an amount equal to or greater than $100,000.

                           SUMMARY COMPENSATION TABLE
                           --------------------------

                                         --------------------------------------------------------
                                                Annual compensation       Other compensation
-------------------------------------------------------------------------------------------------

                                     Fiscal
Name and principal position           Year      Salary       Bonus

-------------------------------------------------------------------------------------------------
Robert C. Hamilton                    1997     $145,500   $103,612 (1)       $      - (2)
President
-------------------------------------------------------------------------------------------------

(1)      Includes $38,000 of deferred compensation.

(2)      Does not include amounts attributable to miscellaneous benefits. The cost to the Bank of providing such miscellaneous benefits was less than 10% of Mr. Hamilton's total salary and bonus.


PENSION PLAN

         The Bank maintains a defined benefit pension plan administered by trustees of the Financial Institutions Retirement Fund (the "Pension Plan"). Employees become eligible to participate in the Pension Plan following one year of service and attainment of age 21. Participants must accrue 1,000 hours of service in each calendar year in order to accrue benefits for that year. Participants become 100% vested upon completion of five years of service or upon reaching age 65. Upon retirement, vested participants are entitled to annual benefits equal to 3% multiplied by the number of years for which the employee was a participant in the Pension Plan, not to exceed 25 years, multiplied by the average of the highest five consecutive years of the participant's annual salary.

         The Bank's cost related to the Pension Plan is determined annually according to actuarial computations. The Bank recognizes pension expense equal to contributions made to the Pension Plan. Contributions of $84,552 and $87,561 were made for the years ended June 30, 1997 and 1996.

         The following table indicates the annual retirement benefit that would be payable under the Pension Plan upon retirement at age 65 to a participant electing to receive his retirement benefit in the standard form of benefit:

                                                   Years of credited service
        Average compensation     --------------------------------------------------------------
        (highest 5 years)            5            10           15            20           25
        -------------------      --------     ---------     --------     ---------     --------

            20,000                  3,000         6,000         9,000       12,000        15,000
            40,000                  6,000        12,000        18,000       24,000        30,000
            60,000                  9,000        18,000        27,000       36,000        45,000
            80,000                 12,000        24,000        36,000       48,000        60,000
            10,000                 15,000        30,000        45,000       60,000        75,000
           150,000                 22,500        45,000        67,500       90,000       112,500
           200,000                 30,000        60,000        90,000      120,000       150,000

         Mr. Hamilton has 16 years of credited service under the Pension Plan. The base salary and bonus for Mr. Hamilton for 1997 are reported above in the Summary Compensation Table.

PROFIT SHARING PLAN

         The Bank has a non-qualified profit sharing plan covering officers of the Bank (the "Profit Sharing Plan"). Prior to July 1, 1996, the Bank's contribution to the Profit Sharing Plan was based on the Bank's return on average assets for the year then ended. Effective July 1, 1996, up to 10% of pretax income, excluding nonrecurring items and extraordinary gains or losses not related to operations and before deductions of awards under the Profit Sharing Plan and the Deferred Compensation Agreement (hereafter defined) will be contributed by the Bank annually. The total contribution is allocated to the Bank's officers based upon percentages established by the Board of Directors. No incentive awards are payable unless a minimum return on assets is exceeded. The Bank's expense related to the Profit Sharing Plan amounted to $128,037, $104,000 and $90,990 for the years ended June 30, 1997, 1996 and 1995.

DEFERRED COMPENSATION AGREEMENT

         In 1994, the Bank entered into a deferred compensation agreement with Mr. Hamilton (the "Equity Appreciation Agreement"). The Equity Appreciation Agreement provides for payment to Mr. Hamilton of an amount equal to 5% of the Bank's increase in equity over a five-year period ending June 30, 1998. At June 30, 1997 and 1996, the Bank had accrued $146,000 and $108,000 related to the Equity Appreciation Agreement. Expense recorded relating to the Equity Appreciation Agreement was $38,000 and $36,000 for the years ended June 30, 1997 and 1996, respectively.

         The Conversion will accelerate Mr. Hamilton's right to payment under the Equity Appreciation Agreement. It is anticipated that the amount to be paid to Mr. Hamilton pursuant to the Equity Appreciation Agreement will total approximately $175,000. The actual amount will depend, however, on changes in the Bank's financial condition which occur between September 30, 1997, and the consummation of the Conversion.

STOCK BENEFIT PLANS

         EMPLOYEE STOCK OWNERSHIP PLAN. The Holding Company intends to establish the ESOP for the benefit of employees of the Holding Company and its subsidiaries, including the Bank, who are age 21 or older and who have completed at least one-year of service with the Holding Company and its subsidiaries. The Board of Directors of the Holding Company believes that the ESOP will be in the best interests of the Holding Company and its shareholders.

         The ESOP trust intends to borrow funds from the Holding Company with which to acquire up to 8% of the Common Shares sold in connection with the Conversion. Such loan will be secured by the Common Shares purchased with the proceeds from the loan and will be repaid by the ESOP over a period of approximately ten years with discretionary contributions to the ESOP and earnings on ESOP assets. The interest rate paid on the loan will be the applicable federal rate published periodically by the IRS, which is currently _____%. Common Shares purchased with such loan proceeds will be held in a suspense account for allocation among ESOP participants as the loan is repaid.

         The amount of cash or other assets that can be contributed to the ESOP each year is limited by certain IRS regulations. The Bank intends to make the maximum contribution to the ESOP permitted by such regulations, which could result in repayment of the ESOP loan in fewer than ten years. A shorter repayment period could result in increased compensation expense during the years in which payments are made on the ESOP loan. See "PRO FORMA DATA."

         Contributions to the ESOP and shares released from the suspense account will be allocated pro rata to participants on the basis of compensation. Except for participants who retire, become disabled, or die during the plan year, all other participants must have completed at least 1,000 hours of service during a plan year in order to receive an allocation. Benefits become fully vested after five years of service. Vesting will be accelerated upon retirement or at age 65, death, disability, termination of the ESOP, or change in control of the Holding Company or the Bank. Shares allocated to the account of a participant whose employment by the Bank terminates prior to such participant having satisfied the vesting requirement will be forfeited. Forfeitures will be reallocated among remaining participating employees. Benefits may be paid either in the Holding Company common shares or in cash. Benefits may be payable upon retirement, death, disability, or separation from service. Benefits payable under the ESOP cannot be estimated.

         A committee appointed by the Board of Directors of the Holding Company will administer the ESOP. The Common Shares and other ESOP funds will be held by a trustee selected and appointed by the Holding Company (the "ESOP Trustee"). The ESOP Committee may instruct the ESOP Trustee regarding investments of funds contributed to the ESOP. The ESOP Trustee must vote all common shares of the Holding Company held in the ESOP that are allocated to the accounts of ESOP participants in accordance with the instructions of such participants. [Common shares held by the ESOP that are not allocated to participants' accounts and allocated shares for which voting instructions are not received will be voted by the ESOP Trustee in its sole discretion.]

         The tax-qualified status of the ESOP and its purchase of the Common Shares of the Holding Company are subject to the subsequent approval of the Commissioner of the IRS (the "Commissioner"). The Holding Company will submit to the Commissioner an application for approval of the ESOP. Although no assurances can be given, the Holding Company expects that the ESOP will be approved by the Commissioner.

         STOCK OPTION PLAN. After the completion of the Conversion, the Board of Directors of the Holding Company intends to adopt the Stock Option Plan, subject to approval by the shareholders of the Holding Company. The purposes of the Stock Option Plan include retaining and providing incentives to the directors, officers, and employees of the Holding Company and its subsidiaries by facilitating their purchase of a stock interest in the Holding Company.

         Options granted to the officers and employees under the Stock Option Plan may be "incentive stock options" within the meaning of Section 422 of the Code ("ISOs"). Options granted under the Stock Option Plan to directors who are not full-time employees of the Holding Company or the Bank will not qualify under the Code and thus will not be ISOs ("Non-qualified Options"). Although any eligible director, officer, or employee of the Holding Company or the Bank may receive Non-qualified Options, it is anticipated that the non-employee directors will receive Non-qualified Options and other eligible participants will receive ISOs.

         The option exercise price will be determined by the Stock Option Committee at the time of grant; provided, however, that the exercise price for an ISO, or for any option if the Stock Option Plan is implemented by the Holding Company during the first year following completion of the Conversion, must not be less than 100% of the fair market value of the shares on the date of the grant. No stock option will be exercisable after the expiration of ten years from the date of grant, except that in the case of an ISO granted to an employee who owns more than 10% of the Holding Company's outstanding common shares at the time such ISO is granted under the Stock Option Plan, the exercise price of the ISO may not be less than 110% of the fair market value of the shares on the date of the grant and the ISO may not be exercisable after the expiration of five years from the date of grant.

         An option recipient cannot transfer or assign an option other than by will, in accordance with the laws of descent and distribution. "Termination for cause," as defined in the Stock Option Plan, will result in the termination of any outstanding options.

         The Holding Company will receive no monetary consideration for the granting of options under the Stock Option Plan. Upon the exercise of options, the Holding Company will receive a payment of cash, common shares of the Holding Company, or a combination of cash and common shares from option recipients in exchange for shares issued.

         A number of shares equal to 10% of the Common Shares sold in the Offering is expected to be reserved for issuance by the Holding Company upon the exercise of options to be granted to certain directors, officers, and employees of the

Holding Company and its subsidiaries from time to time under the Stock Option Plan. No determination has been made regarding the recipients of awards under the Stock Option Plan or the number of shares to be awarded to individual recipients. The Stock Option Committee may grant options under the Stock Option Plan to the directors, officers, and employees of the Holding Company and the Bank at such times as they deem most beneficial to the Holding Company on the basis of the individual participant's responsibility, tenure, and future potential.

         Under OTS regulations, no stock options may be awarded during the first year after the completion of the Conversion unless the Stock Option Plan is approved by the shareholders of the Holding Company at an annual or a special meeting of shareholders held not less than six months following the completion of the Conversion. If the Stock Option Plan is approved by the Holding Company shareholders at such meeting and implemented during the first year after the completion of the Conversion, the following restrictions will apply: (i) the number of shares which may be subject to options awarded under the Stock Option Plan to directors who are not full-time employees of the Holding Company may not exceed 5% per person and 30% in the aggregate of the available shares; (ii) the number of shares which may be subject to options awarded under the Stock Option Plan to any individual who is a full-time employee of the Holding Company or its subsidiaries may not exceed 25% of the available shares; (iii) stock options must be awarded with an exercise price at least equal to the fair market value of the common shares of the Holding Company at the time of the award; and (iv) stock options will become exercisable at the rate of one-fifth per year commencing no earlier than one year from the date of the award, subject to acceleration of vesting only in the event of the death or disability of a participant. The ultimate value of any option granted at fair market value will depend on future appreciation in the fair market value of the shares to which the option relates. No decision has been made as to anticipated awards under the Stock Option Plan.

         RECOGNITION AND RETENTION PLAN. After the completion of the Conversion, the Bank intends to adopt the RRP. The purpose of the RRP is to provide directors, officers, and certain key employees of the Bank with an ownership interest in the Holding Company in a manner designed to compensate such directors, officers, and key employees for services to the Bank. The Bank expects to contribute sufficient funds to enable the RRP to purchase up to 4% of the Common Shares sold in the Offering. The Bank will receive no monetary consideration from the recipients for the awards of shares under the RRP.

         The RRP Committee will administer the RRP and determine the number of shares to be granted to eligible participants. Each participant granted shares under the RRP will be entitled to the benefit of any dividends or other distributions paid on such shares prior to the shares being earned, although dividends or other distributions on shares held in the RRP Trust will not be distributed to the participant until the shares are distributed to the participant. Compensation expense in the amount of the fair market value of the RRP shares will be recognized as the shares are earned.

         No determination has been made regarding recipients of RRP awards or the number of shares to be awarded to individual recipients. Under OTS regulations, no RRP shares may be awarded during the first year after the completion of the Conversion unless the RRP is approved by the shareholders of the Holding Company at an annual meeting or a special meeting of shareholders held not less than six months following the completion of the Conversion. If the RRP is approved by the Holding Company shareholders at such meeting and implemented during the first year after the completion of the Conversion, the following restrictions will apply: (i) the number of shares which may be subject to awards under the RRP to directors who are not full-time employees of the Holding Company or its subsidiaries may not exceed 5% per person and 30% in the aggregate of the available shares; (ii) the number of shares which may be subject to awards under the RRP to any individual who is a full-time employee of the Holding Company or its subsidiaries may not exceed 25% of the available shares; and (iii) RRP awards will be earned at the rate of one-fifth per year commencing no earlier than one year from the date of the award subject to acceleration of vesting only in the event of the death or the disability of the participant.

EMPLOYMENT AGREEMENT

         The Bank currently has no employment agreements with any of its officers. The Bank intends to enter into an employment agreement with Robert C. Hamilton (the "Employment Agreement"). The Employment Agreement will provide for a term of three years and a salary of not less than $165,000 and performance reviews by the Board of Directors not less often than annually at which time the Employment Agreement may be extended for a period of one year. The Employment Agreement will also provide for the inclusion of Mr. Hamilton in any formally established employee benefit, bonus, pension, and profit-sharing plans for which senior management personnel are eligible and for vacation and sick leave in accordance with the Bank's prevailing policies.

         The Employment Agreement will be terminable by the Bank at any time. In the event of termination by the Bank for "just cause," as defined in the Employment Agreement, Mr. Hamilton will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination by the Bank other than for just cause, at the end of the term of the Employment Agreement or in connection with a "change of control," as defined in the Employment Agreement, Mr. Hamilton will be entitled to a continuation of salary payments for a period of time equal to the remaining term of the Employment Agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the end of the term of the Employment Agreement or the date on which Mr. Hamilton becomes employed full-time by another employer.

         The Employment Agreement also will contain provisions with respect to the occurrence within one year of a "change of control" of (1) the termination of Mr. Hamilton's employment for any reason other than just cause, retirement, or termination at the end of the term of the agreement, or (2) a constructive termination resulting from change in the capacity or circumstances in which Mr. Hamilton is employed or a material reduction in his responsibilities, authority, compensation, or other benefits provided under the Employment Agreement without Mr. Hamilton's written consent. In the event of any such occurrence, Mr. Hamilton will be entitled to payment of an amount equal to three times Mr. Hamilton's annual compensation immediately preceding the termination of his employment. In addition, Mr. Hamilton will be entitled to continued coverage under all benefit plans until the earliest of the end of the term of the Employment Agreement or the date on which he is included in another employer's benefit plans as a full-time employee. The maximum which Mr. Hamilton may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Code. "Control," as defined in the Employment Agreement, generally refers to the acquisition by any person or entity of the ownership or power to vote 10% or more of the voting stock of the Bank or the Holding Company, the control of the election of a majority of the directors of the Bank or the Holding Company, or the exercise of a controlling influence over the management or policies of the Bank or the Holding Company.

         The aggregate payments that would have been made to Mr. Hamilton pursuant to the Employment Agreement, assuming his termination at September 30, 1997, following a change of control, would have been approximately $495,000.

CERTAIN TRANSACTIONS WITH THE BANK

         In accordance with the OTS regulations, the Bank makes loans to executive officers and directors of the Bank in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those generally available to the Bank's customers. All outstanding loans to executive officers and directors comply with such policy, do not involve more than the normal risk of collectibility or present other unfavorable features and are current in their payments. Loans to directors and executive officers of the Bank and their related interests totaled $189,000 at September 30, 1997.


                                   REGULATION

GENERAL

         As a savings and loan association incorporated under the laws of Ohio, the Bank is subject to regulation, examination and oversight by the OTS and the Superintendent of the Division (the "Ohio Superintendent"). Because the Bank's deposits are insured by the FDIC, the Bank also is subject to general oversight by the FDIC. The Bank must file periodic reports with the OTS, the Ohio Superintendent and the FDIC concerning its activities and financial condition. Examinations are conducted periodically by federal and state regulators to determine whether the Bank is in compliance with various regulatory requirements and is operating in a safe and sound manner. The Bank is a member of the FHLB of Cincinnati.

         The Holding Company will be a savings and loan holding company within the meaning of the Home Owners Loan Act, as amended (the "HOLA"). Consequently, the Holding Company will be subject to regulation, examination, and oversight by the OTS and will be required to submit periodic reports to the OTS. Because the Holding Company and the Bank are corporations organized under Ohio law, they are also subject to the provisions of the Ohio Revised Code applicable to corporations generally.

         Congress is considering legislation to eliminate the federal savings and loan charter and the separate federal regulation of savings and loan associations and the Department of the Treasury is preparing a report for Congress on the development of a common charter for all financial institutions. Pursuant to such legislation, Congress may eliminate the OTS and the Bank may be regulated under federal law as a bank or be required to change its charter. Such change in regulation or charter would likely change the range of activities in which the Bank may engage and would probably subject the Bank to more regulation by the FDIC. In addition, the Holding Company might become subject to different holding company regulations, including separate capital requirements. At this time, the Holding Company cannot predict when or whether Congress may actually pass legislation regarding the Holding Company's and the Bank's regulatory requirements or charter. Although such legislation may change the activities in which either the Holding Company and the Bank may engage, it is not anticipated that the current activities of the Holding Company or the Bank will be materially affected by those activity limits.

OHIO SAVINGS AND LOAN LAW

         The Ohio Superintendent is responsible for the regulation and supervision of Ohio savings and loan associations in accordance with the laws of the State of Ohio. Ohio law prescribes the permissible investments and activities of Ohio savings and loan associations, including the types of lending that such associations may engage in and the investments in real estate, subsidiaries, and corporate or government securities that such associations may make. The ability of Ohio associations to engage in these state-authorized investments and activities is subject to oversight and approval by the FDIC, if such investments or activities are not permissible for a federally chartered savings and loan association.

         The Ohio Superintendent also has approval authority over any mergers involving or acquisitions of control of Ohio savings and loan associations. The Ohio Superintendent may initiate certain supervisory measures or formal enforcement actions against Ohio associations. Ultimately, if the grounds provided by law exist, the Ohio Superintendent may place an Ohio association in conservatorship or receivership.

         The Ohio Superintendent conducts regular examinations of the Bank approximately once every eighteen months. Such examinations are usually conducted jointly with one or both federal regulators. The Ohio Superintendent imposes assessments on Ohio associations based on their asset size to cover the cost of supervision and examination.

OFFICE OF THRIFT SUPERVISION

         GENERAL. The OTS is an office in the Department of the Treasury and is responsible for the regulation and supervision of all federally chartered savings and loan associations and all other savings and loan associations the deposits of which are insured by the FDIC. The OTS issues regulations governing the operation of savings and loan associations, regularly examines such associations and imposes assessments on savings associations based on their asset size to cover the costs of this supervision and examination. The OTS also may initiate enforcement actions against savings and loan associations and certain persons affiliated with them for violations of laws or regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the OTS may appoint a conservator or receiver for a savings and loan association.

        Savings associations are subject to regulatory oversight under various consumer protection and fair lending laws. These laws govern, among other things, truth-in-lending disclosures, equal credit opportunity, fair credit reporting and community reinvestment. Failure to abide by federal laws and regulations governing community reinvestment could limit the ability of an association to open a new branch or engage in a merger. Community reinvestment regulations evaluate how well and to what extent an institution lends and invests in its designated service area, with particular emphasis on low- to moderate-income communities and borrowers in that area. The Bank has received a "satisfactory" examination rating under those regulations.

         REGULATORY CAPITAL REQUIREMENTS. The Bank is required by OTS regulations to meet certain minimum capital requirements. For information regarding the Bank's regulatory capital at September 30, 1997, and pro forma regulatory capital after giving effect to the Conversion, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources" and "REGULATORY CAPITAL COMPLIANCE."

         Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for the Bank consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which for the Bank consists of core capital and general valuation allowances) of 8.0% of risk-weighted assets (assets, including certain off-balance sheet items, are weighted at percentage levels ranging from 0% to 100% depending on the relative risk).

         The OTS has proposed to amend the core capital requirement so that those associations that do not have the highest examination rating and an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the Bank's examination rating and overall risk. The Bank does not anticipate that it will be adversely affected if the core capital requirement regulation is amended as proposed.

         The OTS has adopted an interest rate risk component to the risk-based capital requirement, though the implementation of that component has been delayed. Pursuant to that requirement a savings association would have to measure the effect of an immediate 200 basis point change in interest rates on the value of its portfolio as determined under the methodology of the OTS. If the measured interest rate risk is above the level deemed normal under the regulation, the Bank will be required to deduct one-half of such excess exposure from its total capital when determining its risk-based capital. In general, an association with less than $300 million in assets and a risk-based capital ratio in excess of 12% will not be subject to the interest rate risk component, and the Bank qualifies for such exemption. Pending implementation of the interest rate risk component, the OTS has the authority to impose a higher individualized capital requirement on any savings association it deems to have excess interest rate risk. The OTS also may adjust the risk-based capital requirement on an individualized basis to take into account risks due to concentrations of credit and non-traditional activities. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset and Liability Management."

         The OTS has adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled savings and loan associations. At each successively lower defined capital category, an association is subject to more restrictive and numerous mandatory or discretionary regulatory actions or limits, and the OTS has less flexibility in determining how to resolve the problems of the institution. The OTS has defined these capital levels as follows: (i) well-capitalized associations must have total risk-based capital of at least 10%, core risk-based capital (consisting only of items that qualify for inclusion in core capital) of at least 6% and core capital of at least 5%; (ii) adequately capitalized associations are those that meet the regulatory minimum of total risk-based capital of 8%, core risk-based capital of 4%, and core capital of 4% (except for associations receiving the highest examination rating, in which case the level is 3%) but are not well-capitalized; (iii) undercapitalized associations are those that do not meet regulatory limits, but that are not significantly undercapitalized; (iv) significantly undercapitalized associations have total risk-based capital of less than 6%, core risk-based capital of less than 3% or core capital of less than 3%; and (v) critically undercapitalized associations are those with core capital of less than 2% of total assets. In addition, the OTS generally can downgrade an association's capital category, notwithstanding its capital level, if, after notice and opportunity for hearing, the association is deemed to be engaging in an unsafe or unsound practice because it has not corrected deficiencies that resulted in it receiving a less than satisfactory examination rating on matters other than capital or it is deemed to be in an unsafe or unsound condition. An undercapitalized association must submit a capital restoration plan to the OTS within 45 days after it becomes undercapitalized. Undercapitalized associations will be subject to increased monitoring and asset growth restrictions and will be required to obtain prior approval for acquisitions, branching and engaging in new lines of business. Critically undercapitalized institutions must be placed in conservatorship or receivership within 90 days of reaching that capitalization level, except under limited circumstances. The Bank's capital at September 30, 1997, meets the standards for a well-capitalized institution.

         Federal law prohibits a savings and loan association from making a capital distribution to anyone or paying management fees to any person having control of the association if, after such distribution or payment, the association would be undercapitalized. In addition, each company controlling an undercapitalized association must guarantee that the association will comply with its capital plan until the association has been adequately capitalized on an average during each of four preceding calendar quarters and must provide adequate assurances of performance. The aggregate liability pursuant to such guarantee is limited to the lesser of (i) an amount equal to 5% of the association's total assets at the time the association became undercapitalized or (ii) the amount that is necessary to bring the association into compliance with all capital standards applicable to such association at the time the association fails to comply with its capital restoration plan.

         LIQUIDITY. OTS regulations require that savings associations maintain an average daily balance of liquid assets (cash, certain time deposits, association's acceptances, and specified United States Government, state or federal agency obligations) equal to a monthly average of not less than 4% of its net withdrawable savings deposits plus borrowings payable in one year or less. Monetary penalties may be imposed upon member institutions failing to meet liquidity requirements. The eligible liquidity of the Bank at September 30, 1997, was approximately $6.6 million, or 13.7%, which exceeded the then applicable 5% liquidity requirement by approximately $4.2 million. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources."

        QUALIFIED THRIFT LENDER TEST. Prior to September 30, 1996, the QTL test required savings associations to maintain a specified level of investments in assets that are designated as qualifying thrift investments ("QTI"), which are generally related to domestic residential real estate and manufactured housing and include stock issued by any FHLB, the FHLMC or the FNMA. Under this test 65% of an institution's "portfolio assets" (total assets less goodwill and other intangibles, property used to conduct business, and 20% of liquid assets) must consist of QTI on a monthly average basis in 9 out of every 12 months. Congress created a second QTL test, effective September 30, 1996, pursuant to which a savings association may also qualify as a QTL thrift if at least 60% of the institution's assets (on a tax basis) consist of specified assets (generally loans secured by residential real estate or deposits, educational loans, cash, and certain governmental obligations). The OTS may grant exceptions to the QTL test under certain circumstances. If a savings association fails to meet the QTL test, the association and its holding company become subject to certain operating and regulatory restrictions. A savings association that fails to meet the QTL test will not be eligible for new FHLB advances. At September 30, 1997, the Bank met the QTL test.

         LENDING LIMIT. OTS regulations generally limit the aggregate amount that a savings association can lend to one borrower or group of related borrowers to an amount equal to 15% of the association's Lending Limit Capital. A savings association may lend to one borrower an additional amount not to exceed 10% of the association's Lending Limit Capital, if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." Certain types of loans are not subject to this limit. In applying this limit, the regulations require that loans to certain related borrowers be aggregated. An exception to this limit permits loans of any type to one borrower up to $500,000.

         Based on such limits, the Bank was able to lend approximately $1.6 million to one borrower at September 30, 1997. The largest amount the Bank had outstanding to one borrower at September 30, 1997, was $874,364, which consisted of nine loans, secured by a commercial property, equipment and the borrower's residences. At September 30, 1997, such loans were performing in accordance with their terms. See "THE BUSINESS OF THE BANK - Lending Activities -- Loan to One Borrower Limits."

        TRANSACTIONS WITH INSIDERS AND AFFILIATES. Loans to executive officers, directors, and principal shareholders and their related interests must conform to the lending limit on loans to one borrower, and the total of such loans to executive officers, directors, principal shareholders, and their related interests cannot exceed the Bank's Lending Limit Capital (or 200% of Lending Limit Capital for qualifying institutions with less than $100 million in assets). Most loans to directors, executive officers, and principal shareholders must be approved in advance by a majority of the "disinterested" members of the board of directors of the Bank with any "interested" director not participating. All loans to directors, executive officers, and principal shareholders must be made on terms substantially the same as offered in comparable transactions with the general public or as offered to all employees in a company-wide benefit program, and loans to executive officers are subject to additional limitations. The Bank was in compliance with such restrictions at September 30, 1997.

        All transactions between a savings association and its affiliates must comply with Sections 23A and 23B of the Federal Reserve Act (the "FRA"). An affiliate of a savings association is any company or entity that controls, is controlled by or is under common control with, the savings association. The Holding Company will be an affiliate of the Bank. Generally, Sections 23A and 23B of the FRA (i) limit the extent to which a savings association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, (ii) limit the aggregate of all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (iii) require that all such transactions be on terms substantially the same, or at least as favorable to the association, as those provided in transactions with a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee, and other similar types of transactions. In addition to the limits in Sections 23A and 23B, a savings association may not make any loan or other extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for a bank holding company and may not purchase or invest in securities of any affiliate except shares of a subsidiary. The Bank was in compliance with these requirements and restrictions at September 30, 1997.

         LIMITATIONS ON CAPITAL DISTRIBUTIONS. The OTS imposes various restrictions or requirements on the ability of associations to make capital distributions, according to ratings of associations based on their capital level and supervisory condition. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases, and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association.

         For purposes of the capital distribution regulations, each institution is categorized in one of three tiers. Tier 1 consists of associations that, before and after the proposed capital distribution, meet their fully phased-in capital requirement. Associations in this category may make capital distributions during any calendar year equal to the greater of 100% of their net income, current year-to-date, plus 50% of the amount by which the lesser of such association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a tier 2 association. A tier 2 association meets its current minimum, but not fully phased-in capital requirement before and after a proposed capital distribution. An association in this category may make capital distributions up to 75% of its net income over the most recent four quarters. A Tier 3 association is one which does not meet its current minimum capital requirement and must obtain OTS approval of any capital distribution. A tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a tier 2 or tier 3 association. The Bank meets the requirements for a tier 1 association and has not been notified of any need for more than normal supervision.

         The Bank will also be prohibited from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the net worth of the Bank would be reduced below the amount required to be maintained for the liquidation account established in connection with the Conversion. See "THE CONVERSION - Principal Effects of the Conversion - Liquidation Account." In addition, as a subsidiary of the Holding Company, the Bank will also be required to give the OTS 30 days' notice prior to declaring any dividend on its stock. The OTS may object to the dividend during that 30-day period based on safety and soundness concerns. Moreover, the OTS may prohibit any capital distribution otherwise permitted by regulation if the OTS determines that such distribution would constitute an unsafe or unsound practice. Pursuant to OTS policy, as a condition to approval of the Conversion, the Bank will be required to state that it will not undertake a tax-free return of capital for a period of one year following completion of the Conversion.

         In December 1994, the OTS issued a proposal to amend the capital distributions limits. Under that proposal, an association which is not owned by a holding company and which has an examination rating of 1 or 2 could make a capital distribution without notice to the OTS, if it remains adequately capitalized, as described above, after the distribution is made. Any other association seeking to make a capital distribution that would not cause the association to fall below the capital levels to qualify as adequately capitalized or better, would have to provide notice to the OTS. Except under limited circumstances and with OTS approval, no capital distributions would be permitted if it caused the association to become undercapitalized.

         HOLDING COMPANY REGULATION. After the Conversion, the Holding Company will be a savings and loan holding company within the meaning of the HOLA. As such, the Holding Company will register with the OTS and will be subject to OTS regulations, examination, supervision, and reporting requirements.

         The HOLA generally prohibits a savings and loan holding company from controlling any other savings and loan association or savings and loan holding company, without prior approval of the OTS, or from acquiring or retaining more than 5% of the voting shares of a savings and loan association or holding company thereof, which is not a subsidiary. Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings and loan association for cash without being deemed to control the association. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

         The Holding Company will be a unitary savings and loan holding company. Under current law, there are generally no restrictions on the activities of unitary savings and loan holding companies and such companies are the only financial institution holding companies which may engage in commercial, securities, and insurance activities without limitation. The broad latitude under current law can be restricted if the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness, or stability of its subsidiary savings and loan association. The OTS may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings and loan association; (ii) transactions between the savings and loan association and its affiliates; and
(iii) any activities of the savings and loan association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings and loan association. Notwithstanding the foregoing rules as to permissible business activities of a unitary savings and loan holding company, if the savings and loan association subsidiary of a holding company fails to meet the QTL, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. At September 30, 1997, the Bank met the QTL. See "Qualified Thrift Lender Test."

         Congress is considering legislation which may limit the Holding Company's ability to engage in these activities and the Holding Company cannot predict if and in what form these proposals might become law. However, such limits would not impact the Holding Company's initial activity of holding stock of the Bank.

         If the Holding Company were to acquire control of another savings institution, other than through a merger or other business combination with the Bank, the Holding Company would become a multiple savings and loan holding company. Unless the acquisition is an emergency thrift acquisition and each subsidiary savings and loan association meets the QTL, the activities of the Holding Company and any of its subsidiaries (other than the Bank or other subsidiary savings and loan associations) would thereafter be subject to activity restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof that is not a savings institution shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business; (iii) holding, managing or liquidating assets owned by or acquired from a subsidiary savings institution; (iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities previously directly authorized by federal regulation as of March 5, 1987, to be engaged in by multiple holding companies; or (vii) those activities authorized by the FRB as permissible for bank holding companies, unless the OTS by regulation prohibits or limits such activities for savings and loan holding companies, and which have been approved by the OTS prior to being engaged in by a multiple holding company.

         The OTS may approve an acquisition resulting in the formation of a multiple savings and loan holding company that controls savings and loan associations in more than one state only if the multiple savings and loan holding company involved controls a savings and loan association that operated a home or branch office in the state of the Bank to be acquired as of March 5, 1987, or if the laws of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions). As under prior law, the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings and loan associations in more than one state in the case of certain emergency thrift acquisitions. Bank holding companies have had more expansive authority to make interstate acquisitions than savings and loan holding companies since August 1995.

FDIC REGULATIONS

         DEPOSIT INSURANCE. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, the Bank Insurance Fund (the "BIF") for commercial banks and state savings banks and the SAIF for savings associations. The FDIC is required to maintain designated levels of reserves in each fund. The Bank's deposit accounts are insured by the FDIC in the SAIF up to the prescribed limits. The FDIC has examination authority over all insured depository institutions, including the Bank, and has authority to initiate enforcement actions against federally insured savings associations if the FDIC does not believe the OTS has taken appropriate action to safeguard safety and soundness and the deposit insurance fund.

        The FDIC is required to maintain designated levels of reserves in each fund. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary based on the risk the institution poses to its deposit insurance fund. The risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

        Because of the differing reserve levels of the funds, deposit insurance assessments paid by healthy savings associations were reduced significantly below the level paid by healthy savings associations effective in mid-1995. Assessments paid by healthy savings associations exceeded those paid by healthy commercial banks by approximately $.19 per $100 in deposits in late 1995. Such excess equaled approximately $.23 per $100 in deposits beginning in 1996. This premium disparity had a negative competitive impact on the Bank and other institutions in the SAIF.

        Federal legislation which was effective September 30, 1996, provided for the recapitalization of the SAIF by means of a special assessment of $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. Certain banks holding SAIF deposits are required to pay the same special assessment on 80% of deposits at March 31, 1995. In addition, the cost of prior thrift failures, which had previously been paid only by SAIF members, will also be paid by BIF members. As a result, BIF assessments for healthy banks in 1997 were $.013 per $100 in deposits, and SAIF assessments for healthy institutions in 1997 were $.064 per $100 in deposits.

        The Bank had $39.7 million in deposits at March 31, 1995. The Bank paid a special assessment of $261,000 in November 1996, which was accounted for and recorded as of September 30, 1996. This assessment is tax-deductible but has reduced earnings for the year ended June 30, 1997.

FRB REGULATIONS

         FRB regulations currently require savings associations to maintain reserves of 3% of net transaction accounts (primarily NOW accounts) up to $49.3 million (subject to an exemption of up to $4.4 million), and of 10% of net transaction accounts over $49.3 million. At September 30, 1997, the Bank was in compliance with this reserve requirement.

FEDERAL HOME LOAN BANKS

         The FHLBs provide credit to their members in the form of advances. See "THE BUSINESS OF THE BANK - Deposits and Borrowings." The Bank is a member of the FHLB of Cincinnati and must maintain an investment in the capital stock of the FHLB of Cincinnati in an amount equal to the greater of 1% of the aggregate outstanding principal amount of the Bank's residential mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, and 5% of its advances from the FHLB. The Bank is in compliance with this requirement with an investment in stock of the FHLB of Cincinnati of $373,000 at September 30, 1997.

         Upon the origination or renewal of a loan or advance, the FHLB of Cincinnati is required by law to obtain and maintain a security interest in collateral in one or more of the following categories: fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such loans; securities issued, insured or guaranteed by the U.S. Government or an agency thereof; deposits in any FHLB; or other real estate related collateral (up to 30% of the member association's capital) acceptable to the applicable FHLB, if such collateral has a readily ascertainable value and the FHLB can perfect its security interest in the collateral.

         Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers. All long-term advances by each FHLB must be made only to provide funds for residential housing finance.


                                    TAXATION

FEDERAL TAXATION

         The Holding Company and the Bank are each subject to the federal tax laws and regulations which apply to corporations generally. In addition to the regular income tax, the Holding Company and the Bank may be subject to an alternative minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on "alternative minimum taxable income" (which is the sum of a corporation's regular taxable income, with certain adjustments, and tax preference items), less any available exemption. Such tax preference items include interest on certain tax-exempt bonds issued after August 7, 1986. In addition, 75% of the amount by which a corporation's "adjusted current earnings" exceeds its alternative minimum taxable income computed without regard to this preference item and prior to reduction by net operating losses, is included in alternative minimum taxable income. Net operating losses can offset no more than 90% of alternative minimum taxable income. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax. Payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Taxpayer Relief Act of 1997 repealed the alternative minimum tax for certain "small corporations" for tax years beginning after December 31, 1997. A corporation initially qualifies as a small corporation if it had average gross receipts of $5,000,000 or less for the three tax years ending with its first tax year beginning after December 31, 1997. Once a corporation is recognized as a small corporation, it will continue to be exempt from the alternative minimum tax for as long as its average gross receipts for the prior three-year period do not exceed $7,500,000. In determining if a corporation meets this requirement, the first year that it achieved small corporation status is not taken into consideration.

         Based on the Bank's average gross receipts of $4.35 million for the three tax years ending on June 30, 1997, the Bank would qualify as a small corporation exempt from the alternative minimum tax.

         Prior to the enactment of the Small Business Jobs Protection Act (the "Small Business Act"), which was signed into law on August 21, 1996, certain thrift institutions, were allowed deductions for bad debts under methods more favorable than those granted to other taxpayers. Qualified thrift institutions could compute deductions for bad debts using either the specific charge off method of Section 166 of the Code, or one of the two reserve methods of Section 593 of the Code. The reserve methods under Section 593 of the Code permitted a thrift institution annually to elect to deduct bad debts under either (i) the "percentage of taxable income" method applicable only to thrift institutions, or
(ii) the "experience" method that also was available to small banks. Under the "percentage of taxable income" method, a thrift institution generally was allowed a deduction for an addition to its bad debt reserve equal to 8% of its taxable income (determined without regard to this deduction and with additional adjustments). Under the experience method, a thrift institution was generally allowed a deduction for an addition to its bad debt reserve equal to the greater of (i) an amount based on its actual average experience for losses in the current and five preceding taxable years, or (ii) an amount necessary to restore the reserve to its balance as of the close of the base year. A thrift institution could elect annually to compute its allowable addition to bad debt reserves for qualifying loans either under the experience method or the percentage of taxable income method.

         The Small Business Act eliminated the percentage of taxable income reserve method of accounting for bad debts by thrift institutions, effective for taxable years beginning after 1995. Thrift institutions that would be treated as small banks are allowed to utilize the experience method applicable to such institutions, while thrift institutions that are treated as large banks are required to use only the specific charge off method.

         A thrift institution required to change its method of computing reserves for bad debts will treat such change as a change in the method of accounting, initiated by the taxpayer, and having been made with the consent of the Secretary of the Treasury. Section 481(a) of the Code requires certain amounts to be recaptured with respect to such change. Generally, the amounts to be recaptured will be determined solely with respect to the "applicable excess reserves" of the taxpayer. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after 1995, subject to the residential loan requirement described below. In the case of a thrift institution that becomes a large bank, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans (generally loans secured by improved real estate) and its reserve for losses on nonqualifying loans (all other types of loans) as of the close of its last taxable year beginning before January 1, 1996, over (ii) the balances of such reserves as of the close of its last taxable year beginning before January 1, 1988 (i.e., the "pre-1988 reserves"). In the case of a thrift institution that becomes a small bank, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans and its reserve for losses on nonqualifying loans as of the close of its last taxable year beginning before January 1, 1996, over (ii) the greater of the balance of (a) its pre-1988 reserves or (b) what the thrift's reserves would have been at the close of its last year beginning before January 1, 1996, had the thrift always used the experience method.

         For taxable years that begin on or after January 1, 1996, and before January 1, 1998, if a thrift meets the residential loan requirement for a tax year, the recapture of the applicable excess reserves otherwise required to be taken into account as a Code Section 481(a) adjustment for the year will be suspended. A thrift meets the residential loan requirement if, for the tax year, the principal amount of residential loans made by the thrift during the year is not less then its base amount. The "base amount" generally is the average of the principal amounts of the residential loans made by the thrift during the six most recent tax years beginning before January 1, 1996. A residential loan is a loan as described in Section 7701(a)(19)(C)(v) (generally a loan secured by residential real and church property and certain mobile homes), but only to the extent that the loan is made to the owner of the property.

         The balance of the pre-1988 reserves is subject to the provisions of
Section 593(e) as modified by the Small Business Act which require recapture in the case of certain excessive distributions to shareholders. The pre-1988 reserves may not be utilized for payment of cash dividends or other distributions to a shareholder (including distributions in dissolution or liquidation) or for any other purpose (excess to absorb bad debt losses). Distribution of a cash dividend by a thrift institution to a shareholder is treated as made: first, out of the institution's post-1951 accumulated earnings and profits; second, out of the pre-1988 reserves; and third, out of such other accounts as may be proper. To the extent a distribution by the Bank to the Holding Company is deemed paid out of its pre-1988 reserves under these rules, the pre-1988 reserves would be reduced and the Bank's gross income for tax purposes would be increased by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in its gross income, equals the amount deemed paid out of the pre-1988 reserves. As of September 30, 1997, the Bank's pre-1988 reserves for tax purposes totaled approximately

$1,548,000. The Bank believes it had approximately $8.5 million of accumulated earnings and profits for tax purposes as of September 30, 1997, which would be available for dividend distributions, provided regulatory restrictions applicable to the payment of dividends are met. See "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions." No representation can be made as to whether the Bank will have current or accumulated earnings and profits in subsequent years.

         The tax returns of the Bank have been audited or closed without audit through fiscal year 1994. In the opinion of management, any examination of open returns would not result in a deficiency which could have a material adverse effect on the financial condition of the Bank.

Ohio Taxation

         The Holding Company is subject to the Ohio corporation franchise tax, which, as applied to the Holding Company, is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 and (ii) 0.582% times taxable net worth. Under these falternative measures of computing tax liability, the states to which a taxpayer's adjusted total net income and adjusted total net worth are apportioned or allocated are determined by complex formulas. The minimum tax is $50 per year.

         A special litter tax is also applicable to all corporations, including the Holding Company, subject to the Ohio corporation franchise tax other than "financial institutions." If the franchise tax is paid on the net income basis, the litter tax is equal to .11% of the first $50,000 of computed Ohio taxable income and .22% of computed Ohio taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to .014% times taxable net worth.


         Ohio corporation franchise tax law is scheduled to change markedly as a consequences of legislative reforms enacted July 1, 1997. Tax liability, however, continues to be measured by both net income and net worth. In general, tax liability will be the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.5% of computed Ohio taxable income in excess of $50,000 or (ii) 0.40% of taxable net worth. Under these alternative measures of computing tax liability, the states to which total net income and total net worth will be apportioned or allocated will continue to be determined by complex formulas, but the formulas change. The minimum tax will still be $50 per year and maximum tax liability as measured by net worth will be limited to $150,000 per year. The special litter taxes remain in effect. Various other changes in the tax law may affect the Holding Company. The Bank is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of the Bank's apportioned book net worth, determined in accordance with GAAP, less any statutory deduction. This rate of tax is scheduled to decrease in each of the years 1990 and 2000. As a "financial institution," the Bank is not subject to any tax based upon net income or net profits imposed by the State of Ohio.


                                 THE CONVERSION

         THE OTS AND THE DIVISION HAVE APPROVED THE PLAN, SUBJECT TO THE APPROVAL OF THE PLAN BY THE MEMBERS OF THE BANK ENTITLED TO VOTE ON THE PLAN AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS AND THE DIVISION. OTS AND DIVISION APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

GENERAL

         On November 12, 1997, the Board of Directors of the Bank unanimously adopted the Plan and recommended that the voting members of the Bank approve the Plan at the Special Meeting. During and upon completion of the Conversion, the Bank will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices, and will retain its existing management and employees.

         Based on the current Valuation Range, between 1,445,000 and 1,955,000 Common Shares are expected to be offered in the Subscription Offering and the Community Offering at a price of $10 per share. Applicable regulations permit the Holding Company to offer additional Common Shares in an amount not to exceed 15% above the maximum of the Valuation Range, which would permit the issuance of up to 2,248,250 Common Shares with an aggregate purchase price of $22,482,500. Federal regulations require, with certain exceptions, that shares offered in connection with the Conversion must be sold up to at least the minimum point of the Valuation Range in order for the Conversion to become effective. The actual number of Common Shares sold in connection with the Conversion will be determined upon completion of the Offering based on the final valuation of the Bank, as converted. See "Pricing and Number of Common Shares to be Sold."

         The Common Shares will be offered in the Subscription Offering to the ESOP and certain present and former depositors of the Bank. Any Common Shares not subscribed for in the Subscription Offering will be offered to the general public in the Community Offering in a manner which will seek to achieve the widest distribution of the Common Shares, but which will give preference to natural persons residing in Coshocton County, Ohio. Under OTS regulations, the Community Offering must be completed within 45 days after completion of the Subscription Offering, unless such period is extended by the Bank with the approval of the OTS and the Division. If the Community Offering is determined not to be feasible, an occurrence that is not currently anticipated, the Boards of Directors of the Holding Company and the Bank will consult with the OTS and the Division to determine an appropriate alternative method of selling unsubscribed Common Shares up to the minimum of the Valuation Range. No alternative sales methods are currently planned.

         OTS and Ohio regulations require the completion of the Conversion within 24 months after the date of the approval of the Plan by the voting members of the Bank. The commencement and completion of the Conversion will be subject to market conditions and other factors beyond the Bank's control. Due to changing economic and market conditions, no assurance can be given as to the length of time that will be required to complete the sale of the Common Shares. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Bank. In such circumstances, the Bank may also incur substantial additional printing, legal and accounting expenses in completing the Conversion. In the event the Conversion is not successfully completed, the Bank will be required to charge all Conversion expenses against current earnings.

REASONS FOR THE CONVERSION

         The principal factors considered by the Bank's Board of Directors in reaching the decision to pursue a mutual-to-stock conversion were the numerous competitive advantages which the stock form of organization offers, including growth opportunities, employee retention through the use of stock-based benefit plans, and increased capital levels.

         If the Bank is to continue to grow and prosper, the mutual form of organization is the least desirable form from a competitive standpoint. The opportunities for a mutual to expand through mutual-to-mutual mergers or acquisitions are limited. Although the Bank does not have any specific acquisitions planned at this time, the Conversion will position the Bank to take advantage of any acquisition opportunities which may present themselves. Because a conversion to stock form is a time-consuming and complex process, the Bank cannot wait until an acquisition is imminent to embark on the conversion process.

         As an increasing number of the Bank's competitors convert to stock form and acquire the ability to use stock-based compensation programs, the Bank, in mutual form, would be at a disadvantage when it comes to attracting and retaining qualified management. The Bank believes that the ESOP, the Stock Option Plan and the RRP are important tools in achieving such goals. See "MANAGEMENT - Stock Benefit Plans."

PRINCIPAL EFFECTS OF THE CONVERSION

         VOTING RIGHTS. Deposit holders who are members of the Bank in its mutual form will have no voting rights in the Bank as converted and will not participate, therefore, in the election of directors or otherwise control the Bank's affairs. Voting rights in the Holding Company will be held exclusively by its shareholders, and voting rights in the Bank will be held exclusively by the Holding Company as the sole shareholder of the Bank. Each holder of the Holding Company's common shares will be entitled to one vote for each share owned on any matter to be considered by the Holding Company's shareholders. See "DESCRIPTION OF AUTHORIZED SHARES."

         DEPOSIT ACCOUNTS AND LOANS. Deposit accounts in the Bank, as converted, will be equivalent in amount, interest rate and other terms to the present deposit accounts in the Bank, and the existing FDIC insurance on such accounts will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with the Bank.

         TAX CONSEQUENCES. The consummation of the Conversion is expressly conditioned on receipt by the Bank of a private letter ruling from the IRS or an opinion of counsel to the effect that the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Code. The Bank intends to proceed with the Conversion based upon an opinion received from its special counsel, Vorys, Sater, Seymour and Pease, to the following effect:

                  (1) The Conversion constitutes a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by the Bank in its mutual form or in its stock form as a result of the Conversion. The Bank in its mutual form and the Bank in its stock form will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

                  (2) No gain or loss will be recognized by the Bank upon the receipt of money from the Holding Company in exchange for the capital stock of the Bank, as converted;

                  (3) The assets of the Bank will have the same basis in its hands immediately after the Conversion as they had in its hands immediately prior to the Conversion, and the holding period of the assets of the Bank after the Conversion will include the period during which the assets were held by the Bank before the Conversion;

                  (4) No gain or loss will be recognized by the deposit account holders of the Bank upon the issuance to them, in exchange for their respective withdrawable deposit accounts in the Bank immediately prior to the Conversion, of withdrawable deposit accounts in the Bank immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in the Bank immediately prior to the Conversion, plus, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, the interests in the Liquidation Account of the Bank, as described below;

                  (5) The basis of the withdrawable deposit accounts in the Bank held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in the Bank immediately prior to the Conversion. The basis of the interests in the Liquidation Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero. The basis of the nontransferable subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members will be zero (assuming that at distribution such rights have no ascertainable fair market value);

                  (6) No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase Common Shares (assuming that at distribution such rights have no ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members as a result of their exercise of such nontransferable subscription rights;

                  (7) The basis of the Common Shares purchased by members of the Bank pursuant to the exercise of subscription rights will be the purchase price thereof (assuming that such rights have no ascertainable fair market value and that the purchase price is not less than the fair market value of the shares on the date of such exercise), and the holding period of such shares will commence on the date of such exercise. The basis of the Common Shares purchased other than by the exercise of subscription rights will be the purchase price thereof (assuming in the case of the other subscribers that the opportunity to buy in the Subscription Offering has no ascertainable fair market value), and the holding period of such shares will commence on the day after the date of the purchase;

                  (8) For purposes of Section 381 of the Code, the Bank will be treated as if there had been no reorganization. The taxable year of the Bank will not end on the effective date of the Conversion. Immediately after the Conversion, the Bank in its stock form will succeed to and take into account the tax attributes of the Bank in its mutual form immediately prior to the Conversion, including the Bank's earnings and profits or deficit in earnings and profits;

                  (9) The bad debt reserves of the Bank in its mutual form immediately prior to the Conversion will not be required to be restored to the gross income of the Bank in its stock form as a result of the Conversion and immediately after the Conversion such bad debt reserves will have the same character in the hands of the Bank in its stock form as they would have had if there had been no Conversion. The Bank in its stock form will succeed to and take into account the dollar amounts of those accounts of the Bank in its mutual form which represent bad debt reserves in respect of which the Bank in its mutual form has taken a bad debt deduction for taxable years ending on or before the Conversion; and

                  (10) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of the Bank available for the subsequent distribution of dividends within the meaning of Section 316 of the Code. The creation of the Liquidation Account on the records of the Bank will have no effect on its taxable income, deductions for additions to reserves for bad debts under Section 593 of the Code or distributions to stockholders under Section 593(e) of the Code.

                  For Ohio tax purposes, the tax consequences of the Conversion will be as follows:

                  (1) The Bank is a "financial institution" for State of Ohio tax purposes, and the Conversion will not change such status;

                  (2) The Bank is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of the Bank's equity capital determined in accordance with GAAP, and the Conversion will not change such status;

                  (3) As a "financial institution," the Bank is not subject to any tax based upon net income or net profit imposed by the State of Ohio, and the Conversion will not change such status;

                  (4) The Conversion will not be a taxable transaction to the Bank in its mutual or stock form for purposes of the Ohio corporate franchise tax. As a consequence of the Conversion, however, the annual Ohio corporate franchise tax liability of the Bank will increase if the taxable net worth of the Bank (i.e., book net worth computed in accordance with GAAP at the close of the Bank's taxable year for federal income tax purposes) increases thereby; and

                  (5) The Conversion will not be a taxable transaction to any deposit account holder or borrower member of the Bank in its mutual or stock form for purposes of the Ohio corporate franchise tax and the Ohio personal income tax.

         The Bank has received an opinion from Keller to the effect that the subscription rights have no ascertainable fair market value because the rights are received by specified persons at no cost, may not be transferred and are of short duration. The IRS could challenge the assumption that the subscription rights have no ascertainable fair market value.

         Each Eligible Account Holder, Supplemental Eligible Account Holder and Other Eligible Member is urged to consult his or her own tax advisor with respect to the effect of such tax consequences on his or her own particular facts and circumstances.

         LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor in the Bank would receive a pro rata share of any assets of the Bank remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their deposit accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's accounts bears to the total aggregate value of all deposits in the Bank at the time of liquidation.

         In the event of a complete liquidation of the Bank in its stock form after the Conversion, each depositor would have a claim of the same general priority as the claims of all other general creditors of the Bank. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's account plus accrued interest. The depositor would have no interest in the assets of the Bank above that amount. Such assets would be distributed to the Holding Company as the sole shareholder of the Bank.

         For the purpose of granting a limited priority claim to the assets of the Bank in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposit accounts at the Bank after the Conversion, the Bank will, at the time of Conversion, establish a liquidation account in an amount equal to the net worth of the Bank as of September 30, 1997 (the "Liquidation Account"). The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of the Bank.

         Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest (the "Subaccount") in a portion of the Liquidation Account for Qualifying Deposits held on the Eligibility Record Date or the Supplemental Eligibility Record Date.

         The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders and Supplemental Eligible Account Holders on the corresponding record date. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on the last day of each fiscal year of the Holding Company subsequent to the respective record dates, the balance in the deposit account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such deposit account at the close of business on the last day of any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or the Supplemental Eligibility Record Date, the balance of the Subaccount for such deposit account shall be adjusted proportionately to the reduction in such deposit account balance. In the event of any such downward adjustment, such Subaccount balance shall not be subsequently increased notwithstanding any increase in the deposit balance of the related deposit account. If any deposit account is closed, its related Subaccount shall be reduced to zero upon such closing.

         In the event of a complete liquidation of the converted Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to the Holding Company as the sole shareholder of the Bank. Any assets remaining after satisfaction of such liquidation rights and the claims of the Bank's creditors would be distributed to the Holding Company as the sole shareholder of the Bank. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another financial institution, the deposits of which are insured by the FDIC, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

         COMMON SHARES. SHARES ISSUED UNDER THE PLAN CANNOT AND WILL NOT BE INSURED BY THE FDIC. For a description of the characteristics of the Common Shares, see "DESCRIPTION OF AUTHORIZED SHARES."

INTERPRETATION AND AMENDMENT OF THE PLAN

         To the extent permitted by law, all interpretations of the Plan by the Boards of Directors of the Holding Company and the Bank will be final. The Plan may be amended by the Boards of Directors of the Holding Company and the Bank at any time with the concurrence of the OTS and the Division. If the Bank and the Holding Company determine, upon advice of counsel and after consultation with the OTS and the Division, that any such amendment is material, subscribers will be notified of the amendment and will be provided the opportunity to affirm, increase, decrease or cancel their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

CONDITIONS AND TERMINATION

         The completion of the Conversion requires the approval of the Plan and the adoption of the Amended Articles of Incorporation and the Amended Constitution by the voting members of the Bank at the Special Meeting and the completion of the sale of the requisite amount of Common Shares within 24 months following the date of such approval. If these conditions are not satisfied, the Plan will automatically terminate and the Bank will continue its business in the mutual form of organization. The Plan may be voluntarily terminated by the Board of Directors at any time before the Special Meeting and at any time thereafter with the approval of the OTS and the Division.

SUBSCRIPTION OFFERING

         THE SUBSCRIPTION OFFERING WILL EXPIRE AT ___:00 __.M., EASTERN STANDARD TIME, ON MARCH __, 1998. SUBSCRIPTION RIGHTS NOT EXERCISED BEFORE ___:00 __.M., EASTERN STANDARD TIME, ON MARCH __, 1998, WILL BE VOID, WHETHER OR NOT THE BANK HAS BEEN ABLE TO LOCATE EACH PERSON ENTITLED TO SUCH SUBSCRIPTION RIGHTS.

         Nontransferable subscription rights to purchase Common Shares are being issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. EACH PERSON SUBSCRIBING FOR

COMMON SHARES MUST REPRESENT TO THE BANK THAT HE OR SHE IS PURCHASING SUCH SHARES FOR HIS OR HER OWN ACCOUNT AND THAT HE OR SHE HAS NO AGREEMENT OR UNDERSTANDING WITH ANY OTHER PERSON FOR THE SALE OR TRANSFER OF THE COMMON SHARES. ANY PERSON WHO ATTEMPTS TO TRANSFER HIS OR HER SUBSCRIPTION RIGHTS MAY BE SUBJECT TO PENALTIES AND SANCTIONS, INCLUDING LOSS OF THE SUBSCRIPTION RIGHTS.

         The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of Common Shares for purchase under the preference categories set forth in the Plan and certain other limitations. See "Limitations on Purchases of Common Shares." The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the voting members of the Bank at the Special Meeting.

         The preference categories and preliminary purchase limitations which have been established by the Plan, in accordance with applicable regulations, for the allocation of Common Shares are as follows:

                           (a) Each Eligible Account Holder shall receive, without payment therefor, a nontransferable right to purchase in the Subscription Offering up to the greater of (i) 15,000 Common Shares,
         (ii) .10% of the total number of Common Shares sold in connection with the Conversion, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction, the numerator of which is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitations set forth in the Plan and subject to adjustment by the Board of Directors of the Holding Company and the Bank as set forth in the Plan. If the exercise of subscription rights by Eligible Account Holders results in an over-subscription, Common Shares will be allocated among subscribing Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Eligibility Record Date bears to the total Qualifying Deposits of all Eligible Account Holders on such date. Notwithstanding the foregoing, Common Shares in excess of 1,955,000, the maximum of the Valuation Range, may be sold to the ESOP before fully satisfying the subscriptions of Eligible Account Holders. No fractional shares will be issued. For purposes of this paragraph
         (a), increases in the Qualifying Deposits of directors and executive officers of the Bank during the twelve months preceding the Eligibility Record Date shall not be considered.

                           (b) The ESOP shall receive, without payment therefor, a nontransferable right to purchase in the Subscription Offering an aggregate amount of up to 10% of the Common Shares sold in the Conversion, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders up to the maximum of the Valuation Range pursuant to paragraph (a) above. Although the Plan and OTS regulations permit the ESOP to purchase up to 10% of the Common Shares, the Holding Company anticipates that the ESOP will purchase 8% of the Common Shares. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued Common Shares. If the ESOP purchases authorized but unissued Common Shares, such purchases could have a dilutive effect on the interests of the Holding Company's shareholders. See "RISK FACTORS - Potential Impact of Benefit Plans on Net Earnings and Shareholders' Equity."

                           (c) Provided that shares remain available after satisfying the subscription rights of Eligible Account Holders and the ESOP pursuant to paragraphs (a) and (b) above each Supplemental Eligible Account Holder will receive, without payment therefor, a nontransferable right to purchase up to the greater of (i) 15,000 Common Shares, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction, the numerator of which is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitations set forth in Section 10 of the Plan and subject to adjustment by the Board of Directors of the Holding Company and the Bank as set forth in Section 10 of the Plan. If the exercise of subscription rights by Supplemental Eligible Account Holders results in an oversubscription, Common Shares will be allocated among subscribing Supplemental Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Supplemental Eligibility Record Date bears to the total Qualifying Deposits of all Supplemental Eligible Account Holders on such date. No fractional shares will be issued.

                           (d) Provided that shares remain available after satisfying the subscription rights of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders pursuant to paragraphs
         (a), (b) and (c) above, each Other Eligible Member, other than an Eligible Account Holder or Supplemental Eligible Account Holder, shall receive, without payment therefor, a nontransferable right to purchase up to the greater of (i) 15,000 Common Shares, and (ii) .10% of the total number of Common Shares sold in connection with the Conversion, subject to adjustment by the Boards of Directors of the Bank and the Holding Company. In the event of an oversubscription by Other Eligible Members, the available Common Shares will be allocated among subscribing Other Eligible Members in the same proportion that their subscriptions bear to the total amount of subscriptions by all Other Eligible Members; provided, however, that, to the extent sufficient Common Shares are available, each subscribing Other Eligible Member shall receive 25 Common Shares before the remaining available Common Shares are allocated.

         The Board of Directors may reject any one or more subscriptions if, based upon the Board of Directors' interpretation of applicable regulations, such subscriber is not entitled to the shares for which he or she has subscribed or if the sale of shares subscribed for would be in violation of any applicable statutes, regulations, or rules.

         The Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons having subscription rights reside. However, no such person will be offered or receive any Common Shares under the Plan who resides in a foreign country or in a state of the United States with respect to which each of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan resides in such country or state; (ii) under the securities laws of such country or state, the granting of subscription rights or the offer or sale of Common Shares to such persons would require the Holding Company or its officers or directors to register as a broker or dealer or to register or otherwise qualify its securities for sale in such country or state; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

         The term "resident," as used herein with respect to the Subscription Offering, means any person who, on the date of submission of a Stock Order Form, maintained a bona fide residence within a jurisdiction in which the Common Shares are being offered for sale. If a person is a business entity, the person's residence shall be the location of the principal place of business. If the person is a personal benefit plan, the residence of the beneficiary shall be the residence of the plan. In the case of all other benefit plans, the residence of the trustee shall be the residence of the plan. In all cases, the determination of a subscriber's residency shall be in the sole discretion of the Bank and the Holding Company.

COMMUNITY OFFERING

         To the extent Common Shares remain available after the satisfaction of all subscriptions received in the Subscription Offering, the Bank is hereby offering Common Shares in the Community Offering subject to the limitations set forth below. If subscriptions are received in the Subscription Offering for up to 2,248,250 Common Shares, Common Shares may not be available in the Community Offering. All sales of the Common Shares in the Community Offering will be at the same price per share as in the Subscription Offering.

         THE COMMUNITY OFFERING WILL BE TERMINATED ON OR BEFORE MARCH ___, 1998, UNLESS EXTENDED BY THE BANK AND THE HOLDING COMPANY WITH THE APPROVAL OF THE OTS AND THE DIVISION, IF NECESSARY. IN ACCORDANCE WITH THE PLAN, THE OFFERING MAY NOT BE EXTENDED BEYOND ______________, 1998.

         In the event shares are available for the Community Offering, each person, together with any Associate or groups Acting in Concert, may purchase in the Community Offering up to 15,000 Common Shares. If an insufficient number of Common Shares is available to fill all of the orders received in the Community Offering, the available Common Shares will be allocated in a manner to be determined by the Boards of Directors of the Holding Company and the Bank, subject to the following:

                  (i) Preference will be given to natural persons who are residents of Coshocton County, Ohio, the county in which the offices of the Bank are located;

                  (ii) Orders received in the Community Offering will first be filled up to 2% of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled; and

                  (iii) The right of any person to purchase Common Shares in the Community Offering is subject to the right of the Holding Company and the Bank to accept or reject such purchases in whole or in part.

         The term "resident," as used herein with respect to the Community Offering, means any natural person who, on the date of submission of a Stock Order Form, maintains a bona fide residence within, as appropriate, Coshocton County, Ohio, or a jurisdiction in which the Common Shares are being offered for sale.

LIMITATIONS ON PURCHASES OF COMMON SHARES

         The Plan provides for certain additional limitations to be placed upon the purchase of Common Shares. To the extent Common Shares are available, the minimum number of Common Shares that may be purchased by any party is 25, or $250. No fractional shares will be issued. Purchases in the Offering are further subject to the limitation that no person, together with his or her Associates and other persons Acting in Concert with him or her, may purchase more than 30,000 Common Shares in the Offering. In connection with the exercise of subscription rights arising from a deposit account in which two or more persons have an interest, the aggregate maximum number of Common Shares which the persons having an interest in such account may purchase in the Subscription Offering in relation to such account is 15,000 Common Shares. Such limitations do not apply to the ESOP. Subject to applicable regulations, the purchase limitation may be increased or decreased after the commencement of the Offering by the Boards of Directors.

         Purchases of Common Shares in the Offering are also subject to the change in control regulations of the OTS which restrict direct and indirect purchases of 10% or more of the stock of any savings association by any person or group of persons acting in concert, under certain circumstances. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK AND RELATED ANTI-TAKEOVER PROVISIONS - Federal Law and Regulation."

         After the Conversion, Common Shares, except for Common Shares purchased by affiliates of the Holding Company and the Bank, will be freely transferable, subject to OTS and Division regulations.

PLAN OF DISTRIBUTION

         The offering of the Common Shares is made only pursuant to this Prospectus, which is available at the offices of the Bank. See "ADDITIONAL INFORMATION." Officers and directors of the Bank will be available to answer questions about the Conversion and may also hold informational meetings for interested persons. Such officers and directors will not be permitted to make statements about the Holding Company or the Bank unless such information is also set forth in this Prospectus, nor will they render investment advice. The Holding Company will rely on Rule 3a4-1 under the Securities Exchange Act of 1934 (the "Exchange Act"), and sales of Common Shares will be conducted within the requirements of Rule 3a4-1, which will permit officers, directors and employees of the Holding Company and the Bank to participate in the sale of Common Shares. No officer, director or employee of the Holding Company or the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Shares.

         To assist the Holding Company and the Bank in marketing the Common Shares, the Holding Company and the Bank have retained Webb, a broker-dealer registered with the SEC and a member of the National Association of Securities Dealers, Inc. ("NASD"). Webb will assist the Bank in (i) training and educating the Bank's employees regarding the mechanics and regulatory requirements of the conversion process; (ii) conducting information meetings for subscribers and other potential purchasers; and (iii) keeping records of all stock subscriptions. For providing these services, the Bank has agreed to pay Webb (a) a management fee of $25,000, all of which has been paid, and (b) a success of 1.3% of the aggregate dollar amount of Common Shares sold in the Subscription Offering and the Community Offering, excluding shares sold by Selected Brokers, if any, and shares purchased by the ESOP and directors, officers, and employees of the Bank and members of their immediate families.

         The Bank has also agreed to reimburse Webb for its reasonable legal fees and disbursements. The Bank and the Holding Company have also agreed to indemnify Webb, under certain circumstances, against liabilities and expenses (including legal fees) arising out of or based upon untrue statements or omissions contained in the materials used in the Offering or in various documents submitted to regulatory authorities in respect of the Conversion, including liabilities under the Securities Act of 1933, as amended (the "Act"), unless such untrue statement or omission, or alleged untrue statement or omission, was made in reliance upon certain information furnished to the Bank by Webb expressly for use in the Summary Proxy Statement or this Prospectus.

         If Common Shares remain available after the satisfaction of all subscriptions received in the Subscription Offering, Webb may enter into an agreement with other NASD member firms ("Selected Brokers") to assist in the sale of Common Shares in the Community Offering. If Selected Brokers are used, Webb will receive commissions of no more than 5.5% of the aggregate purchase price of the Common Shares sold in the Community Offering by the Selected Brokers, and Webb will pay to the Selected Brokers a portion of the 5.5% commission pursuant to selected dealer agreements. During the Community Offering, Selected Brokers may only solicit indications of interest from their customers to place orders with the Bank as of a certain date (the "Order Date") for the purchase of Common Shares. When and if the Bank believes that enough indications of interest and orders have been received in the Community Offering to consummate the Conversion, Webb will request, as of the Order Date, Selected Brokers to submit orders to purchase shares for which they have previously received indications of interest from the customers. Selected Brokers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Brokers will debit the accounts of their customers on the date which will be three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Brokers will be remitted to the Bank. It is anticipated that the Conversion will be consummated on the Settlement Date. However, if consummation is delayed after payment has been received by the Bank from Selected Brokers, funds will earn interest at the current passbook savings account rate, which is currently 2.50%, with an annual percentage yield of 2.53%, until the completion of the offering. Funds will be returned promptly in the event the Conversion is not consummated.

EFFECT OF EXTENSION OF COMMUNITY OFFERING

         If the Community Offering extends beyond ____________, 1998, persons who have subscribed for Common Shares in the Subscription Offering or in the Community Offering will receive a written notice that prior to a date specified in the notice, they have the right to affirm, increase, decrease or rescind their subscriptions for Common Shares. Persons who do not affirmatively elect to continue their subscription or who elect to rescind their subscriptions during any such extension will have all of their funds promptly refunded with interest. Persons who elect to decrease their subscriptions will have the appropriate portion of their funds promptly refunded with interest.

USE OF STOCK ORDER FORMS

         Subscriptions for Common Shares in the Subscription Offering and in the Community Offering may be made only by completing and submitting a Stock Order Form. Any person who desires to subscribe for Common Shares in the Subscription Offering must do so by delivering to the Bank by mail or in person, prior to ___:00 __.m., Eastern Standard Time, on March _____, 1998, a properly executed and completed Stock Order Form, together with full payment of the subscription price of $10 for each Common Share for which subscription is made. ANY STOCK ORDER FORM WHICH IS NOT RECEIVED BY THE BANK PRIOR TO ___:00 __.M., EASTERN STANDARD TIME, ON MARCH ______, 1998, OR FOR WHICH FULL PAYMENT HAS NOT BEEN RECEIVED BY THE BANK PRIOR TO SUCH TIME, WILL NOT BE ACCEPTED. PHOTOCOPIES, TELECOPIES OR OTHER REPRODUCTIONS OF STOCK ORDER FORMS WILL NOT BE accepted. See "ADDITIONAL INFORMATION."

         AN EXECUTED STOCK ORDER FORM, ONCE RECEIVED BY THE HOLDING COMPANY, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF THE HOLDING COMPANY, UNLESS (i) THE COMMUNITY OFFERING IS NOT COMPLETED BY __________, 1998, OR (ii) THE FINAL VALUATION OF THE BANK, AS CONVERTED, IS LESS THAN $14,950,000 OR MORE THAN $22,482,500. IF EITHER OF THOSE EVENTS OCCUR, PERSONS WHO HAVE SUBSCRIBED FOR COMMON SHARES IN THE SUBSCRIPTION OFFERING OR ORDERED COMMON SHARES IN THE COMMUNITY OFFERING WILL RECEIVE WRITTEN NOTICE THAT THEY HAVE A RIGHT TO AFFIRM, INCREASE, DECREASE OR RESCIND THEIR SUBSCRIPTIONS OR ORDERS PRIOR TO A DATE SPECIFIED IN THE NOTICE. ANY PERSON WHO DOES NOT AFFIRMATIVELY ELECT TO CONTINUE HIS SUBSCRIPTION OR ELECTS TO RESCIND HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE ALL OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. ANY PERSON WHO ELECTS TO DECREASE HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE THE APPROPRIATE PORTION OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. IN ADDITION, IF THE PURCHASE LIMITATIONS ARE INCREASED, PERSONS WHO HAVE SUBSCRIBED FOR THE MAXIMUM AMOUNT WILL BE GIVEN THE OPPORTUNITY TO INCREASE THEIR SUBSCRIPTIONS.

PAYMENT FOR COMMON SHARES

         Payment of the subscription price for all Common Shares for which subscription is made must accompany a completed Stock Order Form in order for subscriptions or orders to be valid. Payment for Common Shares may be made (i) in cash, if delivered in person; (ii) by check, bank draft, or money order made payable to the Bank; or (iii) by authorization of withdrawal from deposit accounts in the Bank (other than non-self-directed IRAs). No payments by wire transfer will be accepted. The Bank cannot lend money or otherwise extend credit to any person to purchase Common Shares.

         Payments made in cash or by check, bank draft, or money order will be placed in a segregated savings account insured by the FDIC up to applicable limits until the Conversion is completed or terminated. Interest will be paid by the Bank on such account at the then current passbook savings account rate, which is currently 2.50% with an annual percentage yield of 2.53%, from the date payment is received until the Conversion is completed or terminated. Payments made by check will not be deemed to have been received until the check has cleared for payment.

         Instructions for authorizing withdrawals from deposit accounts, including certificates of deposit, are provided in the Stock Order Form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase Common Shares, unless the Conversion is terminated. All sums authorized for withdrawal will continue to earn interest at the contract rate for such account or certificate until the completion or termination of the Conversion. Interest penalties for early withdrawal applicable to certificate accounts will be waived in the case of withdrawals authorized for the purchase of Common Shares. If a partial withdrawal from a certificate account results in a balance less than the applicable minimum balance requirement, the certificate will be canceled and the remaining balance will earn interest at the Bank's passbook rate subsequent to the withdrawal.

         In order to utilize funds in an IRA maintained at the Bank, the funds must be transferred to a self-directed IRA that permits the funds to be invested in stock. There will be no early withdrawal or IRS penalties for such transfer. The beneficial owner of the IRA must direct the trustee of the account to use funds from such account to purchase Common Shares in connection with the Conversion. THIS CANNOT BE DONE THROUGH THE MAIL. Persons who are interested in utilizing IRAs at the Bank to subscribe for Common Shares should contact the Conversion Information Center at (614) ___-___ for instructions and assistance.

         Subscriptions will not be filled by the Bank until subscriptions have been received in the Offering for up to 1,445,000 Common Shares, the minimum point of the Valuation Range. If the Conversion is terminated, all funds delivered to the Bank for the purchase of Common Shares will be returned with interest, and all charges to deposit accounts will be rescinded. If subscriptions are received for at least 1,445,000 Common Shares, subscribers and other purchasers will be notified by mail, promptly upon completion of the sale of the Common Shares, of the number of shares for which their subscriptions have been accepted. The funds on deposit with the Bank for the purchase of Common Shares will be withdrawn and paid to the Holding Company in exchange for the Common Shares. Certificates representing Common Shares will be delivered promptly thereafter. The Common Shares will not be insured by the FDIC.

         The ESOP will not be required to pay for the shares subscribed for at the time it subscribes but may pay for such Common Shares upon consummation of the Conversion.

SHARES TO BE PURCHASED BY MANAGEMENT PURSUANT TO SUBSCRIPTION RIGHTS

         The following table sets forth certain information regarding the subscription rights intended to be exercised by the directors and executive officers of the Bank and the Holding Company and their Associates and persons with whom they may be deemed to be Acting in Concert:

Name                                    Total shares (1)       Percent of total offering (2)  Aggregate purchase price (1)
----                                    ------------           -------------------------      ------------------------

Neal J. Caldwell                              30,000                       1.76%                      $  300,000
Charles H. Durmis                             30,000                       1.76                          300,000
Robert C. Hamilton                            30,000                       1.76                          300,000
Robert D. Mauch                               15,000                       0.88                          150,000
Douglas L. Randles                            30,000                       1.76                          300,000
Preston W. Bair                               30,000                       1.76                          300,000
All directors and executive
   officers as a group (6 persons)           165,000                       9.68                        1,650,000

-----------------------------

(1) Includes intended purchases by Associates of directors and executive officers, to the extent known.

(2) Assumes that 1,700,000 Common Shares, the mid-point of the Valuation Range, will be sold in connection with the Conversion at $10 per share and that a sufficient number of Common Shares will be available to satisfy the intended purchases by directors and executive officers. See "Pricing and Number of Common Shares to be Sold."


         All purchases by executive officers and directors of the Bank are being made for investment purposes only and with no present intent to resell.

PRICING AND NUMBER OF COMMON SHARES TO BE SOLD

         The aggregate offering price of the Common Shares will be based on the pro forma market value of the shares as determined by an independent appraisal of the Bank, as converted, and the Holding Company. Keller, a firm which evaluates and appraises financial institutions, has been retained by the Bank to prepare an appraisal of the estimated pro forma market value of the Bank as converted, and the Holding Company. Keller will receive a fee of $17,000 for its appraisal and one update and will not be reimbursed for out-of-pocket expenses.

         Keller was selected by the Board of Directors of the Bank because Keller has extensive experience in the valuation of thrift institutions, particularly in the mutual-to-stock conversion context. The Board of Directors reviewed the credentials of Keller's appraisal personnel and obtained references and recommendations from other companies which have engaged Keller. Keller is certified by the OTS as a mutual-to-stock conversion appraiser. The Bank and Keller have no relationships which would affect Keller's independence.

         The appraisal was prepared by Keller in reliance upon the information contained herein. Keller also considered the following factors, among others: the economic and demographic conditions in the Bank's primary market area; the quality and depth of the Bank's management and personnel; certain historical financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other thrift institutions; the aggregate size of the Offering; the impact of the Conversion on the Bank's regulatory capital and earnings potential; the trading market for stock of comparable thrift institutions and thrift holding companies; and general conditions in the markets for such stocks. The Boards of Directors of the Holding Company and the Bank reviewed and deemed appropriate the assumptions and methodology used by Keller in preparing the appraisal.

         The Pro Forma Value of the Bank, as converted, determined by Keller, is $17,000,000 as of November 28. 1997. The Valuation Range established in accordance with the Plan is $14,450,000 to $19,550,000 which, based upon a per share offering price of $10, will result in the sale of between 1,445,000 and 1,955,000 Common Shares. Applicable regulations permit the Holding Company to offer additional Common Shares in an amount not to exceed 15% above the maximum of the Valuation Range, which would permit the issuance of up to 2,248,250 Common Shares. The total number of Common

Shares sold in the Conversion will be based on the Valuation Range. Pro forma shareholders' equity per share and pro forma earnings per share decrease moving from the low end to the high end of the Valuation Range. See "PRO FORMA DATA."

         If, due to changing market conditions, the final valuation is less than $14,450,000 or more than $22,482,500, subscribers will be given the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

         THE APPRAISAL BY KELLER IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON SHARES OR VOTING TO APPROVE THE CONVERSION. IN PREPARING THE VALUATION, KELLER HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF THE AUDITED FINANCIAL STATEMENTS AND STATISTICAL INFORMATION PROVIDED BY THE BANK. KELLER DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK, NOR DID KELLER VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE BANK OR THE HOLDING COMPANY. THE VALUATION CONSIDERS THE BANK ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON SHARES WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT THE CONVERSION PURCHASE PRICE.

         A copy of the complete appraisal is on file and open for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552; at the Central Regional Office of the OTS, 200 West Madison Street, Suite 1300, Chicago, Illinois 60606; at the offices of the Division, 77 S. High Street, Columbus, Ohio 43215; and at the offices of the Bank.

RESTRICTIONS ON REPURCHASE OF COMMON SHARES

         OTS regulations generally prohibit the Holding Company from repurchasing any of its capital stock for three years following the date of completion of the Conversion, except as part of an open-market stock repurchase program during the second and third years following the Conversion involving no more than 5% of the outstanding capital stock during a twelve-month period. The OTS may permit a repurchase during the first year following the completion of the Conversion or may permit the Holding Company to exceed the 5% limits in the second and third years if exceptional circumstances are established. In addition, any repurchase during the three years following the completion of the Conversion, the Bank's regulatory capital must equal or exceed all regulatory capital requirements. Before the commencement of a repurchase program, the Holding Company must provide notice to the OTS, and the OTS may disapprove the program if the OTS determines that it would adversely affect the financial condition of the Bank or if it determines that there is no valid business purpose for such repurchase. Such repurchase restrictions would not prohibit the ESOP or the RRP from purchasing Common Shares during the first year following the Conversion.

         Ohio regulations prohibit the Holding Company from repurchasing shares during the first year after the Conversion if the effect thereof would cause the Bank not to meet its capital requirements.

RESTRICTIONS ON TRANSFER OF COMMON SHARES BY DIRECTORS AND OFFICERS

         Common Shares purchased by directors and executive officers of the Holding Company will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the shareholder. The certificates evidencing Common Shares issued by the Holding Company to directors and executive officers will bear a legend giving appropriate notice of the restriction imposed upon them. In addition, the Holding Company will give appropriate instructions to the transfer agent (if any) for the Holding Company's common shares in respect of the applicable restriction on transfer of any restricted shares. Any shares issued as a stock dividend, stock split or otherwise in respect of restricted shares will be subject to the same restrictions.

         Subject to certain exceptions, for a period of three years following the Conversion, no director or officer of the Holding Company or the Bank, or any of their Associates, may purchase any common shares of the Holding Company without the prior written approval of the OTS, except through a broker-dealer registered with the SEC. This restriction will not apply, however, to negotiated transactions involving more than 1% of a class of outstanding common shares of the Holding Company or shares acquired by any stock benefit plan of the Holding Company or the Bank.

         The Common Shares, like the stock of most public companies, are subject to the registration requirements of the Act. Accordingly, the Common Shares may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration. Common Shares received in the Conversion by persons who are not "affiliates" of the Holding Company may be resold without registration. Common Shares received by affiliates of the Holding Company will be subject to resale restrictions. An "affiliate" of the Holding Company, for purposes of Rule 144, is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Holding Company. Rule 144 generally requires that there be publicly available certain information concerning the Holding Company and that sales subject to Rule 144 be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is generally entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of the Holding Company or (ii) if the shares are admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association, such as The Nasdaq Stock Market, the average weekly reported volume of trading during the four weeks preceding the sale.

RIGHTS OF REVIEW

         Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves the Plan may obtain review of such action by filing in the Court of Appeals of the United States for the circuit in which the principal office or residence of such person is located or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated, or set aside. Such petition must be filed within 30 days after the date of mailing of proxy materials to the voting members of the Bank or within 30 days after the date of publication in the Federal Register of notice of approval of the Plan by the OTS, whichever is later.


               RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY
                    AND THE BANK AND ANTI-TAKEOVER PROVISIONS

GENERAL

         Federal law and regulations, Ohio law, the Articles of Incorporation and Code of Regulations of the Holding Company, the Amended Articles of Incorporation and Amended Constitution of the Bank, and certain employee benefit plans to be adopted by the Holding Company and the Bank contain certain provisions which may deter or prohibit a change of control of the Holding Company and the Bank. Such provisions are intended to encourage any acquiror to negotiate the terms of an acquisition with the Board of Directors of the Holding Company, thereby reducing the vulnerability of the Holding Company to takeover attempts and certain other transactions which have not been negotiated with and approved by the Board of Directors.

         Anti-takeover devices and provisions may, however, have the effect of discouraging sudden and other hostile takeover attempts which are not approved by the Board of Directors, even under circumstances in which shareholders may deem such takeovers to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to participate by virtue of such devices and provisions. Such provisions may also benefit management by discouraging changes of control in which incumbent management would be removed from office. The following is a summary of certain provisions of such laws, regulations and documents.

FEDERAL LAW AND REGULATION

         FEDERAL DEPOSIT INSURANCE ACT. The Federal Deposit Insurance Act (the "FDIA") provides that no person, acting directly or indirectly or in concert with one or more persons, shall acquire control of any insured savings association or holding company unless 60 days' prior written notice has been given to the OTS, and the OTS has not issued a notice disapproving the proposed acquisition. Control, for purposes of the FDIA, means the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25% or more of any class of securities of such institution. This provision of the FDIA is implemented by the OTS in accordance with the Regulations for Acquisition of Control of an Insured Institution, 12 C.F.R. Part 574 (the "Control Regulations"). Control, for purposes of the Control Regulations, exists in situations in which the acquiring party has direct or indirect voting control of at least 25% of the institution's voting shares or controls in any manner the election of a majority of the directors of such institution or the Director of the OTS determines that such person exercises a controlling influence over the management or policies of such institution. In addition, control is presumed to exist, subject to rebuttal, if the acquiring party (which includes a group "acting in concert") has voting control of at least 10% of the institution's voting stock and any of eight control factors specified in the Control Regulations exists. There are also rebuttable presumptions in the Control Regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family." The Control Regulations apply to acquisitions of Common Shares in connection with the Conversion and to acquisitions after the Conversion.

         CHANGE IN CONTROL OF CONVERTED ASSOCIATIONS. A regulation of the OTS provides that, for a period of three years after the date of the completion of the Conversion, no person shall, directly or indirectly, offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of the Holding Company or the Bank without the prior written approval of the OTS. In addition to the actual ownership of more than 10% of a class of equity securities, a person shall be deemed to have acquired beneficial ownership of more than 10% of the equity securities of the Holding Company or the Bank if the person holds any combination of stock and revocable and/or irrevocable proxies of the Holding Company under circumstances that give rise to a conclusive control determination or rebuttable control determination under the Control Regulations. Such circumstances include (i) holding any combination of voting shares and revocable and/or irrevocable proxies representing more than 25% of any class of voting stock of the Holding Company enabling the acquirer (a) to elect one-third or more of the directors, (b) to cause the Holding Company or the Bank's shareholders to approve the acquisition or corporate reorganization of the Holding Company, or (c) to exert a controlling influence on a material aspect of the business operations of the Holding Company or the Bank, and (ii) acquiring any combination of voting shares and irrevocable proxies representing more than 25% of any class of voting shares.

         The three-year restriction does not apply (i) to any offer with a view toward public resale made exclusively to the Holding Company or the Bank or any underwriter or selling group acting on behalf of the Holding Company or the Bank, (ii) unless made applicable by the OTS by prior written advice, to any offer or announcement of an offer which, if consummated, would result in the acquisition by any person, together with all other acquisitions by any such person of the same class of securities during the preceding 12-month period, of not more than 1% of the class of securities, or (iii) to any offer to acquire or the acquisition of beneficial ownership of more than 10% of any class of equity security of the Holding Company or the Bank by a corporation whose ownership is or will be substantially the same as the ownership of the Holding Company or the Bank if made more than one year following the date of the Conversion. The foregoing restriction does not apply to the acquisition of the capital stock of the Holding Company or the Bank by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have the beneficial ownership in the aggregate of more than 25% of any class of equity security of the Holding Company or the Bank.

         HOLDING COMPANY RESTRICTIONS. Federal law generally prohibits a savings and loan holding company, without prior approval of the Director of the OTS, from (i) acquiring control of any other savings association or savings and loan holding company, (ii) acquiring substantially all of the assets of a savings association or holding company thereof, or (iii) acquiring or retaining more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary.

         Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the Director of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings association for cash without such savings association being deemed to be controlled by the Holding Company. Except with the prior approval of the Director of the OTS, no director or officer of the savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's voting shares may acquire control of any savings institution, other than a subsidiary institution or any other savings and loan holding company.

OHIO LAW

         MERGER MORATORIUM STATUTE. Ohio has a merger moratorium statute regulating certain takeover bids affecting certain public corporations which have significant ties to Ohio. The statute prohibits, with some exceptions, any merger, combination or consolidation and any of certain other sales, leases, distributions, dividends, exchanges, mortgages or transfers between such an Ohio corporation and any person who has the right to exercise, alone or with others, 10% or more of the voting power of such corporation (an "Interested Shareholder") for three years following the date on which such person first becomes an Interested Shareholder. Such a business combination is permitted only if, prior to the time such person first becomes an Interested Shareholder, the Board of Directors of the issuing corporation has approved the purchase of shares which resulted in such person first becoming an Interested Shareholder.

         After the initial three-year moratorium, such a business combination may not occur unless (1) one of the exceptions referred to above applies, (2) the holders of at least two-thirds of the voting shares, and of at least a majority of the voting shares not beneficially owned by the Interested Shareholder, approve the business combination at a meeting called for such purpose, or (3) the business combination meets certain statutory criteria designed to ensure that the issuing public corporation's remaining shareholders receive fair consideration for their shares.

         An Ohio corporation, under certain circumstances, may "opt out" of the statute by specifically providing in its articles of incorporation that the statute does not apply to any business combination of such corporation. The statute still prohibits for 12 months, however, any business combination that would have been prohibited but for the adoption of such an opt-out amendment. The statute also provides that it will continue to apply to any business combination between a person who became an Interested Shareholder prior to the adoption of such an amendment as if the amendment had not been adopted. The Articles of Incorporation of the Holding Company do not opt out of the protection afforded by Chapter 1704.

         CONTROL SHARE ACQUISITION STATUTE. Section 1701.831 of the Ohio Revised Code (the "Control Share Acquisition Statute") requires that certain acquisitions of voting securities which would result in the acquiring shareholder owning 20%, 33-1/3% or 50% of the outstanding voting securities of the Holding Company (a "Control Share Acquisition") must be approved in advance by the holders of at least a majority of the outstanding voting shares represented at a meeting at which a quorum is present and a majority of the portion of the outstanding voting shares represented at such a meeting, excluding the voting shares owned by the acquiring shareholder. The Control Share Acquisition Statute was intended, in part, to protect shareholders of Ohio corporations from coercive tender offers.

         TAKEOVER BID STATUTE. Ohio law also contains a statute regulating takeover bids for any Ohio corporation. Such statute provides that no offeror may make a takeover bid unless (i) at least 20 days prior thereto the offeror announces publicly the terms of the proposed takeover bid and files with the Ohio Division of Securities (the "Securities Division") and provides the target company with certain information in respect of the offeror, his ownership of the company's shares and his plans for the company, and (ii) within ten days following such filing either (a) no hearing is required by the Securities Division, (b) a hearing is requested by the target company within such time but the Securities Division finds no cause for hearing exists, or (c) a hearing is ordered and upon such hearing the Securities Division adjudicates that the offeror proposes to make full, fair and effective disclosure to offerees of all information material to a decision to accept or reject the offer.

         The takeover bid statute also states that no offeror shall make a takeover bid if he owns 5% or more of the issued and outstanding equity securities of any class of the target company, any of which were purchased within one year before the proposed takeover bid, and the offeror, before making any such purchase, failed to announce his intention to gain control of the target company or otherwise failed to make full and fair disclosure of such intention to the persons from whom he acquired such securities. The United States District Court for the Southern District of Ohio has determined that the Ohio takeover bid statute is preempted by federal regulation.

ARTICLES OF INCORPORATION OF THE HOLDING COMPANY

         ABILITY OF THE BOARD OF DIRECTORS TO ISSUE ADDITIONAL SHARES. The Articles of Incorporation of the Holding Company permit the Board of Directors of the Holding Company to issue additional common shares. The ability of the Board of Directors to issue such additional shares may create impediments to gaining, or otherwise discourage persons from attempting to gain, control of the Holding Company.

         MATTERS REQUIRING ENLARGED SHAREHOLDER VOTE. Article Sixth of the Articles of Incorporation of the Holding Company provides that, in the event the Board of Directors recommends against the approval of any of the following matters, the holders of at least 80% of the voting shares of the Holding Company are required to approve any such matters:

                  (1) A proposed amendment to the Articles of Incorporation of the Holding Company;

                  (2) A proposed Amendment to the Code of Regulations of the Holding Company;

                  (3) A proposal to change the number of directors by action of the shareholders;

                  (4) An agreement of merger or consolidation providing for the proposed merger or consolidation of the Holding Company with or into one or more other corporations;

                  (5) A proposed combination or majority share acquisition involving the issuance of shares of the Holding Company and requiring shareholder approval;

                  (6) A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of the Holding Company; or

                  (7)      A proposed dissolution of the Holding Company.

         ELIMINATION OF CUMULATIVE VOTING. Section 1701.55 of the Ohio Revised Code provides that shareholders of a for profit corporation which is not a savings and loan association and which is incorporated under Ohio law must initially be granted the right to cumulate votes in the election of directors. The right to cumulate votes in the election of directors will exist at a meeting of shareholders if notice in writing is given by any shareholder to the President, a Vice President or the Secretary of an Ohio corporation, not less than 48 hours before a meeting at which directors are to be elected, that the shareholder desires that the voting for the election of directors shall be cumulative and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice. If cumulative voting is invoked, each shareholder would have a number of votes equal to the number of directors to be elected, multiplied by the number of shares owned by him, and would be entitled to distribute his votes among the candidates as he sees fit.

         Section 1701.69 of the Ohio Revised Code provides that an Ohio corporation may eliminate cumulative voting in the election of directors after the expiration of 90 days after the date of initial incorporation by filing with the Ohio Secretary of State an amendment to the articles of incorporation eliminating cumulative voting. The Articles of Incorporation of the Holding Company have been amended to eliminate cumulative voting. The elimination of cumulative voting may make it more difficult for shareholders to elect as directors persons whose election is not supported by the Board of Directors of the Holding Company.

EMPLOYEE BENEFIT PLANS

         The Stock Option Plan, the ESOP and the RRP also may be deemed to have certain anti-takeover effects. See "DESCRIPTION OF AUTHORIZED SHARES" and "MANAGEMENT Employee Stock Ownership Plan; - Stock Option Plan; and - Recognition and Retention Plan."


                        DESCRIPTION OF AUTHORIZED SHARES

GENERAL

         The Articles of Incorporation of the Holding Company authorize the issuance of __________ common shares, and ____ preferred shares. Neither of the common shares and the preferred shares authorized by the Holding Company's Articles of Incorporation have par value. Upon receipt by the Holding Company of the purchase price therefor and subsequent issuance thereof, each Common Share issued in the Conversion will be fully paid and nonassessable. Notwithstanding the foregoing, until payments are received by the Holding Company from the ESOP in accordance with the terms of a loan agreement to be entered into by and between the Holding Company and the ESOP, Common Shares issued to the ESOP for which payment in money has not been received will not be fully paid and non-assessable. The Common Shares will represent nonwithdrawable capital and will not and cannot be insured by the FDIC. Each Common Share will have the same relative rights and will be identical in all respects to every other Common Share.

         None of the preferred shares of the Holding Company will be issued in connection with the Conversion. The Board of Directors of the Holding Company is authorized, without shareholder approval, to issue preferred shares and to fix and state the designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred shares may rank prior to the common shares as to dividend rights, liquidation preferences or both. Each holder of preferred shares will be entitled to one vote for each preferred share held of record on all matters submitted to a vote of shareholders. The issuance of preferred shares and any conversion rights which may be specified by the Board of Directors for the preferred shares could adversely affect the voting power of holders of the common shares.
The Board of Directors has no present intention to issue any of the preferred shares.

         The following is a summary description of the rights of the common shares of the Holding Company, including the material express terms of such shares as set forth in the Holding Company's Articles of Incorporation.

LIQUIDATION RIGHTS

         In the event of the complete liquidation or dissolution of the Holding Company, the holders of the Common Shares will be entitled to receive all assets of the Holding Company available for distribution, in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Holding Company, (ii) any accrued dividend claims, and (iii) any interests in the Liquidation Account payable as a result of a liquidation of the Bank. See "THE CONVERSION - Liquidation Account."

VOTING RIGHTS

         The holders of the Common Shares will possess exclusive voting rights in the Holding Company. Each holder of Common Shares will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK AND ANTI-TAKEOVER PROVISIONS - Articles of Incorporation of the Holding Company -- Elimination of Cumulative Voting."

DIVIDENDS

         The holders of the Common Shares will be entitled to the payment of dividends when, as and if declared by the Board of Directors and paid out of funds, if any, available under applicable laws and regulations for the payment of dividends. The payment of dividends is subject to federal and state statutory and regulatory restrictions. See "DIVIDEND POLICY," "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions" and "TAXATION - Federal Taxation" for a description of restrictions on the payment of cash dividends.

PREEMPTIVE RIGHTS

         After the consummation of the Conversion, no shareholder of the Holding Company will have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

RESTRICTIONS ON ALIENABILITY

         See "THE CONVERSION - Restrictions on Repurchase of Common Shares" for a description of the limitations on the repurchase of stock by the Holding Company; "THE CONVERSION - Restrictions on Transfer of Common Shares by Directors and Officers" for a description of certain restrictions on the transferability of Common Shares purchased by officers and directors; and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK AND ANTI-TAKEOVER PROVISIONS" for information regarding regulatory restrictions on acquiring Common Shares.


                            REGISTRATION REQUIREMENTS

         The Holding Company will register its common shares pursuant to Section 12(g) of the Exchange Act prior to or promptly upon the completion of the Conversion and will not deregister such shares for a period of three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading restrictions, annual and periodic reporting and other requirements of the Exchange Act will apply to the Holding Company.


                                  LEGAL MATTERS

         Certain legal matters pertaining to the Common Shares and the federal and Ohio tax consequences of the Conversion are being passed upon for the Holding Company and the Bank by Vorys, Sater, Seymour and Pease, Cincinnati, Ohio. Certain legal matters are being passed upon for Webb by its counsel, Silver, Freedman & Taff, L.L.P., Washington, D.C.

                                     EXPERTS

         Keller has consented to the publication herein of the summary of its letter to the Bank setting forth its opinion as to the estimated pro forma market value of the Bank as converted and to the use of its name and statements with respect to it appearing herein.

         The financial statements of the Bank as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, have been included herein in reliance upon the report of Crowe, Chizek and Company LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in auditing and accounting.


                             ADDITIONAL INFORMATION

         The Holding Company has filed with the SEC a Registration Statement on Form S-1 (File No._______________) under the Act with respect to the Common Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates. Such information may also be inspected on the SEC's internet website, at www.sec.gov.

         The Bank has filed an Application for Conversion (the "Application") with the OTS and the Division. This Prospectus omits certain information contained in the Application. The Application may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552; at the Central Regional Office of the OTS, 200 West Madison, Suite 1300, Chicago, Illinois 60606; and at the offices of the Division, 77 S. High Street, Columbus, Ohio 43215.

                           THE HOME LOAN SAVINGS BANK
                                Coshocton, Ohio

                              FINANCIAL STATEMENTS

                           THE HOME LOAN SAVINGS BANK
                                Coshocton, Ohio

                              FINANCIAL STATEMENTS







                                    CONTENTS




REPORT OF INDEPENDENT AUDITORS ....................................................................       F-2


FINANCIAL STATEMENTS

      BALANCE SHEETS ..............................................................................       F-3

      STATEMENTS OF INCOME ........................................................................       F-4

      STATEMENTS OF MEMBERS' EQUITY ...............................................................       F-5

      STATEMENTS OF CASH FLOWS ....................................................................       F-6

      NOTES TO FINANCIAL STATEMENTS ...............................................................       F-8






All schedules are omitted because the required information is not applicable or is included in the financial statements and related notes.

The financial statements of the Holding Company have been omitted because the Holding Company has not issued any stock, has no assets, no liabilities and has not conducted any business other than of an organizational nature.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
The Home Loan Savings Bank
Coshocton, Ohio


We have audited the accompanying balance sheets of The Home Loan Savings Bank (formerly The Home Loan & Savings Company) as of June 30, 1997 and 1996, and related statements of income, members' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Home Loan Savings Bank as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.




                                             Crowe, Chizek and Company LLP

Columbus, Ohio
July 25, 1997




--------------------------------------------------------------------------------

                           THE HOME LOAN SAVINGS BANK
                                 BALANCE SHEETS
            September 30, 1997 (unaudited) and June 30, 1997 and 1996

--------------------------------------------------------------------------------

                                                  September 30,          June 30,
                                                  -------------          --------
                                                      1997         1997           1996
                                                      ----         ----           ----
                                                  (unaudited)
ASSETS
Cash and due from banks                          $ 1,711,546   $ 1,765,821   $  2,150,422
Interest-bearing deposits in other banks             222,556       165,228        573,017
Overnight deposits                                      --       1,250,000      3,000,000
Federal funds sold                                   250,000     1,500,000           --
                                                 -----------   -----------   ------------
     Total cash and cash equivalents               2,184,102     4,681,049      5,723,439
Interest-bearing time deposits                        39,366        38,796         40,669
Securities available for sale                      4,517,892     5,004,296      1,743,506
Securities held to maturity (Fair value of
  $2,255,547 in 1996)                                   --            --        2,251,731
Loans, net of allowance for loan losses           51,773,320    49,300,124     44,293,916
Premises and equipment, net                          509,219       524,061        525,798
Federal Home Loan Bank stock                         372,600       366,000        341,400
Accrued interest receivable                          302,902       287,014        260,429
Other assets                                         153,269       199,505        185,468
                                                 -----------   -----------   ------------

         Total assets                            $59,852,670   $60,400,845   $ 55,366,356
                                                 ===========   ===========   ============


LIABILITIES AND MEMBERS' EQUITY
Liabilities
Deposits                                         $48,207,603   $49,235,430   $ 44,883,857
Accrued expenses and other liabilities             1,052,926       795,151        714,403
                                                 -----------   -----------   ------------
     Total liabilities                            49,260,529    50,030,581     45,598,260

Members' Equity
Retained earnings - substantially restricted      10,579,402    10,366,232      9,770,984
Unrealized gain (loss) on available-for-sale
  securities, net                                     12,739         4,032         (2,888)
                                                 -----------   -----------   ------------
     Total members' equity                        10,592,141    10,370,264      9,768,096
                                                 -----------   -----------   ------------

         Total liabilities and members' equity   $59,852,670   $60,400,845   $ 55,366,356
                                                 ===========   ===========   ============


--------------------------------------------------------------------------------

                 See accompanying notes to financial statements.

                           THE HOME LOAN SAVINGS BANK
                              STATEMENTS OF INCOME
                 Three months ended September 30, 1997 and 1996
            (unaudited) and years ended June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------


                                        Three months ended
                                        ------------------
                                           September 30,               Years ended June 30,
                                           -------------               --------------------
                                        1997          1996         1997         1996         1995
                                        ----          ----         ----         ----         ----
                                                (unaudited)
INTEREST AND DIVIDEND INCOME
     Loans, including fees            $1,137,188   $1,015,948   $4,162,822   $3,755,408   $3,142,843
     Securities                           74,490       71,222      265,148      331,584      428,716
     Dividends on Federal Home
        Loan Bank stock                    6,688        6,007       24,721       22,924       23,852
     Interest-bearing deposits and
        federal funds sold                35,584       38,981      156,639      148,960      101,373
                                      ----------   ----------   ----------   ----------   ----------
         Total interest income         1,253,950    1,132,158    4,609,330    4,258,876    3,696,784
INTEREST EXPENSE
     Deposits                            516,919      436,776    1,930,924    1,703,208    1,331,404
                                      ----------   ----------   ----------   ----------   ----------

NET INTEREST INCOME                      737,031      695,382    2,678,406    2,555,668    2,365,380

Provision for loan losses                 30,000        1,500        6,000         --          2,319
                                      ----------   ----------   ----------   ----------   ----------

NET INTEREST INCOME AFTER PROVISION
     FOR LOAN  LOSSES                    707,031      693,882    2,672,406    2,555,668    2,363,061

NONINTEREST INCOME
     Service charges and other fees       33,910       33,801      139,297      119,461      113,999
     Other income                          9,437        8,716       35,491       45,907       35,002
                                      ----------   ----------   ----------   ----------   ----------
         Total noninterest income         43,347       42,517      174,788      165,368      149,001

NONINTEREST EXPENSE
     Salaries and employee benefits      234,659      210,739      889,697      786,868      751,554
     Occupancy and equipment              34,452       36,324      140,893      129,315      100,752
     State franchise taxes                36,900       35,100      138,490      126,389      113,958
     Computer processing                  23,880       20,859       94,951       92,854       93,373
     SAIF deposit insurance
        premiums                           7,468      285,973      320,920       93,368       90,607
     Legal, audit and supervisory
        exam fees                         18,076       15,538       75,817       57,334       68,896
     Director fees                        19,275       21,030       78,160       72,810       66,250
     Other expense                        40,398       34,587      203,866      173,050      132,854
                                      ----------   ----------   ----------   ----------   ----------
         Total noninterest expense       415,108      660,150    1,942,794    1,531,988    1,418,244
                                      ----------   ----------   ----------   ----------   ----------

INCOME BEFORE INCOME TAXES               335,270       76,249      904,400    1,189,048    1,093,818

Income tax expense                       122,100       27,400      309,152      419,515      377,600
                                      ----------   ----------   ----------   ----------   ----------

NET INCOME                            $  213,170   $   48,849   $  595,248   $  769,533   $  716,218
                                      ==========   ==========   ==========   ==========   ==========


--------------------------------------------------------------------------------

                 See accompanying notes to financial statements

                           THE HOME LOAN SAVINGS BANK
                          STATEMENTS OF MEMBERS' EQUITY
              Three months ended September 30, 1997 (unaudited) and
                    years ended June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------


                                                             Net      Excess of Additional
                                                         Unrealized          Pension
                                                         Gain (Loss)     Liability over
                                                        on Securities     Unrecognized        Total
                                          Retained        Available           Prior         Members'
                                          Earnings        for Sale        Service Cost       Equity
                                          --------        --------        ------------       ------

BALANCE AT JULY 1, 1994                  $8,285,233      $     --       $  (16,922)        $8,268,311

Net income                                  716,218            --             --              716,218

Change in excess of additional pension
  liability over unrecognized prior
  service cost                                 --              --           16,922             16,922

Net change in unrealized gain (loss)
  on available-for-sale securities             --             3,750           --                3,750
                                         ----------      ----------     ----------         ----------

BALANCE AT JUNE 30, 1995                  9,001,451           3,750           --            9,005,201

Net income                                  769,533            --             --              769,533

Net change in unrealized gain (loss)
  on available-for-sale securities             --            (6,638)          --               (6,638)
                                         ----------      ----------     ----------         ----------

BALANCE AT JUNE 30, 1996                  9,770,984          (2,888)          --            9,768,096

Net income                                  595,248            --             --              595,248

Net change in unrealized gain (loss)
  on available-for-sale securities             --             6,920           --                6,920
                                         ----------      ----------     ----------         ----------

BALANCE AT JUNE 30, 1997                 10,366,232           4,032           --           10,370,264

Net income for the three months
  ended September 30, 1997
  (unaudited)                               213,170            --             --              213,170

Net change in unrealized gains (loss)
   on available for sale securities
  (unaudited)                                  --             8,707           --                8,707
                                         ----------      ----------     ----------         ----------

BALANCE AT SEPTEMBER 30, 1997
  (UNAUDITED)                            $10,579,402     $   12,739     $     --           $10,592,141
                                          ==========     ==========     ==========         ==========



--------------------------------------------------------------------------------

                 See accompanying notes to financial statements

                           THE HOME LOAN SAVINGS BANK






--------------------------------------------------------------------------------

                 See accompanying notes to financial statements

                           THE HOME LOAN SAVINGS BANK
                            STATEMENTS OF CASH FLOWS
           Three months ended September 30, 1997 and 1996 (unaudited)
                  and years ended June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------

                                              Three months ended
                                                 September 30,                      Years ended June 30,
                                                 -------------                      --------------------
                                             1997             1996          1997             1996           1995
                                             ----             ----          ----             ----           ----
                                                (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                          $   213,170    $    48,849    $   595,248    $   769,533    $   716,218
     Adjustments to reconcile net
       income to net cash from
       operating activities:
         Depreciation                         21,150         19,200         79,329         67,370         57,317
         Securities amortization
           and accretion                        (403)           326          2,908         (7,119)       (11,555)
         Provision for loan losses            30,000          1,500          6,000           --            2,319
         FHLB stock dividends                 (6,600)        (6,000)       (24,600)       (22,800)       (23,600)
         Deferred taxes                      (61,531)       (91,429)        11,334          6,722         (9,272)
         Loss on disposition of assets          --             --             --           12,201           --
         Net change in accrued
           interest receivable and
           other assets                       86,823         12,119        (55,519)      (120,250)       (13,471)
         Net change in accrued
           expenses and other
           liabilities                       257,775        298,519         80,748        153,634        217,995
         Net change in deferred
           loan fees                           5,201          6,025          3,283         (9,589)        25,753
                                         -----------    -----------    -----------    -----------    -----------
              Net cash from operating
                activities                   545,585        289,109        698,731        849,702        961,704

CASH FLOWS FROM INVESTING ACTIVITIES
     Securities available for sale:
         Proceeds from maturities            500,000           --          500,000        500,000        750,000
         Purchases                              --       (1,001,523)    (3,751,484)    (1,497,363)      (494,609)
     Securities held to maturity:
         Proceeds from maturities               --          250,000      2,250,000      3,250,000      3,499,719
         Purchases                              --             --             --             --       (1,745,316)
     Purchase of time deposits in
       other financial institutions             --             --          (38,796)       (40,669)          --
     Maturities of time deposits in
       other financial institutions             --             --           40,669           --             --
     Net change in loans                  (2,508,397)    (1,584,600)    (5,015,491)    (5,128,693)    (3,401,958)
     Premises and equipment
       expenditures                           (6,308)        (2,645)       (77,592)      (109,247)       (18,215)
                                         -----------    -----------    -----------    -----------    -----------
         Net cash from investing
            activities                    (2,014,705)    (2,338,768)    (6,092,694)    (3,025,972)    (1,410,379)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits               (1,027,827)       607,613      4,351,573      5,340,441        (15,041)
                                         -----------    -----------    -----------    -----------    -----------

Net change in cash and cash
  equivalents                             (2,496,947)    (1,442,046)    (1,042,390)     3,164,171       (463,716)

Cash and cash equivalents at
  beginning of period                      4,681,049      5,723,439      5,723,439      2,559,268      3,022,984
                                         -----------    -----------    -----------    -----------    -----------

CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                          $ 2,184,102    $ 4,281,393    $ 4,681,049    $ 5,723,439    $ 2,559,268
                                         ===========    ===========    ===========    ===========    ===========

--------------------------------------------------------------------------------

                                   (Continued)

                           THE HOME LOAN SAVINGS BANK
                            STATEMENTS OF CASH FLOWS
           Three months ended September 30, 1997 and 1996 (unaudited)
                  and years ended June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------

                                              Three months ended
                                                 September 30,                      Years ended June 30,
                                                 -------------                      --------------------
                                             1997           1996          1997             1996           1995
                                             ----           ----          ----             ----           ----
                                                (unaudited)
Supplemental disclosures of cash flow
  information
     Cash paid during the period for
         Interest                        $  441,425     $  455,510     $1,895,362     $1,556,285     $1,231,129
         Income taxes                        52,849           --          244,818        417,583        377,000

     Noncash transaction
     Excess of additional pension
       liability                         $     --       $     --       $     --       $     --       $  (16,922)


--------------------------------------------------------------------------------

                 See accompanying notes to financial statements

                           THE HOME LOAN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
    September 30, 1997 and 1996 (unaudited) and June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS: The Bank is a mutually-owned, state-chartered savings and loan association engaged in the business of residential and consumer banking with operations conducted through its main and branch offices located in Coshocton, Ohio. This community and the contiguous areas are the source of substantially all the Bank's loan and deposit activities. The majority of the Bank's income is derived from residential and consumer lending activities and investments.

USE OF ESTIMATES: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect amounts reported in the financial statements and disclosures provided, and future results could differ. The collectibility of loans, fair values of financial instruments and status of contingencies are particularly subject to change.

CASH FLOW REPORTING: Cash and cash equivalents are defined as cash, due from banks, overnight deposits and federal funds sold. Net cash flows are reported for customer loan and deposit transactions and interest-bearing deposits with other banks.

SECURITIES: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in members' equity, net of tax. Securities are classified as trading when held for short-term periods in anticipation of market gains and are carried at fair value. Securities are written down to fair value when a decline in fair value is not temporary.

Realized gains or losses on sales are determined based on the amortized cost of the specific security sold. Interest and dividend income includes amortization of purchase premiums and discounts.

LOANS: Loans are reported at the principal balance outstanding, net of deferred fees and costs and the allowance for loan losses. Interest income is accrued over the term of the loans based on the principal balance outstanding and includes amortization of net deferred loan fees and costs over the loan term.

Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days. Payments received on such loans are reported as principal reductions.



--------------------------------------------------------------------------------

                                   (Continued)

                           THE HOME LOAN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
    September 30, 1997 and 1996 (unaudited) and June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.

Effective July 1, 1995, the Bank adopted provisions of Statement of Financial Accounting Standards ("SFAS") Nos. 114 and 118, which modify accounting for impaired loans. The effect of adopting and applying these standards was not material in any period.

Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer and credit card loans, and on an individual basis for other loans. If a loan is impaired, a portion of the allowance is allocated so the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when the internal grading system indicates a doubtful classification.

CONCENTRATION OF CREDIT RISK: The Bank grants primarily single-family residential mortgage loans to customers in Coshocton County, Ohio. The ability of these customers to honor their contracts is dependent, to a certain extent, on the economic conditions of Coshocton County. The Bank evaluates each customer's creditworthiness on a case-by-case basis at the time of application. Residential real estate loans comprise approximately 72% (unaudited), 72% and 75% of the Bank's loan portfolio as of September 30, 1997, June 30, 1997 and 1996.

PREMISES AND EQUIPMENT: Asset cost is reported net of accumulated depreciation. Depreciation expense is calculated using primarily the straight-line method over the estimated useful lives of the assets. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

REAL ESTATE OWNED: Real estate acquired in settlement of loans is initially reported at estimated fair value at acquisition. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition and changes in the valuation allowance are reported in net gain or loss on other real estate.



--------------------------------------------------------------------------------
                                   (Continued)

                           THE HOME LOAN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
    September 30, 1997 and 1996 (unaudited) and June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

INCOME TAXES: Income tax expense is the sum of current-year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

RECLASSIFICATIONS: In connection with the Bank's initial public offering, the Bank reclassified certain items for all periods presented to correspond with the September 30, 1997 presentation.

INTERIM FINANCIAL INFORMATION: The unaudited balance sheet as of September 30, 1997 and the related unaudited statements of income, members' equity and cash flows for the three months ended September 30, 1997 and 1996 have been prepared in a manner consistent with the audited financial information presented. Management believes that all adjustments, which were all of a normal and recurring nature, have been recorded to the best of its knowledge and that the unaudited financial information fairly presents the financial position and results of operations and cash flows of the Bank in accordance with generally accepted accounting principles.


NOTE 2 - SECURITIES

The amortized cost and fair values of securities were as follows:

                                                           September 30, 1997 (unaudited)
                                                           ------------------------------
                                                                Gross           Gross
                                              Amortized      Unrealized      Unrealized         Fair
                                                Cost            Gains          Losses           Value
                                                ----            -----          ------           -----


      AVAILABLE FOR SALE                      $  4,498,589       $     20,173  $        870   $  4,517,892
           U.S. Treasury notes                ============       ============  ============   ============

                                                                   June 30, 1997
                                                                   -------------
                                                                Gross           Gross
                                              Amortized      Unrealized      Unrealized         Fair
                                                Cost            Gains          Losses           Value
                                                ----            -----          ------           -----

      AVAILABLE FOR SALE
           U.S. Treasury notes                $  4,998,188       $     10,477  $      4,369   $  5,004,296
                                              ============       ============  ============   ============


--------------------------------------------------------------------------------
                                   (Continued)

                           THE HOME LOAN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
    September 30, 1997 and 1996 (unaudited) and June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------


NOTE 2 - SECURITIES (Continued)

                                                                   June 30, 1997
                                                                   -------------
                                                                Gross           Gross
                                              Amortized      Unrealized      Unrealized         Fair
                                                Cost            Gains          Losses           Value
                                                ----            -----          ------           -----
         AVAILABLE FOR SALE
              U.S. Treasury notes            $  1,747,881    $    1,446    $     5,821     $ 1,743,506
                                             ============    ==========    ===========     ===========

         HELD TO MATURITY
              U.S. Treasury notes            $  2,251,731    $    5,985    $     2,169     $ 2,255,547
                                             ============    ==========    ===========     ===========

The amortized cost and fair values of securities at September 30, 1997 (unaudited), by contractual maturity, are shown below.

                                                                          Amortized            Fair
                                                                            Cost               Value
                                                                            ----               -----
      AVAILABLE FOR SALE
           Due in one year or less                                     $    2,254,186    $     2,256,017
           Due after one year through five years                            2,244,403          2,261,875
                                                                       --------------    ---------------

                                                                       $    4,498,589    $     4,517,892
                                                                       ==============    ===============

The amortized cost and fair values of securities at June 30, 1997, by contractual maturity, are shown below.

                                                                          Amortized            Fair
                                                                            Cost               Value
      AVAILABLE FOR SALE
           Due in one year or less                                     $    1,498,961    $     1,500,391
           Due after one year through five years                            3,499,227          3,503,905
                                                                       --------------    ---------------

                                                                       $    4,998,188    $     5,004,296
                                                                       ==============    ===============

Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

During the three months ended September 30, 1997 (unaudited), a U.S. Treasury security classified as available for sale was sold within ninety days of its maturity. Proceeds from this transaction are reflected as a maturity in the Statement of Cash Flows. The gain on this transaction was $121 (unaudited). No other securities were sold during the three months ended September 30, 1997 and 1996.



--------------------------------------------------------------------------------
                                   (Continued)

                           THE HOME LOAN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
    September 30, 1997 and 1996 (unaudited) and June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------


NOTE 2 - SECURITIES (Continued)

During the year ended June 30, 1995, a U.S. Treasury security classified as held to maturity with a carrying value of $499,718 was sold within ninety days of its maturity. Proceeds from this transaction are reflected as a maturity in the Statement of Cash Flows. The loss on this transaction was $188. No other securities were sold during fiscal 1995, 1996 or 1997.

A security with par value of $1,000,000 was pledged to secure public deposits and for other purposes as of June 30, 1997. No securities were pledged as collateral as of September 30, 1997 (unaudited) or June 30, 1996.


NOTE 3 - LOANS

Loans were as follows:

                                                  September 30,                June 30,
                                                  -------------                --------
                                                      1997             1997                1996
                                                      ----             ----                ----
                                                  (unaudited)
          Residential real estate loans:
               1 - 4 family                       $ 36,827,019    $ 35,155,726    $ 32,881,991
               Home equity                             826,287         728,416         979,108
          Nonresidential real estate                 3,686,202       3,297,105       2,970,666
          Real estate construction                     341,291         553,833         407,526
          Land                                         559,388         570,542         349,827
                                                  ------------    ------------    ------------
                   Total real estate loans          42,240,187      40,305,622      37,589,118
          Consumer and other loans
               Home improvement                      4,150,571       3,701,588       2,671,881
               Automobile                            2,677,625       2,505,823       2,054,489
               Commercial                            1,702,856       1,645,091         949,636
               Deposit                                 234,389         219,264         245,289
               Credit card                             403,269         346,704         330,892
               Other                                 1,200,108       1,047,289       1,436,125
                                                  ------------    ------------    ------------
                   Total consumer and other         10,368,818       9,465,759       7,688,312
                                                  ------------    ------------    ------------
          Total loans                               52,609,005      49,771,381      45,277,430
          Less:
               Allowance for loan losses              (148,222)       (119,218)       (117,513)
               Loans in process                       (575,464)       (245,240)       (762,485)
               Net deferred loan fees and costs       (111,999)       (106,799)       (103,516)
                                                  ------------    ------------    ------------

                                                  $ 51,773,320    $ 49,300,124    $ 44,293,916
                                                  ============    ============    ============


--------------------------------------------------------------------------------
                                   (Continued)

                           THE HOME LOAN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
    September 30, 1997 and 1996 (unaudited) and June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

Activity in the allowance for loan losses was as follows:

                                          Three months ended
                                             September 30,                         Years ended June 30,
                                             -------------                         --------------------
                                         1997            1996             1997             1996            1995
                                         ----            ----             ----             ----            ----
                                              (unaudited)

         Beginning balance          $    119,218    $    117,513     $    117,513    $    117,513    $     120,705
         Provision for losses             30,000           1,500            6,000              --            2,319
         Loans charged off                (1,441)             --           (4,500)             --           (6,955)
         Recoveries of previous
           charge-offs                       445              --              205              --            1,444
                                    ------------    ------------     ------------    ------------    -------------

         Ending balance             $    148,222    $    119,013     $    119,218    $    117,513    $     117,513
                                    ============    ============     ============    ============    =============

No loans were on nonaccrual status at September 30, 1997 (unaudited), June 30, 1997 or 1996. The Bank had no loans that were required to be evaluated for impairment on an individual basis at September 30, 1997 and 1996 or during the three months then ended (unaudited) or at June 30, 1997 and 1996 or during the years then ended.

In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its executive officers, directors and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Bank. A summary of activity on related party loans, excluding credit card loans, is as follows. Credit limits may not exceed $5,000 on credit card loans to executive officers and directors.

                                                                        Three months ended      Year ended
                                                                           September 30,         June 30,
                                                                               1997                1997
                                                                            (unaudited)

                  Balance at beginning of period                          $      191,772     $       200,829
                  Principal repayments                                             2,545               9,057
                                                                          --------------     ---------------

                  Balance at end of period                                $      189,227     $       191,772
                                                                          ==============     ===============


--------------------------------------------------------------------------------
                                   (Continued)

                           THE HOME LOAN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
    September 30, 1997 and 1996 (unaudited) and June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

At September 30, 1997 (unaudited), June 30, 1997 and 1996, the Bank serviced loans of approximately $19,000, $26,000 and $56,000, for the Federal Home Loan Mortgage Corporation (FHLMC). The Bank retained a 5% interest in this package of loans sold to the FHLMC in 1983.


NOTE 4 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable was as follows:

                                                                    September 30,              June 30,
                                                                    -------------              --------
                                                                        1997              1997            1996
                                                                        ----              ----            ----
                                                                     (unaudited)

           Securities                                             $     48,008      $     60,224    $     42,455
           Loans                                                       254,894           226,790         217,974
                                                                  ------------      ------------    ------------

                                                                  $    302,902      $    287,014    $    260,429
                                                                  ============      ============    ============


NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment were as follows:

                                                                    September 30,              June 30,
                                                                    -------------              --------
                                                                        1997              1997            1996
                                                                        ----              ----            ----
                                                                     (unaudited)

           Land                                                   $     80,434     $      80,434     $    80,434
           Buildings and improvements                                  663,384           662,470         642,302
           Furniture and equipment                                     446,690           441,296         383,872
                                                                  ------------      ------------    ------------
                Total cost                                           1,190,508         1,184,200       1,106,608
           Accumulated depreciation                                   (681,289)         (660,139)       (580,810)
                                                                  -------------     ------------    ------------

                                                                  $    509,219      $    524,061    $    525,798
                                                                  ============      ============    ============


--------------------------------------------------------------------------------
                                   (Continued)

                           THE HOME LOAN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
    September 30, 1997 and 1996 (unaudited) and June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------


NOTE 6 - DEPOSITS

Deposits consisted of the following:

                                                            September 30,                  June 30,
                                                            -------------                  --------
                                                                1997                 1997               1996
                                                                ----                 ----               ----
                                                             (unaudited)

     Noninterest-bearing demand deposits                  $       876,869    $      1,069,333    $       873,406
     NOW and money market accounts                              7,366,002           7,650,333          7,521,907
     Savings accounts                                          11,582,586          11,294,755         12,137,375
     Certificates of deposit                                   28,382,146          29,221,009         24,351,169
                                                          ---------------    ----------------    ---------------

                                                          $    48,207,603    $     49,235,430    $    44,883,857
                                                          ===============    ================    ===============

The aggregate amount of certificates of deposit accounts with balances of $100,000 or more at September 30, 1997 (unaudited), June 30, 1997 and 1996 was $1,121,731, $2,481,642 and $931,670. Deposits in excess of $100,000 are not insured by the FDIC.

At September 30, 1997 (unaudited), the scheduled maturities of certificates of deposit were as follows:

         Years ended September 30,         1998                          $    16,066,106
                                           1999                                7,758,144
                                           2000                                4,557,896
                                                                         ---------------

                                                                         $    28,382,146
                                                                         ===============


At June 30, 1997, the scheduled maturities of certificates of deposits were as follows:

         Years ended June 30,              1998                          $    17,375,929
                                           1999                                7,598,042
                                           2000                                4,247,038
                                                                         ---------------

                                                                         $    29,221,009
                                                                         ===============

--------------------------------------------------------------------------------
                                   (Continued)

                           THE HOME LOAN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
    September 30, 1997 and 1996 (unaudited) and June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------


NOTE 6 - DEPOSITS (Continued)

Interest expense on deposits is summarized as follows:

                                    Three months ended
                                       September 30,                            Years ended June 30,
                                       -------------                            --------------------
                                   1997             1996               1997               1996             1995
                                   ----             ----               ----               ----             ----
                                        (unaudited)

     NOW and money
       market accounts       $     38,171     $      39,355    $      153,416     $      151,981    $      168,396
     Savings accounts              71,396            75,352           295,281            294,192           321,196
     Certificates of
       deposit                    407,352           322,069         1,482,227          1,257,035           841,812
                             ------------     -------------    --------------     --------------    --------------
                             $    516,919     $     436,776    $    1,930,924     $    1,703,208    $    1,331,404
                             ============     =============    ==============     ==============    ==============


NOTE 7 - SAVINGS ASSOCIATION INSURANCE FUND RECAPITALIZATION

Included in SAIF deposit insurance premium expense in the Statement of Income for the year ended June 30, 1997 and for the three months ended September 30, 1996 (unaudited) is $260,917 for a special assessment resulting from legislation passed and enacted into law on September 30, 1996 to recapitalize the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation. Thrifts such as the Bank paid a one-time assessment in November 1996 of $0.657 for each $100 in deposits as of March 31, 1995. As a result of the recapitalization, the Bank began paying lower deposit insurance premiums in January 1997.


NOTE 8 - INCOME TAXES

The provision for federal income tax consisted of the following components:

                                       Three months ended
                                           September 30,                        Years ended June 30,
                                           -------------                        --------------------
                                       1997             1996            1997              1996            1995
                                       ----             ----            ----              ----            ----
                                            (unaudited)

       Current tax expense         $    183,631    $   118,829     $     297,818    $    412,793    $    386,872
       Deferred tax expense             (61,531)       (91,429)           11,334           6,722          (9,272)
                                   -------------   ------------    -------------    ------------    ------------

                                   $    122,100    $    27,400     $     309,152    $    419,515    $    377,600
                                   ============    ===========     =============    ============    ============

--------------------------------------------------------------------------------
                                   (Continued)

                           THE HOME LOAN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
    September 30, 1997 and 1996 (unaudited) and June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------


NOTE 8 - INCOME TAXES (Continued)

The sources of gross deferred tax assets and gross deferred tax liabilities are as follows:

                                                                      September 30,             June 30,
                                                                      -------------             --------
                                                                          1997             1997            1996
                                                                          ----             ----            ----
                                                                       (unaudited)
         Deferred tax assets:
              Allowance for loan losses                               $    50,395    $     40,534    $      39,954
              Deferred loan fees                                           38,080          36,227           35,195
              Accrued benefits                                             96,672          77,995           67,525
              Unrealized loss on securities available for sale                 --              --            1,488
                                                                      -----------    ------------    -------------
                  Total deferred tax assets                               185,147         154,756          144,162
                                                                      -----------    ------------    -------------

         Deferred tax liabilities:
              Depreciation                                                  7,889          10,439            9,097
              Federal Home Loan Bank stock                                 70,835          68,591           60,227
              Accrual to cash                                               3,486          34,322           19,568
              Security discount accretion                                   1,434           1,434            2,478
              Unrealized gain on securities available for sale              6,563           2,077               --
                                                                      -----------    ------------    -------------
                  Total deferred tax liabilities                           90,207         116,863           91,370
                                                                      -----------    ------------    -------------

                  Net deferred tax asset                              $    94,940    $     37,893    $      52,792
                                                                      ===========    ============    =============

The Bank has sufficient taxes paid in current and prior years to warrant recording the full deferred tax asset without a valuation allowance.

The difference between the financial statement income tax expense and amounts computed by applying the statutory federal income tax rate to income before income taxes is as follows:

                                          Three months ended
                                             September 30,                      Years ended June 30,
                                             -------------                      --------------------
                                         1997             1996           1997             1996            1995
                                         ----             ----           ----             ----            ----
                                              (unaudited)
     Income taxes computed
       at the statutory tax
       rate on pretax income        $    113,992    $     25,924   $     307,496    $    404,276    $    371,898
     Add tax effect of:
       Nondeductible
         expenses and other                8,108           1,476           1,656          15,239           5,702
                                    ------------    ------------   -------------    ------------    ------------

                                    $    122,100    $     27,400   $     309,152    $    419,515    $    377,600
                                    ============    ============   =============    ============    ============

     Statutory tax rate                 34.0%            34.0%          34.0%            34.0%           34.0%
                                        ====             ====           ====             ====            ====

     Effective tax rate                 36.4%            35.9%          34.2%            35.3%           34.5%
                                        ====             ====           ====             ====            ====


--------------------------------------------------------------------------------
                                   (Continued)

                           THE HOME LOAN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
    September 30, 1997 and 1996 (unaudited) and June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------


NOTE 8 - INCOME TAXES (Continued)

Prior to the enactment of legislation discussed below, thrifts which met certain tests relating to composition of assets had been permitted to establish reserves for bad debts and to make annual additions thereto which could, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deductions for "nonqualifying loans" was computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" could be computed under either the experience method or the percentage of taxable income method, based on an annual election.

In August 1996, legislation was enacted repealing the reserve method of accounting used by many thrifts to calculate their bad debt reserve for federal income tax purposes. As a result, small thrifts such as the Bank must recapture that portion of the reserve exceeding the amount that could have been taken under the experience method for tax years beginning after December 31, 1987. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture will occur over a six-year period, the commencement of which will be delayed until the first taxable year beginning after December 31, 1997, provided the institution meets certain residential lending requirements. At September 30, 1997 (unaudited) and June 30, 1997, the Bank had no bad debt reserves subject to recapture for federal income tax purposes.

The Bank, in accordance with SFAS No. 109, has not recorded a deferred tax liability of approximately $526,000 related to approximately $1,548,000 of cumulative qualifying and supplemental reserves, included in retained earnings, arising prior to June 30, 1988, the end of the Bank's base year for purposes of calculating the bad debt deduction for tax purposes. If this portion of retained earnings is used in the future for any purposes other than to absorb bad debts, it will be added to future taxable income.


NOTE 9 - PENSION PLAN

Effective July 1, 1995, the Bank amended its defined benefit pension plan and transferred plan assets into a multiemployer plan. The Plan is administered by trustees of the Financial Institutions Retirement Fund. The cost of the Plan is set annually as an established percentage of wages. No changes were made regarding benefits the participants will receive under the multiemployer plan. The Bank recognizes pension expense equal to contributions made to the Plan. Contributions of $12,166 and $22,148 were made for the three months ended September 30, 1997 and 1996 (unaudited). Contributions of $84,552 and $87,561 were made for the years ended June 30, 1997 and 1996.


--------------------------------------------------------------------------------
                                   (Continued)

                           THE HOME LOAN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
    September 30, 1997 and 1996 (unaudited) and June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------



NOTE 9 - PENSION PLAN (Continued)

Through June 30, 1995, the Bank maintained a noncontributory defined benefit pension plan covering substantially all employees. The Plan's funds were invested in certificates of deposit of the Bank with varying maturities and interest rates and life insurance policies, as selected by the trustees. The amount of benefit was computed based upon average monthly compensation and number of years of employment. The Bank's funding policy was to contribute annually the maximum amount that could be deducted for federal income tax purposes.

Net pension cost included the following components:

                                                                                  1995
                                                                                  ----

     Service cost - benefits earned during the period                        $     68,735
     Interest cost on projected benefit obligation                                 42,122
     Actual return on plan assets                                                   1,396
     Net amortization and deferral                                                 (8,442)
                                                                             ------------

                                                                             $    103,811
                                                                             ============

Significant assumptions used:

                                                                                  1995
                                                                                  ----

         Expected long-term rate of return on assets                             7.50%
         Discount rate                                                            5.75
         Rate of increase in compensation levels                                  5.00

The unrecognized transition amount was being amortized over 26 years on a straight-line basis.


NOTE 10 - PROFIT-SHARING PLAN

The Bank has a profit-sharing plan covering officers of the Bank. Beginning January 1, 1996, up to 10% of pretax income excluding nonrecurring items and extraordinary gains or losses not related to operations and before deductions of awards under this plan and the deferred compensation agreement is contributed. The total contribution is allocated to the officers based upon fixed percentages established by the Board of Directors. No incentive awards are payable unless a minimum return on assets is exceeded. Prior to January 1, 1996, the contribution was based on the Bank's return on average assets for the year then ended. The Plan's expense amounted to $38,740 and $32,175 for the three months ended September 30, 1997 and 1996

--------------------------------------------------------------------------------
                                   (Continued)

                           THE HOME LOAN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
    September 30, 1997 and 1996 (unaudited) and June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------

(unaudited). The Plan's expense totaled $128,037, $104,000 and $90,990 for the years ended June 30, 1997, 1996 and 1995. NOTE 10 - PROFIT-SHARING PLAN (Continued)

NOTE 10 - PROFIT-SHARING PLAN (Continued)

In 1994, the Bank entered into a deferred compensation agreement with an officer of the Bank. The agreement entitles the officer to 5% of the annual increase in equity, not including extraordinary items, for a five-year period ending June 30, 1998. The officer is entitled to receive this compensation on June 30, 1998. At September 30, 1997 (unaudited), June 30, 1997 and 1996, the Bank had accrued $155,750, $146,000 and $108,000 related to this agreement. Expense recognized under this agreement was $9,750 and $9,000 for the three months ended September 30, 1997 and 1996 (unaudited) and $38,000, $36,000 and $36,000 for the years ended June 30, 1997, 1996 and 1995.


NOTE 11 - COMMITMENTS, OFF-BALANCE-SHEET RISK
  AND CONTINGENCIES

There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

Some financial instruments are used in the normal course of business to meet the financing needs of customers and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the financial statements.

Exposure to credit loss if the other party does not perform is represented by the contractual amount for commitments to extend credit, standby letters of credit and financial guarantees written. The same credit policies are used for commitments and conditional obligations as are used for loans. The amount of collateral obtained, if deemed necessary, on extension of credit is based upon management's credit evaluation and generally consists of residential or commercial real estate.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the total commitments do not necessarily represent future cash requirements. Standby letters of credit and financial guarantees written are conditional commitments to guarantee a customer's performance to a third party.

--------------------------------------------------------------------------------
                                   (Continued)

                           THE HOME LOAN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
    September 30, 1997 and 1996 (unaudited) and June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 11 - COMMITMENTS, OFF-BALANCE-SHEET RISK
  AND CONTINGENCIES (Continued)

A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk follows:

                                                                 September 30,                 June 30,
                                                                 -------------                 --------
                                                                     1997               1997               1996
                                                                     ----               ----               ----
                                                                  (unaudited)

     Lines of credit - variable rate                           $   1,590,000      $   1,595,000       $    799,000
     1-4 family residential real estate - variable rate              722,000            446,000            920,000
     Commercial real estate - variable rate                          600,000            700,000                 --
     Credit card arrangements - fixed rate                           689,000            671,000            618,000

Fixed rate commitments had an interest rate of 13.90% at September 30, 1997 (unaudited), June 30, 1997 and 1996. The interest rates on variable rate commitments range from 8.00% to 9.25% at September 30, 1997 (unaudited), 8.00% to 9.50% at June 30, 1997, and 7.00% to 11.25% at June 30, 1996.


NOTE 12 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material affect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about the Bank's components, risk weightings and other factors. At September 30, 1997 (unaudited), June 30, 1997 and 1996, management believes the Bank is in compliance with all regulatory capital requirements. Based on the computed regulatory capital ratios, the Bank is considered well capitalized under the Federal Deposit Insurance Act at September 30, 1997 (unaudited), June 30, 1997 and 1996. No conditions or events have occurred subsequent to September 30, 1997 (unaudited) that management believes have changed the Bank's category.


--------------------------------------------------------------------------------
                                   (Continued)

                           THE HOME LOAN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
    September 30, 1997 and 1996 (unaudited) and June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------


NOTE 12 - REGULATORY MATTERS (Continued)

The Bank's actual capital levels (in thousands) and minimum required levels were:

                                                                                                      Minimum
                                                                                                  Required To Be
                                                                        Minimum Required         Well Capitalized
                                                                           For Capital        Under Prompt Corrective
                                                   Actual               Adequacy Purposes       Action Regulations
                                                   ------               -----------------       ------------------
                                               Amount    Ratio          Amount     Ratio         Amount      Ratio
                                               ------    -----          ------     -----         ------      -----
SEPTEMBER 30, 1997 (UNAUDITED)
Total capital (to risk-weighted assets)      $  10,727    30.2%        $   2,846   8.0%         $   3,557   10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                      $  10,579    29.7%        $   1,423   4.0%         $   2,134   6.0%
Tier 1 (core) capital (to adjusted
  total assets)                              $  10,579    17.7%        $   1,795   3.0%         $   2,992   5.0%
Tangible capital (to adjusted total assets)  $  10,579    17.7%        $     898   1.5%         N/A

JUNE 30, 1997
Total capital (to risk-weighted assets)      $  10,485    30.7%        $   2,736   8.0%         $   3,420   10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                      $  10,366    30.3%        $   1,368   4.0%         $   2,052   6.0%
Tier 1 (core) capital (to adjusted
  total assets)                              $  10,366    17.2%        $   1,812   3.0%         $   3,020   5.0%
Tangible capital (to adjusted total assets)  $  10,366    17.2%        $     906   1.5%         N/A

JUNE 30, 1996
Total capital (to risk-weighted assets)      $   9,888    32.7%        $   2,416   8.0%         $   3,020   10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                      $   9,771    32.4%        $   1,208   4.0%         $   1,812   6.0%
Tier 1 (core) capital (to adjusted
  total assets)                              $   9,771    17.6%        $   1,661   3.0%         $   2,768   5.0%
Tangible capital (to adjusted total assets)  $   9,771    17.6%        $     830   1.5%         N/A


NOTE 13 - ADOPTION OF PLAN OF CONVERSION (UNAUDITED)

On November 12, 1997, the Board of Directors of the Bank, subject to regulatory approval and approval by the members of the Bank, unanimously adopted a Plan of Conversion from a state chartered mutual savings and loan association to a state chartered stock savings and loan association with the concurrent formation of a holding company. The Holding Company will acquire 100% of the Bank's common stock. The conversion is expected to be accomplished through amendment of the Bank's charter and the sale of the holding company's common stock in an amount equal to the pro forma market value of the Bank after giving effect to the conversion. A subscription offering of the shares of the holding company's common stock will be offered to the Bank's depositors, then to an employee stock benefit plan and then to other



--------------------------------------------------------------------------------
                                   (Continued)

                           THE HOME LOAN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
    September 30, 1997 and 1996 (unaudited) and June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------

members. Any shares of the holding company's common stock not sold in the subscription offering may be offered for sale to the general public.


--------------------------------------------------------------------------------
                                   (Continued)

                           THE HOME LOAN SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
    September 30, 1997 and 1996 (unaudited) and June 30, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 13 - ADOPTION OF PLAN OF CONVERSION (UNAUDITED) (Continued)

At the time of the conversion, the Bank will establish a liquidation account in an amount equal to its regulatory capital as of the latest practicable date prior to the conversion at which such regulatory capital can be determined. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank may not pay dividends that would reduce stockholders' equity below the required liquidation account balance.

Under Office of Thrift Supervision (OTS) regulations, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts which are both well-capitalized and given favorable qualitative examination ratings by the OTS.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. At September 30, 1997, no costs have been deferred.



--------------------------------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE HOLDING COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITY, OTHER THAN THE COMMON SHARES OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM DELIVERY OF THIS PROSPECTUS WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                  TABLE OF CONTENTS
                                                             PAGE
                                                             ----

PROSPECTUS SUMMARY..............................................1
SELECTED FINANCIAL INFORMATION AND OTHER
   DATA.........................................................6
RISK FACTORS....................................................8
USE OF PROCEEDS................................................11
MARKET FOR COMMON SHARES.......................................11
DIVIDEND POLICY................................................12
REGULATORY CAPITAL COMPLIANCE..................................13
CAPITALIZATION.................................................14
PRO FORMA DATA.................................................15
SUMMARY STATEMENTS OF INCOME...................................19
MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION AND RESULTS OF
   OPERATIONS..................................................20
THE BUSINESS OF THE BANK.......................................31
MANAGEMENT.....................................................44
REGULATION.....................................................50
TAXATION.......................................................56
THE CONVERSION.................................................58
RESTRICTIONS ON ACQUISITION OF THE HOLDING
   COMPANY AND THE BANK AND
   ANTI-TAKEOVER PROVISIONS....................................70
DESCRIPTION OF AUTHORIZED SHARES...............................73
REGISTRATION REQUIREMENTS......................................74
LEGAL MATTERS..................................................74
EXPERTS........................................................75
ADDITIONAL INFORMATION.........................................75
FINANCIAL STATEMENTS..........................................F-1

UNTIL 25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS OBLIGATION IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.






                          Up to 1,955,00 Common Shares

                         HOME LOAN FINANCIAL CORPORATION



                                  ------------





                                   PROSPECTUS




                                  ------------


                             CHARLES WEBB & COMPANY
                   A Division of Keefe, Bruyette & Woods, Inc.



                                February __, 1998

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
--------      -------------------------------------------

              *  Legal Fees and expenses............................$110,000
              *  Postage.............................................$10,000
              *  Printing and EDGARIZING.............................$40,000
              *  Appraisal Fees and expenses.........................$17,000
              *  Accounting Fees and expenses........................$60,000
              *  Blue sky filing fees and expenses....................$5,000
              *  Federal filing fees.................................$15,000
              *  Conversion Agent Fees...............................$11,000
              *  Other Expenses.......................................$5,000
             **  Underwriting Fees and expenses.....................$279,000

                    Total estimated expenses........................$552,000
                                                                    ========

-----------------------------

*        Estimated.

** To assist the Holding Company and the Bank in marketing the Common Shares, the Holding Company and the Bank have retained Charles Webb & Company ("Webb"), a division of Keefe, Bryette & Woods, Inc. Webb is a broker-dealer registered with the SEC and a member of the NASD.

         For its services, Webb has received a management fee of $25,000 and will receive a marketing fee of 1.3% of the aggregate purchase price of the Common Shares sold other than (i) Common Shares purchased by the directors, officers and employees of the Bank and the Holding Company and members of their immediate families, (ii) Common Shares purchased by the ESOP, and (iii) Common Shares sold by Selected Brokers (hereinafter defined).

         Depending on market conditions, the Common Shares, if any, not initially subscribed for in the Subscription Offering or the Community Offering may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers ("Selected Brokers") to be formed by Webb. If Selected Brokers are employed, the Selected Brokers will be paid a commission not to exceed 5.5% of the aggregate purchase price received for Common Shares sold by such Selected Brokers.

         The estimated underwriting fees are based on the following assumptions:
         (i) 2,248,250 Common Shares will be sold in the Offering; (ii) approximately 150,000 Common Shares sold in the Offering will be purchased by directors, officers and employees of the Bank and the Holding Company and the members of their immediate families; (iii) 179,860 Common Shares sold in the Offering will be purchased by the ESOP; and (iv) the remaining 2,068,390 Common Shares sold in the Offering will be sold to persons other than the ESOP and the Bank's directors, executive officers and employees and members of their immediate families, with sales commissions of 1.3% of the aggregate dollar amount of such Common Shares.

         The Bank will also reimburse Webb for all reasonable fees and expenses of its legal counsel, not to exceed $30,000.

ITEM 14.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.
--------      ------------------------------------------

              (a) OHIO REVISED CODE

                  Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

                  (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

              (2) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

                  (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court of common pleas or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

                  (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

           (3) To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

           (4) Any indemnification under divisions (E)(1) and (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in divisions
(E)(1) and (2) of this section. Such determination shall be made as follows:

                  (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding;

                  (b) If the quorum described in division (E)(4)(a) of this
           section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

                  (c) By the shareholders; or

                  (d) By the court of common pleas or the court in which such action, suit, or proceeding was brought.

           Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which action or suit was brought to review the reasonableness of such determination.

           (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in divisions (E)(1) and
(2) of this section, the articles or the regulations of a corporation state by specific reference to this division that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in divisions (E)(1) and
(2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

                  (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                  (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

           (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, or agent in defending any action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

           (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices and positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

           (7) A corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or profit, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

           (8) The authority of a corporation to indemnify persons pursuant to divisions (E)(1) and (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or
(7).

           (9) As used in this division, references to "corporation" include all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, or agent of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

           (B)    THE HOLDING COMPANY'S CODE OF REGULATIONS

                  Article Five of The Holding Company's Code of Regulations provides for the indemnification of officers and directors as follows:

                  SECTION 5.01. MANDATORY INDEMNIFICATION. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

                  SECTION 5.02. COURT-APPROVED INDEMNIFICATION. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

                           (A) the corporation shall not indemnify any officer
or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Coshocton County, Ohio, or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

                           (B) the corporation shall promptly make any such
unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

                  SECTION 5.03. INDEMNIFICATION FOR EXPENSES. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) actually and reasonably incurred by him in connection therewith.

                  SECTION 5.04 DETERMINATION REQUIRED. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or
(C) by the shareholders, or (D) by the Court of Common Pleas of Coshocton County, Ohio, or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division
(C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this
Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (10) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Coshocton County, Ohio, or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

                  SECTION 5.05. ADVANCES FOR EXPENSES. Expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

                           (A) if it shall ultimately be determined as provided
in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

                           (B) if, in respect of any claim, issue or other
matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Coshocton County, Ohio, or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

                  SECTION 5.06. ARTICLE FIVE NOT EXCLUSIVE. The indemnification provided by this Article Five shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                  SECTION 5.07. INSURANCE. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five.

                  SECTION 5.08. CERTAIN DEFINITIONS. For purposes of this Article Five, and as examples and not by way of limitation:

                           (A) A person claiming indemnification under this
Article 5 shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

                           (B) References to an "other enterprise" shall include
employee benefit plans; references to a "fine" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" within the meaning of that term as used in this Article Five.

                  SECTION 5.09. VENUE. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Coshocton County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Coshocton County, Ohio, in any such action, suit or proceeding.

            (C)   INSURANCE POLICIES

                  The Bank currently maintains a directors' and officers' liability policy providing for insurance of directors and officers for liability incurred in connection with performance of their duties as directors and officers. Such policy does not, however, provide insurance for losses resulting from willful or criminal misconduct.

           (D)    INDEMNIFICATION AGREEMENTS

                  (I)   AGREEMENT WITH KELLER & CO., INC.

                  The Bank has agreed to indemnify Keller & Co., Inc. ("Keller"), the firm retained by the Bank to provide the appraisal of the pro forma market value of the Bank, as converted, and the Holding Company, in connection with certain matters related to the appraisal. The Bank will indemnify Keller, its affiliates and the respective directors, officers, agents and employees of Keller for certain costs and expenses, including reasonable legal fees, in connection with claims or litigation arising out of any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information supplied to Keller by the Bank or by an omission or alleged omission by the Bank to state a material fact in the information so provided, except where Keller has been negligent or at fault.

                  (II)  AGREEMENT WITH WEBB

                  In general, the agreement with Webb (the "Agency Agreement") provides that the Bank will indemnify and hold harmless Webb's directors, officers, employees, agents and any controlling person against any and all loss, liability, claim, damage or expense (including the reasonable fees and disbursements of counsel) arising out of any untrue statement, or alleged untrue statement, of a material fact contained in the Summary Proxy Statement or the Prospectus, any application to regulatory authorities, any "blue sky" application, or any other related document prepared or executed by or on behalf of the Bank with its consent in connection with, or in contemplation of, the transactions contemplated by the Agency Agreement, or any omission therefrom of a material fact required to be stated therein, unless such untrue statement or omission, or alleged untrue statement or omission, was made in reliance upon, and in conformity with, written information regarding Webb furnished to the Bank by Webb expressly for use in the Summary Proxy Statement or the Prospectus.

ITEM 15.      RECENT SALES OF UNREGISTERED SECURITIES.
--------      ----------------------------------------

              No securities of the Holding Company have been sold by the Holding Company without registration pursuant to the Act, except as follows:

               On December 5, 1997, in connection with the incorporation of the Holding Company, 100 common shares, without par value, of the Holding Company (the "Securities") were sold for an aggregate purchase price of $100 pursuant to
Section 4(2) of the Act in a transaction not involving any public offering. The Securities were sold to Robert C. Hamilton, the President of the Holding Company, who had access to all material information about the Holding Company. The Securities were offered without the use of any form of general solicitation or advertising. No underwriter was involved in the transaction, and no commission, discount or other remuneration was paid or given in connection with the sale of the Securities. Under the terms of the Subscription Agreement between the Holding Company and Mr. Hamilton, the Securities will be repurchased by the Holding Company for $100 on the effective date of the Conversion.

ITEM 16.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
--------      -------------------------------------------

              (a) EXHIBITS

                  The exhibits filed as a part of this Registration Statement are as follows:

         1.1      Engagement letter with Charles Webb & Company
        *1.2      Form of Agency Agreement with Charles Webb & Company
         2        Plan of Conversion
         3.1      Articles of Incorporation of Home Loan Financial Corporation
         3.2      Code of Regulations of Home Loan Financial Corporation
         5        Opinion of Vorys, Sater, Seymour and Pease regarding legality of securities being registered
         8        Opinion of Vorys, Sater, Seymour and Pease regarding tax
                  matters
         10.1     Home Loan Financial Corporation 1998 Stock Option and
                  Incentive Plan (proposed)
         10.2     Home Loan Financial Corporation Recognition and Retention Plan
                  and Trust Agreement (proposed)
        *10.3     Home Loan Financial Corporation Employee Stock Ownership Plan
                  and Trust (proposed)
         10.4     Employment Agreement between The Home Loan Savings Bank and
                  Robert C. Hamilton (proposed)
         10.5     Equity Appreciation Bonus Agreement between The Home Loan
                  Savings Bank and Robert C. Hamilton
         23.1     Consent of Crowe, Chizek and Company, LLP
         23.2     Consent of Keller & Co., Inc.
         23.3     Consent of Vorys, Sater, Seymour and Pease
         27       Financial Data Schedule
         99.1     Summary Proxy Statement
         99.2     Order Form and Form of Certification
         99.3     Form of Proxy
         99.4     Solicitation and Marketing Material
         99.5     Appraisal Agreement between The Home Loan Savings Bank and
                  Keller & Co., Inc.
         99.6     Appraisal Report prepared by Keller & Co., Inc.

      ----------------------

      * To be filed supplementally or by amendment

      (B)         FINANCIAL STATEMENT SCHEDULES:

                  No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 17.          UNDERTAKINGS.
--------          -------------

                  (a) The undersigned, the Holding Company, hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made, a post-effective amendment to this Registration Statement:

                                    (i) To include any prospectus required by
                           Section 10(a)(3) of the Act;

                                    (ii) To reflect in the prospectus any facts
                           or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                                    (iii) To include any material information
                           with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                           (2) That, for the purpose of determining any
                liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Holding Company, pursuant to the foregoing provisions or otherwise, the Holding Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Holding Company of expenses incurred or paid by a director, officer or controlling person of the Holding Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Holding Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, duly authorized to do so, in the City of Coshocton, State of Ohio, on December 9, 1997.

                                        HOME LOAN FINANCIAL CORPORATION


                                        By: /s/ Robert C. Hamilton
                                            ------------------------------------
                                            Robert C. Hamilton
                                            its President

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and as of the dates indicated.

       Signature                                Title                                            Date
       ---------                                -----                                            ----


/s/ Neal J. Caldwell                         Director                                        December 9, 1997
------------------------------------
Neal J. Caldwell


/s/ Charles H. Durmis                        Director                                        December 9, 1997
------------------------------------
Charles H. Durmis


/s/ Robert C. Hamilton                       Director, Chairman and President                December 9, 1997
------------------------------------
Robert C. Hamilton


/s/ Robert D. Mauch                          Director                                        December 9, 1997
------------------------------------
Robert D. Mauch


/s/ Douglas L. Randles                       Director                                        December 9, 1997
------------------------------------
Douglas L. Randles


/s/ Preston W. Bair                          Treasurer, Secretary, Principal Financial       December 9, 1997
------------------------------------         Officer and Principal Accounting Officer
Preston W. Bair

                         HOME LOAN FINANCIAL CORPORATION
                       REGISTRATION STATEMENT ON FORM S-1


                                INDEX TO EXHIBITS
                                -----------------

 EXHIBIT
  NUMBER               DESCRIPTION
  ------               -----------

    1.1            Engagement letter with Charles Webb & Company
   *1.2            Form of Agency Agreement with Charles Webb & Company
    2              Plan of Conversion
    3.1            Articles of Incorporation of Home Loan Financial Corporation
    3.2            Code of Regulations of Home Loan Financial Corporation
    5              Opinion of Vorys, Sater, Seymour and Pease regarding legality of securities being registered
    8              Opinion of Vorys, Sater, Seymour and Pease regarding tax matters
    10.1           Home Loan Financial Corporation 1998 Stock Option and Incentive
                   Plan (proposed)
    10.2           Home Loan Financial Corporation Recognition and Retention Plan and
                   Trust Agreement (proposed)
   *10.3           Home Loan Financial Corporation Employee Stock Ownership Plan and
                   Trust (proposed)
    10.4           Employment Agreement between The Home Loan Savings Bank and Robert
                   C. Hamilton (proposed)
    10.5           Equity Appreciation Bonus Agreement between The Home Loan Savings
                   Bank and Robert C. Hamilton
    23.1           Consent of Crowe, Chizek and Company, LLP
    23.2           Consent of Keller & Co., Inc.
    23.3           Consent of Vorys, Sater, Seymour and Pease
    27             Financial Data Schedule
    99.1           Summary Proxy Statement
    99.2           Order Form and Form of Certification
    99.3           Form of Proxy
    99.4           Solicitation and Marketing Material
    99.5           Appraisal Agreement between The Home Loan Savings Bank and Keller &
                   Co., Inc.
    99.6           Appraisal Report prepared by Keller & Co., Inc.
----------------------

* To be filed supplementally or by amendment
